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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on July 20, 2012

Registration No. 333-182186

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 4
to

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Natural Grocers by Vitamin Cottage, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	5411 (Primary Standard Industrial Classification Code Number)	45-5034161 (I.R.S. Employer Identification Number)

12612 West Alameda Parkway
Lakewood, Colorado 80228
(303) 986-4600
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Kemper Isely
Natural Grocers by Vitamin Cottage, Inc.
12612 West Alameda Parkway
Lakewood, Colorado 80228
(303) 986-4600
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Holland & Hart LLP 555 17th Street, Suite 3200 Denver, Colorado 80202 (303) 295-8000 Attn: Lucy Schlauch Stark Attn: Scott A. Berdan	King & Spalding LLP 1180 Peachtree Street Atlanta, Georgia 30309 (404) 572-4600 Attn: John J. Kelley III Attn: Keith M. Townsend

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

        This Registration Statement on Form S-1, or the Registration Statement, is being filed by Natural Grocers by Vitamin Cottage, Inc., a newly formed Delaware corporation, or the Registrant, in connection with a proposed registered public offering of shares of its common stock, or the Offering. Prior to the completion of the reorganization, or the Reorganization, described in the prospectus that is a part of this Registration Statement, which will occur immediately prior to the completion of the Offering, Natural Grocers by Vitamin Cottage, Inc. is a direct, wholly-owned subsidiary of Vitamin Cottage Natural Food Markets, Inc., a Colorado corporation, or the Operating Company, which is and immediately after the Reorganization will continue to be the operating entity for the Registrant's business.

        In connection with the completion of the Offering, (1) the existing shareholders of the Operating Company will exchange the capital stock of the Operating Company for common stock of the Registrant in a merger, (2) the Registrant will purchase the 45% membership interests in the Boulder Vitamin Cottage Group, LLC, or BVC, the only subsidiary of the Operating Company that is not currently wholly-owned, from a group of investors in exchange for cash and shares of the Registrant's common stock and (3) the Registrant will grant restricted common stock units to its Chief Financial Officer pursuant to her employment agreement. Immediately following the completion of the Offering, the common stock of the Registrant will be owned by (i) the purchasers of common stock of the Registrant pursuant to the offering, (ii) the entities and persons that, immediately prior to the completion of the Reorganization, owned membership interests in BVC, (iii) the Company's Chief Financial Officer and (iv) the entities and persons that, immediately prior to the completion of the Reorganization, were shareholders of the Operating Company and did not sell all of their shares in this Offering.

        See the section entitled "The Reorganization" in the prospectus that forms a part of this Registration Statement for additional information regarding the corporate structure of the Registrant and its related entities.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until a registration statement covering this offering is filed with the Securities and Exchange Commission and is declared effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus dated July 20, 2012

PROSPECTUS

7,142,857 Shares

        This is Natural Grocers by Vitamin Cottage, Inc.'s initial public offering. We are selling 3,623,793 shares of common stock and the selling stockholders identified in this prospectus, including certain of our officers, are selling 3,519,064 shares of common stock. We will not receive any proceeds from the sale of shares by the selling stockholders.

        Prior to the completion of this offering, the existing stockholders of Vitamin Cottage Natural Food Markets, Inc. will exchange the capital stock of that entity for our common stock, and we will acquire the minority interests in a controlled subsidiary not previously owned by us for a combination of cash and shares of our common stock. These transactions will result in our owning all of the outstanding capital stock of Vitamin Cottage Natural Food Markets, Inc., our operating company. See "The Reorganization" for more information about these transactions.

        We qualify as an "emerging growth company" pursuant to the provisions of the Jumpstart Our Business Startups Act, or the JOBS Act, enacted on April 5, 2012.

        We expect the public offering price to be between $13.00 and $15.00 per share. Currently, no public market exists for the shares. Our common stock has been approved for listing on The New York Stock Exchange under the symbol "NGVC."

        Investing in our common stock involves risks. Please read "Risk Factors" beginning on page 16.

	Price to Public	Underwriting Discounts and Commissions	Proceeds, before expenses, to us	Proceeds, before expenses, to the selling stockholders

Per share	$	$	$	$

Total	$	$	$	$

        We and the selling stockholders have granted the underwriters a 30-day option to purchase up to an additional 543,574 shares of common stock from us and 527,854 shares of common stock from the selling stockholders on the same terms and conditions as set forth above.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        The underwriters expect to deliver the shares on or about                        , 2012.

SunTrust Robinson Humphrey	Piper Jaffray
William Blair	Canaccord Genuity

        The date of this prospectus is                  , 2012

NATURAL GROCERS
BY VITAMIN COTTAGE

For over 55 years we have built our business on these founding principles

Strict Product Guidelines • Focus on Nutrition Education • Affordable Prices
Supporting Local Communities and the Environment • Great Jobs

NUTS
BULK FOOD
dairy
NATURAL GROCERS
EGGS
NON-DAIRY
Cold Drinks
SALE!
ELECTROLYTES

Natural Grocers. Your Real Natural Food Store.℠

        Until                , 2012 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

        You should rely only on the information contained in this prospectus or in any free-writing prospectus we may specifically authorize to be delivered or made available to you. Neither we, the selling stockholders nor the underwriters have authorized anyone to provide you with information that is in addition to or different from that contained in this prospectus or any free-writing prospectus prepared by us or on our behalf. We do not, and the selling stockholders and the underwriters do not, take any responsibility for, and can provide no assurances as to, the reliability of any information that others provide to you. We and the selling stockholders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of its date, regardless of its time of delivery or of any sale of our common stock.

i

SUMMARY

        This summary provides a brief overview of information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including "Risk Factors" beginning on page 15 and the historical consolidated financial statements. Unless indicated otherwise, the information presented in this prospectus assumes that the underwriters do not exercise their option to purchase additional shares of common stock. Natural Grocers by Vitamin Cottage, Inc. will be a holding company with no operations of its own. All of our operations will be conducted by Vitamin Cottage Natural Food Markets, Inc., which we refer to as the operating company, and its subsidiaries. Except where the context otherwise requires or where otherwise indicated, all references herein to "we," "us," "our," "Natural Grocers," and "the Company" refer collectively to, prior to the completion of this offering, Vitamin Cottage Natural Food Markets, Inc. and its consolidated subsidiaries and, after the completion of this offering, Natural Grocers by Vitamin Cottage, Inc. and our consolidated subsidiaries. All references to a "fiscal year" refer to a year beginning on October 1 of the previous year, and ending on September 30 of such year (for example, "fiscal year 2011" refers to the year from October 1, 2010 to September 30, 2011).

Overview

        Natural Grocers is a rapidly expanding specialty retailer of natural and organic groceries and dietary supplements. We focus on providing high-quality products at affordable prices, exceptional customer service, nutrition education and community outreach. We strive to generate long-term relationships with our customers based on transparency and trust by:

  •
  selling only natural and organic groceries and dietary supplements that meet our strict quality guidelines—we do not approve for sale grocery products that are known to contain artificial colors, flavors, preservatives, sweeteners, or partially hydrogenated or hydrogenated oils;

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  utilizing an efficient and flexible small-store format to offer affordable prices and a shopper-friendly retail environment; and

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  enhancing our customers' shopping experience by providing free science-based nutrition education to help our customers make well-informed health and nutrition choices.

        We have significantly expanded from 27 stores in three states as of September 30, 2008 to 55 stores in 11 states as of June 30, 2012, including Colorado, Idaho, Kansas, Missouri, Montana, Nebraska, New Mexico, Oklahoma, Texas, Utah and Wyoming. We successfully opened six, six and ten new stores during the fiscal years ended September 30, 2009, 2010 and 2011, respectively, and six new stores in the nine months ended June 30, 2012. We plan to open four new stores in the remainder of fiscal year 2012. As of June 30, 2012, we had over 40 consecutive quarters of positive comparable store sales growth, including comparable store sales growth of 2.6%, 2.1% and 4.9% for the fiscal years ended September 30, 2009, 2010 and 2011, respectively, and 11.1% for the nine months ended June 30, 2012 compared to the nine months ended June 30, 2011. Our growth has been further evident during the recent economic cycle, with attractive compound annual growth rates of 13.3% and 10.4% in net sales and EBITDA (a non-GAAP measure), respectively, from fiscal year 2009 to fiscal year 2011. Over the same period, our net sales increased from $206.1 million to $264.5 million, net income decreased from $5.1 million to $4.6 million and EBITDA increased from $12.4 million to $15.1 million.

Our History

        Our founders, Margaret and Philip Isely, were early proponents of the connection between health and the use of natural and organic products and dietary supplements. In the mid-1950's, Margaret transformed her health and the health of her family by applying concepts and principles she learned from books on nutrition. This inspired the Iselys to provide the same type of nutrition education to their community. The Iselys initially started by lending books on nutrition and providing samples of whole grain bread door-to-door in Golden, Colorado and ultimately concluded they could develop a viable business that would also improve their customers' well being. Over time, they fostered relationships through nutrition education and began taking orders for dietary supplements, whole grain bread and unprocessed foods. As their customers gained more knowledge about nutrition, they were empowered to make changes to their diets in order to support their health. Using this model as the foundation for their business, the Iselys opened their first store in 1958, which they later moved to a modest cottage.

        In 1998, the second generation of the family, including Kemper Isely, Zephyr Isely, Heather Isely and Elizabeth Isely purchased our predecessor and the "Vitamin Cottage" trademark and assumed control of the business. Since then, we have grown our store count from 11 stores in Colorado to 55 stores in 11 states as of June 30, 2012. We have also implemented numerous organizational and operational improvements that have enhanced our ability to scale our operations. We believe that by staying true to our founding principles, we have been able to continue to attract new customers, extend our geographic reach and further solidify our competitive position.

Our Markets

        We operate within the natural products retail industry, which is a subset of the large and stable U.S. grocery industry. This industry includes conventional, natural, gourmet and specialty food markets, mass and discount retailers, warehouse clubs, independent health food stores, dietary supplement retailers, drug stores, farmers markets, mail order and online retailers, and multi-level marketers. According to the Nutrition Business Journal, a nutrition industry publication, total food sales in the U.S. were $631.9 billion in 2010, an increase of 0.7% over 2009.

        Natural and organic food and dietary supplement sales in the U.S. have grown at a faster rate than total food sales, according to the Nutrition Business Journal.

U.S. Natural & Organic Food Sales, 2000-2010	U.S. Dietary Supplement Sales, 2000-2010
$ in billions	$ in billions

Our Competitive Strengths

        We believe we are well-positioned to capitalize on favorable natural and organic grocery and dietary supplement industry dynamics as a result of the following competitive strengths:

        Strict focus on high-quality natural and organic grocery products and dietary supplements.    We offer high-quality products and brands, including an extensive selection of widely-recognized natural and organic food, dietary supplements, body care products, pet care products and books. We offer our customers an average of approximately 18,000 SKUs of natural and organic products per store, including an average of approximately 7,000 SKUs of dietary supplements. We believe this product offering enables our customers to utilize our stores for all of their grocery and dietary supplement purchases. In our grocery departments, we only sell USDA certified organic produce and do not approve for sale products that are known to contain artificial colors, flavors, preservatives, sweeteners, or partially hydrogenated or hydrogenated oils. Consistent with this strategy, our merchandise selection does not include conventional products or merchandise that does not meet our strict quality guidelines. Our store managers enhance our robust product offering by customizing their stores' selections to address the preferences of local customers. All products undergo a stringent review process to ensure the products we sell meet our strict quality guidelines, which helps us generate long-term relationships with our customers based on transparency and trust.

        Engaging customer service experience based on education and empowerment.    We strive to consistently offer exceptional customer service in a shopper-friendly environment, which we believe creates a differentiated shopping experience and generates repeat visits from our loyal customer base. Our customer service model is focused on providing free nutrition education to our customers. This focus provides an engaging retail experience while also empowering our customers to make informed decisions about their health. We offer our science-based nutrition education through our trained associates, Health Hotline® newsletter and sales flyer, one-on-one nutrition health coaching and nutrition classes. Our commitment to nutrition education and customer empowerment is emphasized throughout our entire organization, from executive management to store associates. Every store also maintains a Nutritional Health Coach™ position. The Nutritional Health Coach is responsible for training our store associates and educating our customers in accordance with applicable local, state and federal regulations. Each Nutritional Health Coach must have earned a degree or certificate in nutrition, human sciences or a related field from an accredited school, complete continuing education in nutrition, and be thoroughly committed to fulfilling our mission. Substantially all of our Nutritional Health Coaches are full-time employees. We believe our Nutritional Health Coach position is unique within our industry and represents a key element of our customer service model.

        Scalable operations and replicable, cost-effective store model.    We believe our scalable operating structure, attractive new store model, flexible real estate strategy and disciplined approach to new store development allow us to maximize store performance and quickly grow our store base. Our store model is successful in highly competitive markets and has supported significant growth outside of our original Colorado geography. We believe our supply chain and infrastructure are scalable and will accommodate significant growth based on the ability of our primary distribution relationships to effectively service our planned store locations. Our investments in overhead and information technology infrastructure, including purchasing, receiving, inventory, point of sale, warehousing, distribution, accounting, reporting and financial systems support this growth. In addition, we have established effective site selection guidelines, as well as scalable procedures, to enable us to open a new store within approximately nine months from the time of site selection. Our limited offering of prepared foods also reduces real estate costs, labor costs and perishable inventory shrink, and allows us to quickly leverage our new store opening costs.

        Experienced and committed team with proven track record.    Our executive management team has an average of 35 years of experience in the natural grocery industry, while our entire management team has an average of over 27 years of relevant experience. Since the second generation of the Isely family assumed control of the business in 1998, we have grown our store count from 11 to 55 stores as of June 30, 2012 while remaining dedicated to our founding principles. Over their tenure, members of our executive management team have been instrumental in establishing a successful, scalable operating model, generating consistently strong financial results and developing an effective site selection and store opening process. The depth of our management experience extends beyond our home office. As of June 30, 2012, 39% of our store managers at stores open for 13 months or longer have tenures of over four years with us, and our store and department managers at these stores have average tenures of three to four years with us. In addition, we have a track record of promoting store management personnel from within. We believe our management's experience at all levels will allow us to continue to grow our store base while improving operations and driving efficiencies.

Our Growth Strategies

        We are pursuing several strategies to continue our profitable growth, including:

        Expand our store base.    We intend to continue expanding our store base through new store openings in existing markets, as well as penetrating new markets, by leveraging our core competencies of site selection and efficient store openings. Based upon our operating experience and research conducted for us by customer analytics firm The Buxton Company, we believe the entire U.S. market can support at least 1,100 Natural Grocers stores, including over 180 additional Natural Grocers stores in the 12 states in which we currently operate or have signed leases. In fiscal year 2011, we opened ten new stores, and we plan to open a total of ten new stores in fiscal year 2012. We intend to target new store openings at or above these levels over the near term.

        Increase sales from existing customers.    We have achieved positive comparable store sales growth for over 40 consecutive quarters. In order to increase our average ticket and the number of customer transactions, we plan to continue offering an engaging customer experience through science-based nutrition education and a differentiated merchandising strategy of delivering affordable, high-quality natural and organic grocery products and dietary supplements. We also plan to utilize targeted marketing efforts to our existing customers, which we anticipate will drive customer transactions and convert occasional, single-category customers into core, multi-category customers.

        Grow our customer base.    We plan to continue building our brand awareness, which we anticipate will grow our customer base. We believe offering nutrition education has historically been one of our most effective marketing efforts to reach new customers and increase the demand for natural and organic groceries and dietary supplements in our markets. We intend to enhance potential customers' nutrition knowledge through targeted marketing efforts, including the distribution of our Health Hotline newsletter and sales flyer, the Internet and social media, as well as an expansion of our educational outreach efforts in schools, businesses and communities, offering lectures, classes, printed and online educational resources and publications, health fairs and community wellness events. In addition to offering nutrition education, we intend to attract new customers with our everyday affordable pricing and to build community awareness through our support of local vendors and charities.

        Improve operating margins.    We expect to improve our operating margins as we benefit from investments we have made in fixed overhead and information technology, including the implementation of an SAP enterprise resource planning system in fiscal year 2010. We anticipate these investments will support our long-term growth strategy with only a modest amount of additional capital. We expect to achieve economies of scale through sourcing and distribution as we add more stores, and we intend to optimize performance, maintain appropriate store labor levels and effectively manage product selection and pricing to achieve additional margin expansion.

Risk Factors

        An investment in our common stock involves risks associated with our business and our corporate structure that you should carefully consider before making an investment in our common stock. Some of the principal challenges or risks facing us include, among others:

  •
  we may not be successful in our efforts to grow;

  •
  if we are unable to successfully identify market trends and react to changing consumer preferences in a timely manner, our sales may decrease;

  •
  our inability to maintain or improve levels of comparable store sales could cause our stock price to decline;

  •
  our comparable store sales and quarterly financial performance may fluctuate for a variety of reasons;

  •
  disruptions in the worldwide economy may adversely affect our business, results of operations and financial condition and could negatively impact our ability to execute our growth strategy;

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  we may be unable to compete effectively in our highly competitive markets;

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  our inability to maintain or increase our operating margins could adversely affect our results of operations and the price of our stock; and

  •
  a reduction in traffic to anchor stores in the shopping areas in close proximity to our stores could significantly reduce our sales and leave us with unsold inventory, which could have a material adverse effect on our business, financial condition and results of operations.

        In addition to the foregoing, you should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific risks set forth in this prospectus under the heading "Risk Factors" in deciding whether to invest in our common stock.

The Reorganization

        In connection with, and immediately prior to the completion of this offering, we will enter into the reorganization transactions described below:

  •
  The Delaware Merger.  Natural Grocers by Vitamin Cottage, Inc. was incorporated in Delaware on April 9, 2012. In connection with, and immediately prior to the completion of this offering, the existing shareholders of Vitamin Cottage Natural Food Markets, Inc. (which we refer to as the operating company) will exchange the capital stock of the operating company for an aggregate of 17,378,625 shares of common stock of Natural Grocers by Vitamin Cottage, Inc. Following the completion of this offering, Natural Grocers by Vitamin Cottage, Inc. will be a holding company with no material assets other than its direct 100% ownership interest in the operating company. We refer to this transaction in this prospectus as the Delaware Merger.

  •
  The Boulder Contribution.  The operating company has historically owned a 55% interest in Boulder Vitamin Cottage Group, LLC, or BVC, which owns five of our stores in Colorado. In connection with and immediately prior to the completion of this offering, we will complete a transaction in which Natural Grocers by Vitamin Cottage, Inc. will receive the 45% membership interests in BVC owned by a group of other non-affiliated investors. In exchange for the sale and contribution of their 45% interests in BVC, the minority owners of BVC will receive a combination of cash and shares of common stock in Natural Grocers by Vitamin Cottage, Inc. In total, we will issue an aggregate of 670,057 shares of unregistered common stock of Natural Grocers by Vitamin Cottage, Inc. to the minority owners of BVC in connection with the contribution. We refer to this transaction in this prospectus as the Boulder Contribution. The cash portion of the purchase price payable to the minority owners of BVC in connection with the Boulder Contribution will be determined based on the public offering price. Assuming a public offering price of $14.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), the minority owners of BVC would receive $9,380,803 in cash in connection with the Boulder Contribution. For additional information regarding the Boulder Contribution, see "The Reorganization—The Boulder Contribution."

  •
  Officer Grant.  Under our Chief Financial Officer's employment agreement, we will grant to her restricted stock units immediately following completion of the offering. Assuming a public offering price of $14.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), our Chief Financial Officer would receive 261,114 restricted stock units immediately following the closing of this offering, 174,076 of which would be immediately vested and settled for a combination of 130,556 shares of common stock and $609,266 in cash. See "Executive Compensation—Compensation Discussion and Analysis—Compensation decisions for fiscal year 2011 and fiscal year 2012—Equity compensation" for additional information.

        We refer to these transactions collectively in this prospectus as the Reorganization. The consummation of the Delaware Merger and the Boulder Contribution are conditions to the completion of the offering. The diagram below illustrates our corporate structure immediately following completion of the Reorganization and this offering:

Principal Stockholders

        Immediately following the offering, Kemper Isely, Zephyr Isely, Heather Isely and Elizabeth Isely will, in the aggregate, own and control approximately 40.94% of our common stock, or approximately 37.80% if the underwriters exercise their overallotment option in full. In addition, these shares will be subject to a stockholders agreement, pursuant to which these and certain other Isely family member stockholders holding in the aggregate more than 50% of our common stock will agree to vote their shares of common stock together on all matters related to the election of directors. Accordingly, we will be a "controlled company" within the meaning of The New York Stock Exchange governance standards.

Principal Executive Offices and Internet Address

        Our principal executive offices are located at 12612 West Alameda Parkway, Lakewood, Colorado 80228, and our telephone number is (303) 986-4600. Our website is located at www.naturalgrocers.com. We expect to make our periodic reports and other information filed with or furnished to the Securities and Exchange Commission, or SEC, available, free of charge, through our website as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus or the registration statement of which this prospectus is a part and does not constitute a part of this prospectus. Potential investors should not rely on such information in making a decision to purchase our common stock in this offering.

 Industry and Market Data

        Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations and market opportunity, is based on information from independent industry organizations, such as the Nutrition Business Journal, The Buxton Company and other third-party sources (including industry publications, surveys and forecasts), and management estimates. Management estimates are derived from publicly available information released by independent industry analysts and third-party sources, as well as data from our internal research, and are based on assumptions made by us based on such data and our knowledge of such industry and markets, which we believe to be reasonable. We have not independently verified any third-party information. In addition, projections, assumptions and estimates of the future performance of the industry in which we operate and our future performance are subject to a high degree of uncertainty and risk due to a variety of factors, including those described in "Risk Factors." These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

The Offering

Common Stock Offered by Us	3,623,793 shares
Common Stock Offered by the Selling Stockholders	3,519,064 shares
Common Stock to be Outstanding Immediately following this Offering	21,803,031 shares or 22,349,879 shares if the underwriters exercise their option to purchase additional shares from us and the selling stockholders.
Overallotment Option

The underwriters have an option to purchase a maximum of 543,574 additional shares of our common stock from us and 527,854 from the selling stockholders to cover overallotments. The underwriters could exercise this option at any time within 30 days from the date of this prospectus.

Use of Proceeds

We estimate that the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $44.7 million, assuming an initial public offering price of $14.00 per share, the midpoint of the estimated price range set forth on the cover page of this prospectus.

We will not receive any proceeds from the sale of shares by the selling stockholders.

We intend to use the net proceeds from this offering to repay our term loan and all outstanding amounts under our revolving credit facility, fund the payment of the cash portion of the purchase price for the Boulder Contribution, settle the cash portion of restricted stock units granted to our Chief Financial Officer, fund working capital and for general corporate purposes. See "Use of Proceeds."

Dividend Policy	We currently expect to retain future earnings for use in the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."

Because Natural Grocers by Vitamin Cottage, Inc. is a holding company, its cash flows and ability to pay dividends are dependent upon the financial results and cash flows of the operating company and its subsidiaries and the distribution or other payment of cash to Natural Grocers by Vitamin Cottage, Inc. in the form of dividends or otherwise.

New York Stock Exchange Listing	Our common stock has been approved for listing on The New York Stock Exchange under the symbol "NGVC."

        Unless otherwise indicated, all information in this prospectus relating to the number of shares of common stock that will be outstanding immediately following this offering:

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  assumes the consummation of the Reorganization (including the issuance of shares of common stock to our Chief Financial Officer), which will be a condition to the consummation of this offering;

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  excludes shares of our common stock that will be reserved for issuance under our compensation plan that we intend to adopt in connection with this offering (other than the above-referenced issuance to our Chief Financial Officer); and

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  assumes no exercise of the underwriters' overallotment option to purchase additional shares of our common stock.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

        Natural Grocers by Vitamin Cottage, Inc. was incorporated in Delaware on April 9, 2012. Prior to the completion of this offering, Natural Grocers by Vitamin Cottage, Inc. will have no material assets. Following the completion of this offering, Natural Grocers by Vitamin Cottage, Inc. will be a holding company with no material assets other than its direct 100% ownership of Vitamin Cottage Natural Food Markets, Inc., which is our operating company. The consolidated financial statements of Natural Grocers by Vitamin Cottage, Inc. will reflect the assets, liabilities and results of operations of the operating company. Accordingly, the following tables set forth the summary historical consolidated financial and other data of the operating company as of the dates and for the periods indicated.

        The summary historical consolidated statements of income data for the years ended September 30, 2009, 2010 and 2011 have been derived from the audited consolidated financial statements of the operating company, which are included elsewhere in this prospectus.

        The summary historical unaudited consolidated statements of income data for the three and nine months ended June 30, 2011 and 2012 and the summary unaudited consolidated balance sheet data as of June 30, 2012 have been derived from the unaudited consolidated financial statements of the operating company, which are included elsewhere in this prospectus. The unaudited consolidated financial statements of the operating company have been prepared on the same basis as the audited consolidated financial statements of the operating company and, in the opinion of management, include all adjustments necessary for a fair presentation. Interim results are not necessarily indicative of results that may be expected for a full fiscal year.

        The summary historical consolidated data presented below should be read in conjunction with the information included in the sections entitled "Risk Factors," "The Reorganization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto and other financial data included elsewhere in this prospectus. The historical results of Vitamin Cottage Natural Food Markets, Inc. set forth below are not necessarily indicative of results to be expected for any future period.

	Year ended September 30,			Three months ended June 30,		Nine months ended June 30,
	2009	2010	2011	2011	2012	2011	2012
				(Unaudited)
	(dollars in thousands, except for per share and other operating data)
Statements of Income Data:
Net sales	$206,080	226,910	264,544	67,578	86,707	194,407	246,453
Cost of goods sold and occupancy costs	145,937	159,797	187,162	47,828	61,307	137,474	173,769

Gross profit	60,143	67,113	77,382	19,750	25,400	56,933	72,684
Store expenses	41,992	47,162	57,610	14,634	18,199	42,218	52,667
Administrative expenses	8,619	9,631	10,397	2,575	2,760	7,667	8,285
Pre-opening and relocation expenses	1,236	1,293	1,964	448	458	1,470	1,312

Operating income	8,296	9,027	7,411	2,093	3,983	5,578	10,420
Other (expense) income:
Interest expense	(1,146)	(967)	(669)	(181)	(144)	(574)	(474)
Other (expense) income, net	(60)	3	35	3	1	26	4

Income before income taxes	7,090	8,063	6,777	1,915	3,840	5,030	9,950
Provision for income taxes	(2,039)	(2,466)	(2,167)	(674)	(1,300)	(1,623)	(3,372)

Net income	5,051	5,597	4,610	1,241	2,540	3,407	6,578

Net income attributable to noncontrolling interest	(1,513)	(1,189)	(1,106)	(255)	(339)	(821)	(902)

Net income attributable to Vitamin Cottage Natural Food Markets, Inc.	$3,538	4,408	3,504	986	2,201	2,586	5,676

Per Share Data:
Net income attributable to Vitamin Cottage Natural Food Markets, Inc. per common share
Basic and diluted	$5.65	7.04	5.60	1.57	3.52	4.13	9.07

Weighted average shares outstanding
Basic and diluted	626,112	626,112	626,112	626,112	626,112	626,112	626,112

Pro Forma Statements of Income Data (Unaudited)(1):
Income before income taxes	$7,090	8,063	6,777	1,915	3,840	5,030	9,950
Pro forma provision for income taxes	(2,592)	(2,892)	(2,589)	(778)	(1,426)	(1,940)	(3,709)

Pro forma net income attributable to Vitamin Cottage Natural Food Markets, Inc.	$4,498	5,171	4,188	1,137	2,414	3,090	6,241

Pro Forma Per Share Data (Unaudited)(2):
Pro forma net income per common share
Basic	$0.21	0.24	0.19	0.05	0.11	0.14	0.29
Diluted	$0.21	0.24	0.19	0.05	0.11	0.14	0.29
Pro forma weighted average shares outstanding
Basic	21,803,031	21,803,031	21,803,031	21,803,031	21,803,031	21,803,031	21,803,031
Diluted	21,890,069	21,890,069	21,890,069	21,890,069	21,890,069	21,890,069	21,890,069
Other Financial Data:
EBITDA(3)	$12,442	14,540	15,137	4,085	6,524	11,150	17,653

EBITDA margin(4)	6.0%	6.4	5.7	6.0	7.5	5.7	7.2

	Year ended September 30,			Three months ended June 30,		Nine months ended June 30,
	2009	2010	2011	2011	2012	2011	2012
				(Unaudited)
	(dollars in thousands, except for per share and other operating data)
Other Operating Data (Unaudited):
Number of stores at end of period	33	39	49	46	55	46	55
Change in comparable store sales(5)	2.6%	2.1	4.9	5.5	13.0	4.5	11.1
Gross square footage at end of period(6)	401,919	472,393	619,172	564,492	737,332	564,492	737,332
Selling square footage at end of period(6)	309,792	360,764	459,435	424,585	531,428	424,585	531,428
Average comparable store size (gross square feet)(7)	12,189	12,328	12,239	12,331	12,272	12,331	12,272
Average comparable store size (selling square feet)(7)	9,640	9,483	9,284	9,337	9,230	9,337	9,230
Comparable store sales per selling square foot during period(8)	$773	730	720	180	185	542	555

	As of June 30, 2012
	Actual	Pro forma(11)(12)
	(Unaudited)
	(in thousands)
Selected Balance Sheet Data:
Cash and cash equivalents	$3,301	12,369
Total assets(9)	90,721	103,051
Total debt(10)	26,410	787
Total stockholders' equity	22,055	60,354

(1)
As part of the Reorganization, BVC will become our wholly owned subsidiary. We have held a controlling interest in BVC for all periods presented, as such, our consolidated statements of income include the revenues and expenses of BVC for all periods presented as required by U.S. GAAP. 45% of BVC's net income has been reported as net income attributable to noncontrolling interest in our consolidated statements of income for all periods presented. The pro forma financial data presented above illustrates what our net income would have been had we owned 100% of BVC for the periods presented. Our effective tax rate will increase as a result of the Boulder Contribution, as the income attributable to the noncontrolling interest was nontaxable income prior to the Boulder Contribution, but will be included in our taxable income after the Boulder Contribution. The following table reconciles our effective tax rate to our pro forma effective tax rate had we owned 100% of BVC for all periods presented:

	Year ended September 30,			Three months ended June 30,		Nine months ended June 30,
	2009	2010	2011	2011	2012	2011	2012
				(Unaudited)
Statutory tax rate	34.0%	34.0	34.0	34.0	34.0	34.0	34.0
Nontaxable net income attributable to noncontrolling interest	(7.7)	(5.3)	(6.2)	(5.4)	(3.2)	(6.3)	(3.4)
State income taxes, net of federal income tax expense	3.1	2.5	3.4	3.4	3.1	3.4	3.2
Other, net	(0.6)	(0.6)	0.8	3.2	—	1.2	0.1

Effective tax rate	28.8	30.6	32.0	35.2	33.9	32.3	33.9
Pro forma adjustment to exclude nontaxable net income attributable to noncontrolling interest	7.7	5.3	6.2	5.4	3.2	6.3	3.4

Pro forma effective tax rate	36.5%	35.9	38.2	40.6	37.1	38.6	37.3

        See "The Reorganization" for additional information regarding the Boulder Contribution.

(2)
Pro forma per share data gives effect to the Reorganization, including the issuance of 17,378,625 shares in connection with the Delaware Merger, 670,057 shares in connection with the Boulder Contribution, and 130,556 shares to our Chief Financial Officer immediately following this offering. The following table sets forth the computation of pro forma basic and diluted weighted-average common shares:

	Basic	Diluted
Pro forma weighted average number of common shares:
Shares and restricted stock units issued in the Reorganization	18,179,238	18,266,276
Shares issued in this offering	3,623,793	3,623,793

Pro forma weighted average number of common shares	21,803,031	21,890,069

  If there was a $1.00 decrease in the assumed initial public offering price of $14.00 per share, one-third (or 87,038 restricted stock units) of the restricted stock units issuable to our Chief Financial Officer that would have otherwise vested following the initial public offering would not vest. See "Executive Compensation—Compensation Discussion and Analysis—Compensation decisions for fiscal year 2011 and fiscal year 2012—Equity compensation" for more information. Accordingly, a $1.00 decrease in the assumed initial public offering price of $14.00 per share would (assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same) cause the basic pro forma weighted average number of common shares to decrease to 21,737,753 for all periods presented.

(3)
EBITDA is not a measure of financial performance under U.S. GAAP. EBITDA is defined as net income attributable to Vitamin Cottage Natural Food Markets, Inc. before interest expense, provision for income tax, net income attributable to the noncontrolling interest and depreciation and amortization. We believe EBITDA provides additional information about (i) our operating performance, because it assists us in comparing the operating performance of our stores on a consistent basis, as it removes the impact of non-cash depreciation and amortization expense as well as items not directly resulting from our core operations such as interest expense and income taxes and (ii) our performance and the effectiveness of our operational strategies. Additionally, EBITDA is used as a measure in our debt covenants under the credit facility, and our incentive compensation plans base incentive compensation payments on our EBITDA performance. Furthermore, EBITDA is used by investors as a supplemental measure to evaluate the overall operating performance of companies in our industry. Management believes that investors' understanding of our performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing our ongoing results of operations. Many investors are interested in understanding the performance of our business by comparing our results from ongoing operations period over period and would ordinarily add back non-cash expenses such as depreciation and amortization as well as items that are not part of normal day-to-day operations of our business such as interest expense and income taxes. By providing this non-GAAP financial measure, together with a reconciliation, we believe we are enhancing investors' understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. Our competitors may define EBITDA differently, and as a result, our measure of EBITDA may not be directly comparable to EBITDA of other companies. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a supplemental measure of operating performance that does not represent and should not be considered in isolation or as an alternative to, or substitute for net income or other financial statement data presented in the consolidated financial statements of the operating company as indicators of financial performance. EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. Some of the limitations are:

•
EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•
EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•
EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

•
EBITDA does not reflect our tax expense or the cash requirements to pay our taxes; and

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA does not reflect any cash requirements for such replacements.

Due to these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA only supplementally. We further believe that our presentation of these U.S. GAAP and non-GAAP financial measurements provide information that is useful to analysts and investors because they are important indicators of the strength of our operations and the performance of our business.

  The following table reconciles EBITDA to net income attributable to Vitamin Cottage Natural Food Markets, Inc.:

	Year ended September 30,			Three months ended June 30,		Nine months ended June 30,
	2009	2010	2011	2011	2012	2011	2012
				(Unaudited)
	(in thousands)
Net income attributable to Vitamin Cottage Natural Food Markets, Inc	$3,538	4,408	3,504	986	2,201	2,586	5,676
Net income attributable to noncontrolling interest	1,513	1,189	1,106	255	339	821	902

Net income	5,051	5,597	4,610	1,241	2,540	3,407	6,578
Interest expense	1,146	967	669	181	144	574	474
Income taxes	2,039	2,466	2,167	674	1,300	1,623	3,372
Depreciation and amortization	4,206	5,510	7,691	1,989	2,540	5,546	7,229

EBITDA	$12,442	14,540	15,137	4,085	6,524	11,150	17,653

(4)
EBITDA margin is defined as the ratio of EBITDA to net sales. We present EBITDA margin because it is used by management as a performance measurement of EBITDA generated from net sales. See footnote 3 above for a discussion of EBITDA as a non-GAAP financial measure and a reconciliation of net income to EBITDA.

(5)
When calculating change in comparable store sales, we begin to include sales from a store in our comparable store base on the first day of the thirteenth full month following the store's opening. We monitor the percentage change in comparable store sales by comparing sales from all stores in our comparable store base for a reporting period against sales from the same stores for the same number of operating months in the comparable reporting period of the prior year. When a store that is included in comparable store sales is remodeled or relocated, we continue to consider sales from that store to be comparable store sales.

(6)
Gross square footage and selling square footage at the end of the period include the square footage for all stores that were open as of the end of the period presented.

(7)
Average comparable store size for gross square feet and selling square feet are calculated using the average store size for all stores that were in the comparable store base as of the end of the period presented.

(8)
Comparable store sales per selling square foot is calculated using comparable store sales for the period divided by the weighted average square feet per store based on the amount of time the store was included in the comparable store base during the period.

(9)
Assumes the net proceeds from this offering to us are approximately $44.7 million, that the cash portion of the purchase price payable to the minority owners of BVC in connection with the Boulder Contribution is $9,380,803, and the 25% cash settled portion of the award of restricted stock units to our Chief Financial Officer is $609,266. Further assumes a $25,622,843 repayment of amounts outstanding under the credit facility, a deferred income tax asset of $3,225,004 recognized in connection with the Boulder Contribution due to the anticipated step up in tax basis that will result in future tax deductions to us, and a deferred income tax asset of $35,683 for the deferred tax consequences of a portion of the award of restricted stock units to our Chief Financial Officer. The following table reconciles actual total assets as of June 30, 2012 to pro forma total assets as of June 30, 2012:

As of June 30, 2012
(Unaudited) (in thousands)
Actual total assets	$90,721
Pro forma adjustments:
Net proceeds from this offering	44,682
Cash portion of Boulder Contribution	(9,381)
Cash portion of CFO Award	(609)
Repayment of credit facility	(25,623)
Deferred income tax asset associated with Boulder Contribution	3,225
Deferred income tax asset associated with CFO Award	36

Pro forma total assets	$103,051

(10)
Total debt includes the outstanding principal balance of our term loan, outstanding borrowings on our revolving credit facility and notes payable to related parties.

(11)
The pro forma column in the selected balance sheet data table above reflects the balance sheet data after giving effect to (i) the sale by us of 3,623,793 shares of our common stock in this offering at an assumed initial offering price of $14.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), after deducting underwriting discounts and commissions and estimated expenses payable by us, (ii) the application of the net proceeds from this offering as described in "Use of Proceeds" and (iii) the Reorganization.

(12)
Assumes the net proceeds from this offering to us are approximately $44.7 million, and that the cash payable in connection with the Reorganization is approximately $10.0 million. Each $1.00 increase in the assumed initial public offering price would (assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us) increase our total cash and cash equivalents by $2.7 million and increase our total stockholders' equity by $2.9 million. If there was a $1.00 decrease in the assumed initial public offering price of $14.00 per share, one-third (or 87,038 restricted stock units) of the restricted stock units issuable to our Chief Financial Officer that would have otherwise vested following the initial public offering would not vest. See "Executive Compensation—Compensation Discussion and Analysis—Compensation decisions for fiscal year 2011 and fiscal year 2012—Equity compensation" for more information. Including the impact of these restricted stock units not vesting, the first $1.00 decrease in the assumed initial public offering price of $14.00 per share would (assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us) decrease our total cash and cash equivalents by $2.4 million and decrease our total stockholders' equity by $2.8 million. Each $1.00 decrease thereafter would (assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us) decrease our total cash and cash equivalents by $2.7 million and decrease our total stockholders' equity by $2.9 million.

RISK FACTORS

        This offering and an investment in our common stock involve a high degree of risk. You should carefully consider the risks described below, together with the financial and other information contained in this prospectus, before you decide to purchase shares of our common stock. If any of the following risks actually occurs, our business, financial condition, results of operations, cash flow and prospects could be materially and adversely affected. As a result, the trading price of our common stock could decline and you could lose all or part of your investment in our common stock.

Risks related to our business

  We may not be successful in our efforts to grow.

        Our continued growth largely depends on our ability to successfully open and operate new stores on a profitable basis. During fiscal year 2011, we opened ten new stores, and we plan to open approximately ten new stores in fiscal year 2012, of which we have opened six as of June 30, 2012. Delays or failures in opening new stores, or achieving lower than expected sales in new stores, could materially and adversely affect our growth. Our plans for continued expansion could place increased demands on our financial, managerial, operational and administrative resources. For example, our planned expansion will require us to increase the number of people we employ and may require us to upgrade our management information system and our distribution infrastructure. We currently operate a single bulk food repackaging facility and distribution center, which houses our bulk food repackaging operation. In order to support our recent and expected future growth and to maintain the efficient operation of our business, we may need to add additional distribution centers in the future. These increased demands and operating complexities could cause us to operate our business less efficiently, which could materially and adversely affect our operations, financial performance and ability to grow in the future.

        Our ability to successfully open new stores is dependent upon a number of factors, including our ability to select suitable sites for our new store locations, to negotiate and execute leases, to coordinate the contracting work on our new stores, to identify and recruit store managers, Nutritional Health Coaches and other staff, to secure and manage the inventory necessary for the launch and successful operation of our new stores, and to effectively promote and market our new stores. If we are ineffective in performing these activities, then our efforts to open and operate new stores may be unsuccessful or unprofitable, and we may be unable to execute our growth plans.

        Although we target particular levels of cash-on-cash returns and capital investment for each of our new stores, new stores may not meet these targets. Any store we open may not be profitable or achieve operating results similar to those of our existing stores. There is also the potential that some of our new stores will be located near areas where we have existing stores, thereby reducing the sales of such existing stores.

         If we are unable to successfully identify market trends and react to changing consumer preferences in a timely manner, our sales may decrease.

        We believe our success depends, in substantial part, on our ability to:

  •
  anticipate, identify and react to natural and organic grocery and dietary supplement trends and changing consumer preferences in a timely manner;

  •
  translate market trends into appropriate, saleable product and service offerings in our stores before our competitors; and

  •
  develop and maintain vendor relationships that provide us access to the newest merchandise on reasonable terms.

        Consumer preferences often change rapidly and without warning, moving from one trend to another among many product or retail concepts. Our performance is impacted by trends regarding natural and organic products, dietary supplements and at-home meal preparation. Consumer preferences towards dietary supplements or natural and organic food products might shift as a result of, among other things, economic conditions, food safety perceptions and the cost of these products. Our store offerings are currently comprised of natural and organic products and dietary supplements. A change in consumer preferences away from our offerings would have a material adverse effect on our business. Additionally, negative publicity over the safety of any such items may adversely affect demand for our products and could result in lower customer traffic, sales and results of operations.

        If we are unable to anticipate and satisfy consumer merchandise preferences in the regions where we operate, our net sales may decrease, and we may be forced to increase markdowns of slow-moving merchandise, either of which could have a material adverse effect on our business, financial condition and results of operations.

         Our inability to maintain or improve levels of comparable store sales could cause our stock price to decline.

        We may not be able to maintain or improve the levels of comparable store sales that we have experienced in the past. In addition, our overall comparable store sales may fluctuate in the future. A variety of factors affect comparable store sales, including:

  •
  our ability to execute our business strategy effectively, including successfully opening new stores that achieve sales consistent with our existing stores;

  •
  consumer preferences;

  •
  competition;

  •
  economic conditions;

  •
  product pricing and availability;

  •
  in-store merchandising-related activities;

  •
  consumer confidence;

  •
  unusually strong initial sales performance by our new stores; and

  •
  our ability to source and distribute products efficiently.

        In addition, many specialty retailers have been unable to sustain high levels of comparable store sales during and after periods of substantial expansion. These factors may cause our comparable store sales results to be materially lower than in recent periods, which could have a material adverse effect on our business, financial condition and results of operations, and could result in a decline in the price of our common stock.

         Our comparable store sales and quarterly financial performance may fluctuate for a variety of reasons.

        Our comparable store sales and quarterly results of operations have fluctuated in the past, and we expect them to continue to fluctuate in the future. A variety of other factors affect our comparable store sales and quarterly financial performance, including:

  •
  changes in our merchandising strategy or product mix;

  •
  performance of our newer and remodeled stores;

  •
  the effectiveness of our inventory management;

  •
  the timing and concentration of new store openings, and the related additional human resource requirements and pre-opening and other start-up costs;

  •
  the cannibalization of existing store sales by new store openings;

  •
  levels of pre-opening expenses associated with new stores;

  •
  timing and effectiveness of our marketing activities;

  •
  seasonal fluctuations due to weather conditions and extreme weather-related disruptions;

  •
  actions by our existing or new competitors, including pricing changes;

  •
  supply shortages; and

  •
  general U.S. economic conditions and, in particular, the retail sales environment.

        Accordingly, our results for any one fiscal quarter are not necessarily indicative of the results to be expected for any other quarter, and comparable store sales of any particular future period may decrease. In the event of such a decrease, the price of our common stock would likely decline. For more information on our quarterly results of operations, see "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         Disruptions in the worldwide economy may adversely affect our business, results of operations and financial condition and could negatively impact our ability to execute our growth strategy.

        Adverse and uncertain economic conditions may impact demand for the products we sell in our stores. Consumer spending and levels of disposable income, including spending for natural and organic grocery and dietary supplement products that we sell, are affected by, among other things, prevailing economic conditions, levels of employment, salaries and wages, interest rates, the availability of credit, tax rates, housing market conditions, consumer confidence, political instability and consumer perception of economic conditions. The outbreak or escalation of war, the occurrence of terrorist acts or other hostilities in or affecting the United States, or concern regarding epidemics in the United States or in international markets could also lead to a decrease in spending by consumers. In the event of an economic slowdown, consumer spending could be adversely affected, and we could experience lower net sales than expected. We could be forced to delay or slow our new store growth plans, which could have a material adverse effect on our business, financial condition and results of operations. In addition, our ability to manage normal commercial relationships with our suppliers, manufacturers of our private label products, distributors, customers and creditors may suffer. Customers may shift purchases to lower-priced or other perceived value offerings during economic downturns. In particular, customers may reduce the amount of natural and organic products that they purchase and instead purchase conventional offerings, which generally have lower retail prices, at other stores. In addition, consumers may choose to purchase private label products at other stores rather than branded products because they are generally less expensive. Suppliers may become more conservative in response to these conditions and seek to reduce their production. Our results of operations depend upon, among other things, our ability to maintain and increase sales volume with our existing customers, to attract new customers and to provide products that appeal to customers at prices they are willing and able to pay. Prolonged unfavorable economic conditions may have an adverse effect on our sales and profitability.

         We may be unable to compete effectively in our highly competitive markets.

        The markets for natural and organic groceries and dietary supplements are highly competitive with few barriers to entry. Our competition varies by market and includes conventional, natural, gourmet and specialty food markets, mass and discount retailers, warehouse clubs, independent health food stores, dietary supplement retailers, drug stores, farmers markets, mail order and online retailers and multi-level marketers. Many of our competitors are larger, more established and have greater financial, marketing and other resources than us, and may be able to adapt to changes in consumer preferences more quickly, devote greater resources to the marketing and sale of their products, or generate greater brand recognition. As a result, we may lose market share to our competitors, which could have a material adverse effect on our business, financial condition and results of operations.

         Our inability to maintain or increase our operating margins could adversely affect our results of operations and the price of our stock.

        We intend to continue to increase our operating margins by leveraging efficiencies of scale, improved systems, continued cost discipline, focus on appropriate store labor levels and disciplined product selection. If we are unable to successfully manage the potential difficulties associated with store growth, we may not be able to capture the efficiencies of scale that we expect from expansion. If we are not able to continue to capture efficiencies of scale, improve our systems, continue our cost discipline, and maintain appropriate store labor levels and disciplined product selection, we may not be able to achieve our goals with respect to operating margins. In addition, if we do not adequately refine and improve our various ordering, tracking and allocation systems, we may not be able to increase sales and reduce inventory shrink. As a result, our operating margins may stagnate or decline, which could have a material adverse effect on our business, financial condition and results of operations and adversely affect the price of our stock.

         A reduction in traffic to anchor stores in the shopping areas in close proximity to our stores could significantly reduce our sales and leave us with unsold inventory, which could have a material adverse effect on our business, financial condition and results of operations.

        Many of our stores are located in close proximity to shopping areas that may also accommodate other well-known anchor stores. Sales at our stores are derived, in part, from the volume of traffic generated by the other anchor stores in the shopping areas where our stores are located. Customer traffic may be adversely affected by regional economic downturns, a general downturn in the local area where our store is located, long-term nearby road construction projects, the closing of nearby anchor stores or other nearby stores or the decline of the shopping environment in a particular shopping area. Any of these events would reduce our sales and leave us with excess inventory, which could have a material adverse effect on our business, financial condition and results of operation. In response to such events, we may be required to increase markdowns or initiate marketing promotions to reduce excess inventory, which would further decrease our gross profits and net income.

         If we or our third-party suppliers fail to comply with regulatory requirements, or are unable to provide products that meet our specifications, our business and our reputation could suffer.

        If we or our third-party suppliers, including suppliers of our private label products, fail to comply with applicable regulatory requirements or to meet our specifications for quality, we could be required to take costly corrective action and our reputation could suffer. We do not own or operate any manufacturing facilities, except for our bulk food repackaging facility and distribution center discussed below, and therefore depend upon independent third-party vendors to produce our private label branded products, such as vitamins, minerals, dietary supplements, body care products, food products and bottled water. Third-party suppliers of our private label products may not maintain adequate controls with respect to product specifications and quality. Such suppliers may be unable to produce products on a timely basis or in a manner consistent with regulatory requirements. We depend upon our bulk food repackaging facility and distribution center for the majority of our private label bulk food products. We may also be unable to maintain adequate product specification and quality controls at our bulk food repackaging facility and distribution center, or produce products on a timely basis and in a manner consistent with regulatory requirements. In addition, we may be required to find new third-party suppliers of our private label products or to find third-party suppliers to source our bulk foods.

There can be no assurance that we would be successful in finding such third-party suppliers that meet our quality guidelines.

         We, as well as our vendors, are subject to numerous laws and regulations and our compliance with these laws and regulations, as they currently exist or as modified in the future, may increase our costs, limit or eliminate our ability to sell certain products, raise regulatory enforcement risks not present in the past or otherwise adversely affect our business, results of operations and financial condition.

        As a retailer of food and dietary supplements and a seller of many of our own private label products, we are subject to numerous health and safety laws and regulations. Our suppliers and contract manufacturers are also subject to such laws and regulations. These laws and regulations apply to many aspects of our business, including the manufacturing, packaging, labeling, distribution, advertising, sale, quality and safety of our products, as well as the health and safety of our employees and the protection of the environment. In the U.S., we are subject to regulation by various government agencies, including the FDA, the USDA, Federal Trade Commission, or the FTC, Occupational Safety and Health Administration, the Consumer Product Safety Commission and the Environmental Protection Agency, as well as various state and local agencies. We are also subject to the USDA's Organic Rule, which facilitates interstate commerce and the marketing of organically produced food, and provides assurance to our customers that such products meet consistent, uniform standards. Compliance with the USDA's Organic Rule also places a significant burden on some of our suppliers, which may cause a disruption in some of our product offerings. In addition, our sales of dietary supplements are regulated under the Dietary Supplement Health and Education Act of 1994, or DSHEA. DSHEA expressly permits dietary supplements to bear statements describing how a product affects the structure, function and/or general well-being of the body. However, no statement may expressly or implicitly represent that a dietary supplement will diagnose, cure, mitigate, treat or prevent a disease. If these laws and regulations were violated by our management, associates, suppliers, distributors or vendors, we could be subject to fines, penalties and sanctions, including injunctions against future shipment and sale of products, seizure and confiscation of products, prohibition on the operation of our stores, restitution and disgorgement of profits, operating restrictions and criminal prosecution.

        In connection with the marketing and advertisement of our products, we could be the target of claims relating to false or deceptive advertising, including under the auspices of the FTC and the consumer protection statutes of some states. These events could interrupt the marketing and sales of products in our stores, including our private label products, severely damage our brand reputation and public image, increase the cost of products in our stores, result in product recalls or litigation, and impede our ability to deliver merchandise in sufficient quantities or quality to our stores, which could result in a material adverse effect on our business, financial condition and results of operations.

        New or revised government laws and regulations, such as the FDA Food Safety Modernization Act, or FSMA, passed in January 2011, which grants the FDA greater authority over the safety of the national food supply, as well as increased enforcement by government agencies, could result in additional compliance costs and civil remedies. Specifically, the FSMA requires the FDA to issue regulations mandating that risk-based preventive controls be observed by the majority of food producers. This authority applies to all domestic food facilities and, by way of imported food supplier verification requirements, to all foreign facilities that supply food products. In addition, the FSMA requires the FDA to establish science-based minimum standards for the safe production and harvesting of produce, requires the FDA to identify "high risk" foods and "high risk" facilities and instructs the FDA to set goals for the frequency of FDA inspections of such high risk facilities as well as non-high risk facilities and foreign facilities from which food is imported into the United States.

        With respect to both food and dietary supplements, the FSMA meaningfully augments the FDA's ability to access a producer's records and a supplier's records. This increased access could permit the

FDA to identify areas of concern it had not previously considered to be problematic either for us or for our suppliers. The FSMA is also likely to result in enhanced tracking and tracing of food requirements and, as a result, added recordkeeping burdens upon our suppliers. In addition, effective July 2012, under the FSMA, the FDA will have the authority to inspect certifications and therefore evaluate whether foods and ingredients from our suppliers are compliant with the FDA's regulatory requirements. Such inspections may delay the supply of certain products or result in certain products being unavailable to us for sale in our stores.

        DSHEA established that no notification to the FDA is required to market a dietary supplement if it contains only dietary ingredients that were present in the U.S. food supply prior to DSHEA's enactment. However, for a dietary ingredient not present in the food supply prior to DSHEA's enactment, the manufacturer is required to provide the FDA with information supporting the conclusion that the ingredient will reasonably be expected to be safe at least 75 days before introducing a new dietary ingredient into interstate commerce. As required by the FSMA, the FDA issued draft guidance in July 2011, which attempts to clarify when an ingredient will be considered a "new dietary ingredient," the evidence needed to document the safety of a new dietary ingredient, and appropriate methods for establishing the identity of a new dietary ingredient. In particular, the new guidance may cause dietary supplement products available in the market before DSHEA to now be classified to include a new dietary ingredient if the dietary supplement product was produced using manufacturing processes different from those used in 1994. Accordingly, the adoption of the draft FDA guidance or similar guidance could materially adversely affect the availability of dietary supplement products.

        Furthermore, in recent years, the FDA has been aggressive in enforcing its regulations with respect to nutrient content claims (e.g., "low fat," "good source of," "calorie free," etc.), unauthorized "health claims" (claims that characterize the relationship between a food or food ingredient and a disease or health condition), and other claims that impermissibly suggest therapeutic benefits for certain foods or food components. Such FDA actions with respect to such promotional practices can result in costly product changes, potential private litigation, bad publicity and loss of consumer goodwill.

        We are also subject to laws and regulations more generally applicable to retailers, including labor and employment, taxation, zoning and land use. In addition, changes in federal and state minimum wage laws and other laws relating to employee benefits could cause us to incur additional wage and benefits costs, which could hurt our profitability.

        We cannot predict the nature of future laws, regulations, interpretations or applications, or determine what effect either additional government regulations or administrative orders, when and if promulgated, or disparate federal, state and local regulatory schemes would have on our business in the future. They could, however, require the reformulation of certain products to meet new standards, the recall or discontinuance of certain products not able to be reformulated, additional recordkeeping, expanded documentation of the properties of certain products, expanded or different labeling and/or scientific substantiation. Any or all of such requirements could have an adverse effect on our operating results.

         The activities of our Nutritional Health Coaches and our nutrition education services may be impacted by government regulation or our inability to secure adequate liability insurance.

        Some of the activities of our Nutritional Health Coaches, or NHCs, who, among other duties, provide nutrition oriented educational services to our customers, may be subject to state and federal regulation, and oversight by professional organizations. In the past, the FDA has expressed concerns regarding summarized health and nutrition-related information that (1) does not, in the FDA's view, accurately present such information, (2) diverts a consumer's attention and focus from FDA-required nutrition labeling and information or (3) impermissibly promotes drug-type disease-related benefits. Although we have provided training to our NHCs on relevant regulatory requirements, we cannot control the actions of such individuals, and our NHCs may not act in accordance with such regulations. If our NHCs or other employees do not act in accordance with regulatory requirements, we may become subject to penalties which could have a material adverse effect on our business. We believe we are currently in compliance with relevant regulatory requirements, and we maintain professional liability insurance on behalf of our NHCs in order to mitigate risks associated with our NHCs' nutrition oriented educational activities. However, we cannot predict the nature of future government regulation and oversight, including the potential impact of any such regulation on the services currently provided by our NHCs. Furthermore, the availability of professional liability insurance or the scope of such coverage may change, or our insurance coverage may prove inadequate, which may adversely impact the ability of our NHC's to provide some services to our customers. The occurrence of any such developments could negatively impact the perception of our brand, our sales and our ability to attract new customers.

         Our future business, results of operations and financial condition may be adversely affected by reduced availability of organic products.

        Our ability to ensure a continuing supply of organic products at competitive prices depends on many factors beyond our control, such as the number and size of farms that grow organic crops or raise organic livestock, the vagaries of these farming businesses and our ability to accurately forecast our sourcing requirements. The organic ingredients used in many of the products we sell are vulnerable to adverse weather conditions and natural disasters, such as floods, droughts, frosts, earthquakes, hurricanes and pestilences. Adverse weather conditions and natural disasters can lower crop yields and reduce crop size and quality, which in turn could reduce the available supply of, or increase the price of, organic ingredients. Certain products we purchase from our suppliers include organic ingredients sourced offshore, and the availability of such ingredients may be affected by events in other countries. In addition, we and our suppliers compete with other food producers in the procurement of organic ingredients, which are often less plentiful in the open market than conventional ingredients. This competition may increase in the future if consumer demand for organic products increases. If supplies of organic ingredients are reduced or there is greater demand for such ingredients from us and others, we may not be able to obtain sufficient supply on favorable terms, or at all, which could impact our ability to supply products to our stores and may adversely affect our business, results of operations and financial condition.

        The organic products we sell rely on independent certification and must comply with the requirements of independent organizations or certification authorities in order to be labeled as such. Certain products we sell in our stores can lose their "organic" certification if a contract manufacturing plant becomes contaminated with non-organic materials or if it is not properly cleaned after a production run, among other issues. The loss of any independent certifications could reduce the availability of organic products that we can sell in our stores and harm our business.

         Disruptions affecting our significant suppliers, or our relationships with such suppliers, could negatively affect our business.

        United Natural Foods Inc., or UNFI, is our single largest third-party supplier, accounting for approximately 46.4% of our total purchases in fiscal year 2011. Another 6.6% of our purchases were made through Albert's Organics, a subsidiary of UNFI that distributes fresh produce and meat. During fiscal year 2012, we extended our long-term relationship with UNFI as our primary supplier of dry grocery and frozen food products through 2016. Due to this concentration of purchases from a single third-party supplier, the cancellation of our distribution agreement or the disruption, delay or inability of UNFI to deliver product to our stores may materially and adversely affect our operating results and we may be unable to establish alternative distribution channels on reasonable terms or at all.

        Certain of our vendors use overseas sourcing to varying degrees to manufacture some or all of their products. Any event causing a sudden disruption of manufacturing or imports from such foreign countries, including the imposition of additional import restrictions, unanticipated political changes, increased customs duties, labor disputes, health epidemics, adverse weather conditions, crop failure, acts of war or terrorism, legal or economic restrictions on overseas suppliers' ability to produce and deliver products, and natural disasters, could increase our costs and materially harm our operations, business and financial condition. Our business is also subject to a variety of other risks generally associated with indirectly sourcing goods from abroad, such as political instability, disruption of imports by labor disputes and local business practices. In addition, new requirements imposed by the FSMA require importers to verify that food products and ingredients produced by a foreign supplier comply with all applicable legal and regulatory requirements enforced by the FDA, which could result in certain products being deemed inadequate for import.

         The current geographic concentration of our stores creates exposure to local economies, regional downturns or severe weather or catastrophic occurrences.

        As of June 30, 2012, we have store concentration in Colorado and Texas, operating 30 stores and ten stores in those states, respectively, or a total of 72.7% of our stores. As a result, our business is currently more susceptible to regional conditions than the operations of more geographically diversified competitors, and we are vulnerable to economic downturns in those regions. Any unforeseen events or circumstances that negatively affect these areas could materially adversely affect our revenues and profitability. These factors include, among other things, changes in demographics, population, competition, consumer preferences, new or revised laws or regulations, fires, floods or other natural disasters in these regions.

         If we fail to maintain our reputation and the value of our brand, our sales may decline.

        We believe our continued success depends on our ability to maintain and grow the value of the Natural Grocers by Vitamin Cottage brand. Maintaining, promoting and positioning our brand and reputation will depend largely on the success of our marketing and merchandising efforts and our ability to provide a consistent, high quality customer experience. Brand value is based in large part on perceptions of subjective qualities, and even isolated incidents can erode trust and confidence, particularly if they result in adverse publicity, governmental investigations or litigation. Our brand could be adversely affected if we fail to achieve these objectives, or if our public image or reputation were to be tarnished by negative publicity. Our reputation could also suffer from real or perceived issues involving the labeling or marketing of our products as "natural." Although the FDA and USDA have each issued statements regarding the appropriate use of the word "natural," there is no single, U.S. government-regulated definition of the term "natural" for use in the food industry. The resulting uncertainty has led to consumer confusion, distrust and legal challenges. Plaintiffs have commenced legal actions against a number of food companies that market "natural" products, asserting false, misleading and deceptive advertising and labeling claims, including claims related to genetically modified ingredients. In limited circumstances, the FDA has taken regulatory action against products labeled "natural" but that nonetheless contain synthetic ingredients or components. Should we become subject to similar claims, consumers may avoid purchasing products from us or seek alternatives, even if the basis for the claim is unfounded. Adverse publicity about these matters may discourage consumers from buying our products. The cost of defending against any such claims could be significant. Any loss of confidence on the part of consumers in the truthfulness of our labeling or ingredient claims would be difficult and costly to overcome and may significantly reduce our brand value. Any of these events could adversely affect our reputation and brand and decrease our sales, which would have a material adverse effect on our business, financial condition and results of operations.

         Perishable food product losses could materially impact our results of operations.

        Our stores offer a significant number of perishable products. Our offering of perishable products may result in significant product inventory losses in the event of extended power outages, natural disasters or other catastrophic occurrences.

         The decision by certain of our suppliers to distribute their specialty products through other retail distribution channels could negatively impact our revenue from the sale of such products.

        Some of the specialty retail products that we sell in our stores are not generally available through other retail distribution channels such as drug stores, conventional grocery stores, or mass merchandisers. In the future, our suppliers could decide to distribute such products through other retail distribution channels, allowing more of our competitors to offer these products, and adversely affecting the desirability of these products to our core customers, which could negatively impact our revenues.

         Our ability to operate our business effectively could be impaired if we fail to retain or attract key personnel or are unable to attract, train and retain qualified employees.

        Our business requires disciplined execution at all levels of our organization. This execution requires an experienced and talented management team. The loss of any member of our senior management team, particularly Kemper Isely and Zephyr Isely, our Co-Presidents since 1998, and Heather Isely and Elizabeth Isely, our Executive Vice Presidents since 1998, could have a material adverse effect on our ability to operate our business, our financial condition and results of operations, unless, and until, we are able to find a qualified replacement. For more information on our management team, see "Management." Furthermore, our ability to manage our new store growth will require us to attract, motivate and retain qualified managers, Nutritional Health Coaches and store associates who understand and appreciate our culture and are able to represent our brand effectively in our stores. Competition for such personnel is intense, and we may be unable to attract, assimilate and retain the personnel required to grow and operate our business profitably.

         Any significant interruption in the operations of our bulk food repackaging facility and distribution center could disrupt our ability to deliver our merchandise in a timely manner.

        Any significant interruption in the operation of our bulk food repackaging and distribution center infrastructure, such as disruptions due to fire, severe weather or other catastrophic events, power outages, labor disagreements, or shipping problems, could adversely impact our ability to receive and process orders, and distribute products to our stores. Such interruptions could result in lost sales, cancelled sales and a loss of customer loyalty to our brand. While we maintain business interruption and property insurance, if the operation of our distribution facility were interrupted for any reason causing delays in shipment of merchandise to our stores, our insurance may not be sufficient to cover losses we experience, which could have a material adverse effect on our business, financial condition and results of operations.

         A widespread health epidemic could materially impact our business.

        Our business could be severely impacted by a widespread regional, national or global health epidemic. A widespread health epidemic may cause customers to avoid public gathering places such as our stores or otherwise change their shopping behaviors. Additionally, a widespread health epidemic could also adversely impact our business by disrupting production and delivery of products to our stores and by impacting our ability to appropriately staff our stores.

         Union activity at third-party transportation companies or labor organizing activities among our employees could disrupt our operations and harm our business.

        Independent third-party transportation companies deliver the majority of our merchandise to our stores and to our customers. Some of these third parties employ personnel represented by labor unions. Disruptions in the delivery of merchandise or work stoppages by employees of these third parties could delay the timely receipt of merchandise, which could result in cancelled sales, a loss of loyalty to our stores and excess inventory. While all of our employees are currently non-union, attempts on the part of our employees to organize labor or union activities among our employees could result in work slowdowns, reducing the efficiency of our operations, which could have a material adverse effect on our business, financial condition and results of operations.

         Our management has limited experience managing a public company, and our current resources may not be sufficient to fulfill our public company obligations.

        Following the completion of this offering, we will be subject to various regulatory requirements, including those of the Securities and Exchange Commission, or the SEC, and The New York Stock Exchange, or the NYSE. These requirements include record keeping, financial reporting and corporate governance rules and regulations. Our management team has limited experience in managing a public company and, historically, has not had the resources typically found in a public company. Our internal infrastructure may not be adequate to support our increased reporting obligations, and we may be unable to hire, train or retain necessary staff and may initially be reliant on engaging outside consultants or professionals to overcome our lack of experience. Our business could be adversely affected if our internal infrastructure is inadequate, we are unable to engage outside consultants, or are otherwise unable to fulfill our public company obligations.

         Future events could result in impairment of long-lived assets, which may result in charges that adversely affect our results of operations and capitalization.

        Our total assets included long-lived assets totaling $48.4 million at June 30, 2012. Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Our impairment evaluations require use of financial estimates of future cash flows. Application of alternative assumptions could produce significantly different results. We may be required to recognize impairments of long-lived assets based on future economic factors such as unfavorable changes in estimated future undiscounted cash flows of an asset group.

         We have significant lease obligations, which may require us to continue paying rent for store locations that we no longer operate.

        Our stores, bulk food repackaging facility and distribution center and administrative facility are leased. We are subject to risks associated with our current and future real estate leases. Our costs could increase because of changes in the real estate markets and supply or demand for real estate sites. We generally cannot cancel our leases, so if we decide to close or relocate a location, we may nonetheless be committed to perform our obligations under the applicable lease including paying the base rent for the remaining lease term. As each lease expires, we may fail to negotiate renewals, either on commercially acceptable terms or any terms at all and may not be able to find replacement locations that will provide for the same success as a current store location. Of the current leases for our stores, four expire in fiscal 2013, two expire in fiscal 2014 and the remainder expire between fiscal 2015 and 2028.

         Any material failure of our information systems could negatively impact our operations.

        We are increasingly dependent on a variety of information systems to effectively manage the operations of our growing store base, including our supply chain, and to fulfill customer orders from our Internet business. The failure of our information systems to perform as designed, including the failure of our warehouse management software system to operate as expected or to support an expanded distribution facility, could have an adverse effect on our business and results of operations. Any material failure or slowdown of our systems could disrupt our ability to track, record and analyze our merchandise, and could negatively impact our operations, including, among other things, our ability to process and receive shipments of goods, process financial and credit card transactions and receive and process orders through our Internet business. Any security breaches of our information systems could disrupt our operational systems, resulting in a slowdown of our normal business activities or limitations on our ability to process credit card transactions. Moreover, leaks of proprietary information, including leaks of customers' private data, could weaken customer confidence in our company and our ability to compete in the food retail marketplace, which could have a material adverse effect on our business, financial condition and results of operations. Additionally, changes in technology could cause our information systems to become obsolete and it may be necessary to incur additional costs to upgrade such systems, and if our information systems prove inadequate to handle our growth, we could lose customers, which could have a material adverse effect on our business, financial condition and results of operations. Our Internet operations, while relatively small, are increasingly important to our business. We are also vulnerable to certain risks and uncertainties associated with our websites, including changes in required technology interfaces, website downtime and other technical failures, security breaches and consumer privacy concerns. Our failure to successfully respond to these risks could reduce Internet sales and damage our reputation.

         Claims under our self-insurance program may differ from our estimates, which could materially impact our results of operations.

        We currently maintain insurance customary for businesses of our size and type using a combination of insurance and self-insurance plans to provide for the potential liabilities for workers' compensation, general liability, professional liability, property insurance, director and officers' liability insurance, vehicle liability and employee health-care benefits. There are types of losses we may incur that cannot be insured against or that we believe are not economically reasonable to insure. Such losses could have a material adverse effect on our business and results of operations. In addition, liabilities associated with the risks that are retained by the Company are estimated, in part, by considering historical claims experience, demographic factors, severity factors and other actuarial assumptions. Our results could be materially impacted by claims and other expenses related to such plans if future occurrences and claims differ from these assumptions and historical trends.

         If we are unable to protect our intellectual property rights, our ability to compete and the value of our brand could be harmed.

        We believe that our trademarks, trade dress, copyrights, trade secrets, know-how and similar intellectual property are important to our success. In particular, we believe that the Natural Grocers by Vitamin Cottage name is important to our business, as well as to the implementation of our growth strategy. Our principal intellectual property rights include registered trademarks on our names, Vitamin Cottage, Natural Grocers by Vitamin Cottage and Vitamin Cottage Natural Grocers, copyrights of our website content, rights to our domain names including www.vitamincottage.com and www.naturalgrocers.com, and trade secrets and know-how with respect to our product sourcing, sales and marketing and other aspects of our business. As such, we rely on trademark and copyright law, trade secret protection and confidentially agreements with certain of our employees, consultants, suppliers and others to protect our proprietary rights. If we are unable to defend or protect or preserve the value of our trademarks, copyrights, trade secrets or other proprietary rights for any reason, our brand and reputation could be impaired and we could lose customers.

        Although our brand names are registered in the United States, we may not be successful in asserting trademark or trade name protection and the costs required to protect our trademarks and trade names may be substantial. In addition, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear. Therefore, we may be unable to prevent third parties from acquiring domain names that are similar to, infringe upon or otherwise decrease the value of our trademarks and other proprietary rights. Additionally, other parties may infringe on our intellectual property rights and may thereby dilute our brand in the marketplace. Third parties could also bring intellectual property infringement suits against us from time to time, to challenge our intellectual property rights. Any such infringement of our intellectual property rights by others, or claims by third parties against us, would likely result in a commitment of our time and resources to protect these rights through litigation or otherwise. If we were to receive an adverse judgment in such a matter, we could suffer further dilution of our trademarks and other rights, which could harm our ability to compete as well as our business prospects, financial condition and results of operations.

         Our products could cause unexpected side effects, illness, injury or death that could result in their discontinuance or expose us to lawsuits, either of which could result in unexpected costs and damage to our reputation.

        There is increasing governmental scrutiny of and public awareness regarding food safety. We believe that many customers hold us to a higher quality standard than other retailers. Unexpected side effects, illness, injury, or death caused by our products could result in the discontinuance of sales of our products or prevent us from achieving market acceptance of the affected products. Such side effects, illnesses, injuries and death could also expose us to product liability or negligence lawsuits. Any claims brought against us may exceed our existing or future insurance policy coverage or limits. Any judgment against us that is in excess of our policy limits would have to be paid from our cash reserves, which would reduce our capital resources. Further, we may not have sufficient capital resources to pay a judgment in which case our creditors could levy against our assets. The real or perceived sale of contaminated or harmful products would cause negative publicity regarding our company, brand, or products, which could in turn harm our reputation and net sales, which could have a material adverse effect on our business, financial condition and results or operation, or result in our insolvency.

         Increase in the cost of raw materials could hurt our sales and profitability.

        The raw agricultural commodities used to make our private label products, including our bulk repackaged products, increased globally during 2011, and are generally subject to availability constraints and price volatility caused by weather, supply conditions, government regulations, energy prices, price inflation and general economic conditions and other unpredictable factors. An increase in the demand for, or the price of, raw agricultural commodities could cause our vendors to seek price increases from us, or may cause the retail price we charge for certain products to increase, in turn decreasing our sales of such products. As a result, our profitability may be adversely impacted through reduced gross margins or a decline in the number and average size of customer transactions. The cost of construction materials we use to build and remodel our stores is also subject to significant price volatility based on market and economic conditions. Higher construction material prices would increase the capital expenditures needed to construct a new store or remodel an existing store.

         Energy costs are a significant component of our operating expenses and increasing energy costs, unless offset by more efficient usage or other operational responses, may impact our profitability.

        We utilize natural gas, water, sewer and electricity in our stores and use gasoline and diesel in our trucks that deliver products to our stores. Increases in energy costs, whether driven by increased demand, decreased or disrupted supply or an anticipation of any such events will increase the costs of operating our stores. Our shipping costs have also increased recently due to rising fuel and freight prices, and these costs may continue to increase. We may not be able to recover these rising costs through increased prices charged to our customers, and any increased prices may exacerbate the risk of customers choosing lower-cost alternatives. In addition, if we are unsuccessful in attempts to protect against these increases in energy costs through long-term energy contracts, improved energy procurement, improved efficiency and other operational improvements, the overall costs of operating our stores will increase which would impact our profitability, financial condition and results of operations.

         Increases in certain costs affecting our marketing, advertising and promotions may adversely impact our ability to advertise effectively and reduce our profitability.

        Postal rate increases, and increasing paper and printing costs affect the cost of our promotional mailings. Recent changes in postal rates have increased the cost of our Health Hotline mailings and increasing paper and printing costs have increased the cost of producing our Health Hotline newspaper inserts. In response to any future increase in mailing costs, we may consider reducing the number and size of certain promotional pieces. In addition, we rely on discounts from the basic postal rate structure, such as discounts for bulk mailings and sorting by zip code and carrier routes. We are not party to any long-term contracts for the supply of paper. We are also affected by increases in the cost of producing and broadcasting our television, radio and Internet advertising pieces. Recent changes in broadcast rates have resulted in an increase in the cost of our television commercials. In response to any future increase in broadcast costs, we may consider reducing the frequency, placement and length of certain promotional pieces. We are not party to any long-term contracts for broadcast time. Future increases in costs affecting our marketing, advertising and promotions could adversely impact our ability to advertise effectively and our profitability.

         Our credit facility could limit our operational flexibility.

        Following this offering we expect to have approximately $21.0 million of availability under our credit facility. Substantially all of our assets are pledged as collateral for outstanding borrowings under the facility. Our credit facility contains usual and customary restrictive covenants relating to our management and the operation of our business. These covenants, among other things, restrict our ability to incur additional indebtedness, grant liens, engage in certain merger, consolidation or asset sale transactions, make certain investments, make loans, advances, guarantees or acquisitions, engage in certain transactions with affiliates, or permit sale and leaseback transactions. We are also required to maintain certain financial ratios under our credit agreement, including a consolidated leverage ratio, a consolidated fixed charge ratio and a consolidated EBITDA to revenue ratio. These covenants could restrict our operational flexibility, including our ability to open stores, and any failure to comply with these covenants or our payment obligations would limit our ability to borrow under our revolving credit facility and, in certain circumstances, may allow the lender thereunder to require repayment.

         We may need to raise additional debt or equity capital.

        We depend on cash flow from our operations and borrowings from our credit facility to fund our business and execute on our growth strategy. From time to time, after the completion of this offering, we may be required to seek additional equity or debt financing in order to fund capital expenditures or to provide additional working capital for our business, or to fund the execution of our growth strategy.

In addition, changes in economic conditions, or market conditions requiring a shift in our business model could result in our need for additional debt or equity financing. We cannot predict the timing or amount of any such capital requirements at this time. We do not know whether we will be able to take any of such actions on a timely basis, on terms satisfactory to us or at all. If financing is not available to us on satisfactory terms, or at all, we may be unable to operate or expand our business or to successfully pursue our growth strategy, and our results of operations may suffer.

         Our political advocacy activities may reduce our customer count and sales.

        We believe our ability to profitably operate our business depends, in part, upon our access to natural and organic products and dietary supplements. We attempt to protect these interests through ongoing and proactive political advocacy campaigns, including participation in education programs, petitions, letter writing, phone calls, policy conferences, advisory boards, industry groups, public commentary and meetings with trade groups, office holders and regulators. We may publicly ally with and support trade groups, political candidates, government officials and regulators who support a particular policy we consider important to our business and in alignment with our principles regarding access to natural and organic products and dietary supplements. We may, from time to time, publicly oppose other trade groups, candidates, officeholders and regulators whose point of view we believe will harm our business, or impede access to nutritious food and dietary supplements. In some cases, we may lose customers and sales because our political advocacy activities are perceived to be contrary to those customers' points of view, political affiliations, political beliefs or voting preferences.

         Effective tax rate changes and results of examinations by taxing authorities could materially impact our results of operations.

        Our future effective tax rates could be adversely affected by our earnings mix being lower than historical results in states where we have lower statutory rates and higher-than-historical results in states where we have higher statutory rates, by changes in the valuation of our deferred tax assets and liabilities, or by changes in tax laws or interpretations thereof. In addition, we are subject to periodic audits and examinations by the Internal Revenue Service, or the IRS, and other state and local taxing authorities. Our effective tax rate is likely to change following the Boulder Contribution. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." Our results could be materially impacted by the determinations and expenses related to proceedings by the IRS and other state and local taxing authorities.

         Failure to maintain adequate financial and management processes and controls could lead to errors in our financial reporting and could harm our ability to manage our expenses.

        Reporting obligations as a public company and our anticipated growth are likely to place a considerable strain on our financial and management systems, processes and controls, as well as on our personnel. In addition, as a public company, we will be required to document and test our internal controls over financial reporting pursuant to Section 404 of Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, so that our management can periodically certify the effectiveness of such controls. Our independent registered public accounting firm will not be required to formally attest to the effectiveness of our internal control over financial reporting pursuant to Section 404 until the later of the year following our first annual report required to be filed with the SEC, or the date we are no longer an "emerging growth company" as defined in the JOBS Act, if we take advantage of the exemptions contained in the JOBS Act. We expect that we will remain an "emerging growth company" until the earliest of (a) the last day of our fiscal year following the fifth anniversary of this offering; (b) the last day of our fiscal year in which we have annual gross revenue of $1.0 billion or more; (c) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt; and (d) the date on which we are deemed to be a "large accelerated filer," which will occur at such time as we have (1) an aggregate worldwide market value of common equity securities held by non-affiliates of $700 million or more as of the last business day of our most recently completed second fiscal quarter, (2) been required to file annual, quarterly and current reports under the Exchange Act for a period of at least 12 calendar months, and (3) filed at least one annual report pursuant to the Exchange Act. As a result, we may qualify as an "emerging growth company" until as late as September 30, 2017. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our controls are documented, designed or operating. If our senior management is unable to conclude that we have effective internal control over financial reporting, or to certify the effectiveness of such controls, or if our independent registered public accounting firm cannot render an unqualified opinion on management's assessment and the effectiveness of our internal control over financial reporting, or if material weaknesses in our internal controls are identified, we could be subject to regulatory scrutiny and a loss of public confidence, which could have a material adverse effect on our business and our stock price.

         We are an "emerging growth company" and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

        We are an "emerging growth company," as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting and other requirements that are applicable to other public companies that are not "emerging growth companies." For so long as we are an "emerging growth company," we will, among other things:

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  not be required to comply with the auditor attestation requirements of section 404(b) of Sarbanes-Oxley;

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  not be required to hold a nonbinding advisory stockholder vote on executive compensation pursuant to Section 14A(a) of the Exchange Act;

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  not be required to seek stockholder approval of any golden parachute payments not previously approved pursuant to Section 14A(b) of the Exchange Act;

  •
  be exempt from any rule adopted by the Public Company Accounting Oversight Board, requiring mandatory audit firm rotation or a supplemental auditor discussion and analysis; and

  •
  be subject to reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

        We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

        In addition, Section 107 of the JOBS Act also provides that an "emerging growth company" can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. An "emerging growth company" can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we are choosing to "opt out" of such extended transition period, and as a result, we will comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Risks related to this offering

        The market price of our common stock may be volatile, and you may not be able to sell our stock at a favorable price or at all.

        The market price of our common stock is likely to fluctuate significantly from time to time in response to a number of factors, most of which we cannot control, including those described under "—Risks related to our business" and the following:

  •
  differences between our actual financial and operating results and those expected by investors;

  •
  fluctuations in our quarterly operating results;

  •
  market conditions in our industry and the economy as a whole;

  •
  changes in our earnings guidance;

  •
  a change in the recommendation by any research analyst that follows our stock or any failure to meet the estimates made by research analysts;

  •
  investor perceptions of our prospects and the prospects of the grocery and dietary supplement industries;

  •
  the performance of our key vendors;

  •
  announcements by us, our vendors or our competitors regarding performance, strategy, significant acquisitions, divestitures, strategic partnerships, joint ventures or capital commitments;

  •
  introductions of new product or new pricing policies by us or our competitors;

  •
  failure to recruit or retain key personnel; and

  •
  the level and quality of securities research analyst coverage for our common stock.

        In addition, the stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market price of equity securities.

         Our current principal stockholders will continue to have significant influence over us after this offering, and they could delay, deter or prevent a change of control or other business combination or otherwise cause us to take action with which you might not agree.

        Members of the Isely family controlled all of the voting power of our outstanding common stock prior to this offering. Immediately following the offering, members of the Isely family and certain persons, entities and accounts that own or control approximately 61.77% of our common stock will enter into a stockholders agreement by which they will agree to aggregate their voting power with regard to the election of directors. Due to their holdings of common stock, members of the Isely family will be able to continue to determine the outcome of virtually all matters submitted to stockholders for approval, including the election of directors, an amendment of our certificate of incorporation (except when a class vote is required by law), any merger or consolidation requiring common stockholder approval, and a sale of all or substantially all of the Company's assets. Members of the Isely family have the ability to prevent change in control transactions as long as they maintain voting control of the Company.

        In addition, because these holders will have the ability to elect all of our directors, they will be able to control our policies and operations, including the appointment of management, future issuances of our common stock or other securities, the payments of dividends on our common stock and entering into extraordinary transactions, and their interests may not in all cases be aligned with your interests.

         No public market for our common stock currently exists, and we cannot assure you that an active, liquid trading market will develop or be sustained following this offering.

        Prior to this offering, there has been no public market for shares of our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of a trading market on the NYSE or otherwise, or how liquid that market might become. If an active market does not develop, you may have difficulty selling any shares of our common stock that you purchase in this initial public offering. The initial public offering price for the shares of our common stock will be determined by negotiations between us, the selling stockholders and the representatives of the underwriters, and may not be indicative of prices that will prevail in the open market following this offering. If you purchase shares of our common stock, you may not be able to resell those shares at or above the initial public offering price.

         You will experience an immediate and substantial book value dilution after this offering.

        The initial public offering price of our common stock will be substantially higher than the net tangible book value per share attributable to our existing shareholders immediately after the offering. Based on an assumed initial public offering price of $14.00 per share, the midpoint of the price range set forth on the cover of this prospectus and after giving effect to the Reorganization, you will incur immediate and substantial dilution in the amount of $11.28 after the consummation of this offering. See "Dilution" included elsewhere in this prospectus.

         A substantial number of shares of our common stock will be eligible for sale in the near future, which could adversely affect our stock price and could impair our ability to raise capital through the sale of equity securities.

        If our stockholders sell, or the market perceives that our stockholders intend to sell, in the public market following this offering, substantial amounts of our common stock, the market price of our common stock could decline significantly. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price we deem appropriate. Upon completion of this offering, 21,803,031 shares of our common stock, or 22,349,879 shares of our common stock if the underwriters' option is exercised in full, will be outstanding. The shares of common stock affected in this offering will be freely tradable without restriction under the Securities Act of 1933, as amended, or Securities Act, except for any shares held by our "affiliates" as defined in Rule 144 under the Securities Act. Up to approximately 11,735,580 additional shares of our common stock could be sold upon the expiration of the 180-day lock-up period described in "Underwriting—Lock-Up Agreements." As restrictions on resale end, the market price of our common stock could drop significantly if the holders of restricted shares sell them or are perceived by the market as intending to sell them. Also, in the future, we may issue shares of our common stock in connection with investments or acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then outstanding shares of our common stock.

         We do not anticipate paying dividends on our capital stock in the foreseeable future and capital appreciation may be your sole source of potential gain.

        We anticipate that we will retain our future earnings, for the foreseeable future, in order to fund our growth strategy and for general corporate purposes. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors, or our board, and will depend upon many factors, including our financial condition, earnings, legal requirements, and restrictions in our debt agreements and other factors our board deems relevant. As a result, we can make no assurance that we will pay cash dividends to our stockholders in the future. Capital appreciation, if any, of our common stock will be your sole source of potential gain for the foreseeable future. In addition, the market price for our common stock after this offering might not exceed the price that you pay for our common stock in this offering.

         If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our stock or if our operating results do not meet their expectations, our stock price could decline.

        The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. If one or more of these analysts do not cover our company or fail to publish reports on us regularly, we may lose visibility in the financial markets, which could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover our company downgrades our stock, or if our operating results do not meet their expectations, our stock price could decline.

         Anti-takeover provisions in our organizational documents and Delaware law may discourage or prevent a change in control, even if a sale of the Company would be beneficial to our stockholders, which could cause our stock price to decline and prevent attempts by our stockholders to replace or remove our current management.

        Several provisions of our certificate of incorporation and amended and restated bylaws, each of which will be in effect upon the consummation of this offering, could make it difficult for our stockholders to change the composition of our board, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that our stockholders may consider favorable. See "Description of Capital Stock."

        These provisions include:

  •
  a staggered, or classified, board of directors;

  •
  authorizing our board of directors to issue "blank check" preferred stock without stockholder approval;

  •
  prohibiting cumulative voting in the election of directors;

  •
  limiting the persons who may call special meetings of stockholders;

  •
  prohibiting stockholders from acting by written consent after the Isely family ceases to own more than 50% of the total voting power of our shares; and

  •
  establishing advance notice requirements for nominations for election to our board or for proposing matters that can be acted on by stockholders at stockholder meetings.

        These anti-takeover provisions could substantially impede the ability of our common stockholders to benefit from a change in control and, as a result, could materially adversely affect the market price of our common stock and your ability to realize any potential change-in-control premium.

         We will be a "controlled company" within the meaning of the NYSE Listed Company rules, and, as a result, will rely on exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.

        Upon completion of this offering, the Isely family, or entities controlled by the Isely family, will own more than 50% of the total voting power of our common shares for the election of directors and we will be a "controlled company" under NYSE corporate governance standards. As a controlled company, certain exemptions under NYSE standards will free us from the obligation to comply with certain corporate governance requirements of the NYSE, including the requirements:

  •
  that a majority of our board consists of "independent directors," as defined under the rules of the NYSE;

  •
  that our director nominees be selected, or recommended for our boards' selection, either (1) by a majority of independent directors in a vote by independent directors, pursuant to a nominations process adopted by a board resolution, or (2) by a nominating and governance committee comprised solely of independent directors with a written charter addressing the nominations process; and

  •
  that the compensation of our executive officers be determined, or recommended to the board for determination, by a majority of independent directors in a vote by independent directors, or a compensation committee comprised solely of independent directors.

        Accordingly, for so long as we are a "controlled company," you will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

         Our costs will increase significantly as a result of operating as a public company, and our management will be required to devote substantial time to complying with public company regulations.

        We historically have operated our business as a private company. As a public company, we will incur additional legal, accounting, compliance and other expenses that we have not incurred as a private company. After this offering, we will become obligated to file with the SEC annual and quarterly reports and other reports that are specified in Section 13 and other sections of the Securities Exchange Act of 1934, as amended, or the Exchange Act. In addition, we will also become subject to other reporting and corporate governance requirements, including certain requirements of the NYSE, and certain provisions of Sarbanes-Oxley and the Dodd Frank Wall Street Reform and Consumer Protection Act, or Dodd-Frank, which will impose significant compliance obligations upon us. We will need to institute a comprehensive compliance function, establish internal policies, ensure that we have the ability to prepare financial statements that are fully compliant with all SEC reporting requirements on a timely basis and design, establish, evaluate and maintain internal controls over financial reporting in compliance with Sarbanes-Oxley.

        Sarbanes-Oxley and Dodd-Frank, as well as rules subsequently implemented by the SEC and the NYSE, have imposed enhanced corporate governance and disclosure practices for public companies. Our efforts to comply with evolving laws, regulations and standards in this regard are likely to result in increased administrative expenses and a diversion of management's time and attention from revenue-generating activities to compliance activities. These changes will require a significant commitment of additional capital and resources. We may not be successful in implementing these requirements, and implementing them could materially adversely affect our business, results of operations and financial condition. In addition, if we fail to implement the requirements with respect to our internal accounting and audit functions, our ability to report our operating results on a timely and accurate basis could be impaired. If we do not implement such requirements in a timely manner or with adequate compliance, we might be subject to sanctions or investigation by regulatory authorities, such as the SEC or the NYSE. Any such action could harm our reputation and the confidence of investors and customers in our company and materially adversely affect our business and cause our share price to fall.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements in addition to historical information. These forward-looking statements are included throughout this prospectus, including in the sections entitled "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," "Executive Compensation," and "Certain Relationships and Related Party Transactions," and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. We have used the words "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" and similar terms and phrases to identify forward-looking statements in this prospectus.

        The forward-looking statements contained in this prospectus are based on management's current expectations and are subject to uncertainty and changes in circumstances. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local political, economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. We believe that these factors include those described in "Risk Factors." Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements. Any forward-looking statement made by us in this prospectus speaks only as of the date on which we make it. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

 USE OF PROCEEDS

        Assuming an initial public offering price of $14.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), we estimate that we will receive net proceeds from this offering of approximately $44.7 million after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

        We intend to use the net proceeds to us from this offering to repay our term loan and all outstanding amounts under our revolving credit facility, fund the payment of the cash portion of the purchase price for the Boulder Contribution, settle the cash portion of restricted stock units granted to our Chief Financial Officer, fund working capital and for general corporate purposes. The amount and timing of actual requirements for working capital or funds for general corporate purposes will depend on numerous factors related to the implementation of our business strategy. Our executive management will have broad discretion in the application of the net proceeds, and investors in our common stock will be relying on the judgment of our management regarding the application of the net proceeds from this offering.

        As of June 30, 2012, we had approximately $15.8 million of indebtedness under our term loan and approximately $9.8 million of indebtedness under our revolving credit facility, which was used to fund new store growth and working capital. The average annual interest rate on our term loan and revolving credit facility for the nine months ended June 30, 2012 was 2.05% and 2.54%, respectively. Our term loan and revolving credit facility mature on June 30, 2014. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" for more information.

        The cash portion of the purchase price payable to the minority owners of BVC in connection with the Boulder Contribution will be determined based on the public offering price of the shares sold in this offering. Assuming a public offering price of $14.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), the minority owners of BVC would receive $9,380,803 in cash in connection with the Boulder Contribution. For additional information regarding the Boulder Contribution, see "The Reorganization—The Boulder Contribution."

        Each $1.00 increase (decrease) in the assumed initial public offering price of $14.00 per share would (assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same after deducting underwriting discounts and commissions and estimated offering expenses payable by us) increase (decrease) the net proceeds to us from this offering by approximately $3.4 million. Each $1.00 increase in the assumed initial public offering price of $14.00 per share would (assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same) increase the cash payable in connection with the Reorganization by approximately $0.7 million. The first $1.00 decrease in the assumed initial public offering price of $14.00 per share would (assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same), decrease the cash payable in connection with the Reorganization by approximately $1.0 million, and each $1.00 decrease thereafter (assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same) would decrease the cash payable in connection with the Reorganization by approximately $0.7 million.

        We will not receive any proceeds from the sale of shares of our common stock by the selling stockholders, including any shares that may be sold by the selling stockholders in connection with the exercise of the underwriters' overallotment option.

DIVIDEND POLICY

        Natural Grocers by Vitamin Cottage, Inc. will be a holding company with no operations of its own. It will depend on payments, dividends and distributions from the operating company, its wholly-owned subsidiary, for funds to pay dividends to our stockholders. The operating company currently expects to retain future earnings for use in the operation and expansion of our business and does not anticipate paying any cash dividends for the foreseeable future. In addition, our ability and the ability of our operating company to declare and pay cash dividends is prohibited by our credit facility. Furthermore, the declaration and payment of future dividends to holders of our common stock will be at the discretion of our board and will depend upon many factors, including our financial condition, earnings, legal requirements, restrictions in the operating company's debt agreements and other factors deemed relevant by our board. The operating company did not pay any dividends during fiscal years 2009, 2010 and 2011.

 CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2012, on:

  •
  an actual basis, to reflect the cash and cash equivalents and capitalization of Vitamin Cottage Natural Food Markets, Inc. and its consolidated subsidiaries as of June 30, 2012; and

  •
  an as adjusted basis, to reflect (1) the sale by us of 3,623,793 shares of our common stock in this offering at an assumed initial offering price of $14.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus) after deducting underwriting discounts and commissions and estimated expenses payable by us, (2) the application of net proceeds as described in "Use of Proceeds" and (3) the Reorganization.

        You should read this table in conjunction with "Use of Proceeds," "Selected Historical Consolidated Financial and Other Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the audited and unaudited consolidated financial statements and related notes included elsewhere in this prospectus.

	As of June 30, 2012
	Actual	As Adjusted(1)
	(unaudited)
Cash and cash equivalents(1)	$3,300,505	12,369,378

Debt:
Revolving credit facility	9,797,843	—
Term loan	15,825,000	—
Notes payable—related party	787,218	787,218

Total debt	26,410,061	787,218
Stockholders' equity:
Common stock, Class A, voting, no par value per share, 1,000 shares authorized, issued and outstanding (actual)(2)	1,679	—
Common stock, Class B, nonvoting, no par value per share, 1,000,000 shares authorized, 625,112 shares issued and outstanding (actual)(2)	792,676	—
Common stock, par value $0.001 per share, 50,000,000 shares authorized, 21,803,031 shares issued and outstanding (as adjusted)	—	21,803
Retained earnings	19,281,961	18,639,294
Additional paid-in capital(1)	—	41,692,473
Noncontrolling interest(3)	1,978,215	—

Total stockholders' equity(1)	22,054,531	60,353,570

Total capitalization	$48,464,592	$61,140,788

(1)
Assuming a public offering price of $14.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), and assuming the net proceeds from this offering to us are approximately $44.7 million, the transactions associated with the Reorganization are as follows to reconcile to as adjusted balances as of June 30, 2012:

	Actual as of June 30, 2012	Boulder Contribution (a)	Proceeds from this offering	Repayment of Credit Facility	CFO Award	As Adjusted as of June 30, 2012
Cash and cash equivalents	$3,300,505	(9,380,803)	44,681,785	(25,622,843)	(609,266)	12,369,378

Deferred income tax assets	715,165	3,225,004			35,683	3,975,852

Accrued expenses	8,483,984				(346,637)	8,137,347

Total debt	26,410,061			(25,622,843)		787,218
Stockholders' equity:
Common stock	794,355	670	(773,353)		131	21,803
Retained earnings(b)	19,281,961				(642,667)	18,639,294
Additional paid-in capital	—	(4,178,254)	45,455,137		415,590	41,692,473
Noncontrolling interest	1,978,215	(1,978,215)				—

Total stockholders' equity	22,054,531	(6,155,799)	44,681,784	—	(226,946)	60,353,570

Total capitalization	$48,464,592	(6,155,799)	44,681,784	(25,622,843)	(226,946)	61,140,788

    (a)
    The Boulder Contribution reflects the purchase of the noncontrolling interest in BVC, paid in a combination of cash and shares of common stock, eliminates the noncontrolling interest previously recorded and records a deferred income tax asset due to the anticipated step up in tax basis that will result in future tax deductions to us.

    (b)
    As adjusted retained earnings as of June 30, 2012 includes stock based compensation expense of $1,024,987, net of tax of $382,320, in connection with the award of restricted stock units to our Chief Financial Officer. The tax effect of the stock based compensation expense will reduce our income tax payable by $346,637 and increase our deferred income tax asset by $35,683 for the deferred tax consequences of a portion of the award of restricted stock units to our Chief Financial Officer.

Each $1.00 increase in the assumed initial public offering price would (assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us) increase the net proceeds to us from this offering by approximately $3.4 million, increase our total cash and cash equivalents by $2.7 million, increase our additional paid-in capital by $3.0 million, and increase our total stockholders' equity by $2.9 million. If there was a $1.00 decrease in the assumed initial public offering price, one-third (or 87,038 restricted stock units) of the restricted stock units issuable to our Chief Financial Officer that would have otherwise vested following the initial public offering would not vest. See "Executive Compensation—Compensation Discussion and Analysis—Compensation decisions for fiscal year 2011 and fiscal year 2012—Equity compensation" for more information. Including the impact of these restricted stock units not vesting, the first $1.00 decrease in the assumed initial public offering price would (assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us) decrease the net proceeds to us from this offering by approximately $3.4 million, decrease our total cash and cash equivalents by $2.4 million, decrease our additional paid-in capital by $3.2 million, and decrease our total stockholders' equity by $2.8 million. Each $1.00 decrease thereafter would (assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us) decrease the net proceeds to us from this offering by approximately $3.4 million, decrease our total cash and cash equivalents by $2.7 million, decrease our additional paid-in capital by $2.9 million, and decrease our total stockholders' equity by $2.9 million. See "Use of Proceeds."

(2)
The existing Class A and Class B common stock of Vitamin Cottage Natural Food Markets, Inc. will be converted into shares of common stock of Natural Grocers by Vitamin Cottage, Inc. in connection with the Reorganization. See "The Reorganization."

(3)
We held a controlling financial interest in BVC as of June 30, 2012. As such, in accordance with U.S. GAAP, our consolidated balance sheet as of June 30, 2012 includes the assets, liabilities and stockholders equity of BVC, and 45% of BVC's stockholders equity is reported as noncontrolling interest. As a result of the Boulder Contribution, BVC will become our wholly-owned subsidiary and we will no longer report a noncontrolling interest as part of stockholders' equity.

THE REORGANIZATION

        Natural Grocers by Vitamin Cottage, Inc. was incorporated on April 9, 2012, in anticipation of this offering. Prior to this offering, Natural Grocers by Vitamin Cottage, Inc. is a wholly-owned subsidiary of Vitamin Cottage Natural Food Markets, Inc. In connection with, and immediately prior to the completion of this offering, we will complete a reorganization that includes: (1) the Delaware Merger, (2) the Boulder Contribution and (3) the issuance of restricted stock units to our Chief Financial Officer. The Delaware Merger and the Boulder Contribution are conditions to the consummation of this offering. The diagram below reflects our corporate structure immediately prior to the Reorganization:

        The Reorganization includes the following transactions:

  •
  The Delaware Merger.  In connection with, and immediately prior to the completion of, this offering, the existing shareholders of Vitamin Cottage Natural Food Markets, Inc. (which we refer to as the operating company) will exchange the capital stock of the operating company for an aggregate of 17,378,625 shares of common stock of Natural Grocers by Vitamin Cottage, Inc. by means of a statutory merger of the operating company with Vitamin Merger, Inc., a newly-formed, wholly-owned subsidiary of the issuer. The operating company will survive the merger and continue its existence as a wholly-owned subsidiary of the issuer. Following the completion of this offering, Natural Grocers by Vitamin Cottage, Inc. will be a holding company with no material assets other than its direct 100% ownership interest in the operating company. We refer to this transaction in this prospectus as the Delaware Merger.

  •
  The Boulder Contribution.  The operating company has historically owned a 55% interest in BVC, which owns five of our stores in Colorado. In connection with and immediately prior to the completion of this offering, we will complete a transaction in which Natural Grocers by Vitamin Cottage, Inc. will purchase the 45% membership interests in BVC currently owned by a group of other non-affiliated investors. In exchange for the sale and contribution of their 45% interests in BVC, the minority owners of BVC will receive a combination of cash and shares of common stock in Natural Grocers by Vitamin Cottage, Inc. In total, we will issue an aggregate of 670,057 shares of unregistered common stock of Natural Grocers by Vitamin Cottage, Inc. to the minority owners of BVC in connection with the contribution. The cash portion of the purchase price payable to the minority owners of BVC in connection with the Boulder Contribution will be determined based on the public offering price. Assuming a public offering price of $14.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), the minority owners of BVC would receive $9,380,803 in cash in connection with the Boulder Contribution. Immediately following these transactions, Natural Grocers by Vitamin Cottage, Inc. will contribute the 45% interest in BVC to the operating company. We refer to this transaction in this prospectus as the Boulder Contribution.

  •
  Officer Grant.  Under our Chief Financial Officer's employment agreement, we will grant to her restricted stock units immediately following completion of the offering and following the exercise of the underwriters' overallotment option, if any. Assuming a public offering price of $14.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus), our Chief Financial Officer would receive 261,114 restricted stock units immediately following the closing of this offering, 174,076 of which would be immediately vested and settled for a combination of 130,556 shares of common stock and $609,266 in cash. See "Executive Compensation—Compensation Discussion and Analysis—Compensation decisions for fiscal year 2011 and fiscal year 2012—Equity compensation" for additional information.

        In addition to the lock-up agreements entered into with the underwriters in connection with this offering, the minority owners of BVC have agreed that they will not sell or otherwise dispose of the shares of common stock of Natural Grocers by Vitamin Cottage, Inc. that they will receive in connection with the Boulder Contribution for a period of 180 days following the completion of this offering.

        Each $1.00 increase (decrease) in the assumed initial public offering price per share would (assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us) increase (decrease) the cash portion of the purchase price payable to the minority owners of BVC in connection with the Boulder Contribution by approximately $670,000. Each $1.00 increase in the assumed initial public offering price of $14.00 per share would (assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us) increase the amount of cash payable to our Chief Financial Officer at the time of completion of the offering in settlement of vested restricted stock units by approximately $44,000. If there was a $1.00 decrease in the assumed initial public offering price of $14.00 per share, one-third (or 87,038 restricted stock units) of the restricted stock units issuable to our Chief Financial Officer that would have otherwise vested following the initial public offering would not vest. See "Executive Compensation—Compensation Discussion and Analysis—Compensation decisions for fiscal year 2011 and fiscal year 2012—Equity compensation" for more information. Including the impact of these restricted stock units not vesting, the first $1.00 decrease in the assumed initial public offering price of $14.00 per share would (assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us) decrease (1) the number of shares of common stock issuable to our Chief Financial Officer at the time of the completion of the offering in settlement of restricted stock units by 65,278 shares and (2) the amount of cash payable to our Chief Financial Officer at the time of completion of the offering in settlement of vested restricted stock units by approximately $326,000. Each additional $1.00 decrease thereafter would (assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us) decrease the amount of cash payable to our Chief Financial Officer at the time of completion of the offering in settlement of vested restricted stock units by approximately $22,000.

        The diagram below illustrates our corporate structure immediately following completion of the Reorganization and this offering:

Former Boulder Vitamin Cottage Group, LLC Minority Investors
Former Vitamin Cottage Natural Food Markets, Inc. Shareholders
Public Stockholders
670,057 shares
3.07%
13,859,561 shares
63.57%
7,142,857 shares
32.76%
Natural Grocers by Vitamin Cottage, Inc.
a Delaware corporation
(the issuer)
100%
Vitamin Cottage Natural Food Markets, Inc.
a Colorado corporation
(the operating company)
100%
Boulder Vitamin Cottage Group, LLC
a Colorado limited liability company
(BVC)

        The preceding diagram assumes that the underwriters will not exercise their overallotment option. If the underwriters exercise their overallotment option in full, former BVC minority investors would own 670,057 shares or 3.00% of our common stock, former shareholders of Vitamin Cottage Natural Food Markets, Inc. would own 13,331,707 shares or 59.66% of our common stock, and purchasers of stock in this offering would own 8,214,285 shares or 36.76% of our common stock.

        Immediately following the offering, Kemper Isely, Zephyr Isely, Heather Isely and Elizabeth Isely will, in the aggregate, own and control approximately 40.94% of our common stock, or approximately 37.80% if the underwriters exercise their overallotment option in full. In addition, these shares will be subject to a stockholders agreement, pursuant to which these and other Isely family stockholders holding in the aggregate more than 50% of our common stock will agree to vote their shares of common stock together on all matters related to the election of directors. Accordingly, we will be a "controlled company" within the meaning of The New York Stock Exchange governance standards.

 DILUTION

        Dilution is the amount by which the initial public offering price paid by purchasers of common stock sold in this offering will exceed the net tangible book value per share of common stock after this offering. Net tangible book value per share is determined by dividing the total tangible assets of Natural Grocers by Vitamin Cottage, Inc. less its total liabilities by the number of shares of its common stock outstanding. The historical as adjusted net tangible book value as of June 30, 2012, before giving effect to the Reorganization and before giving effect to the offering was $21.1 million, or $1.21 per share. All amounts presented below reflect the shares as adjusted for the Delaware Merger.

        After giving effect to the Reorganization and the sale of shares of our common stock in this offering at an assumed initial public offering price per share of $14.00 per share (the midpoint of the estimated price range set forth on the cover page of this prospectus) and the application of the estimated net proceeds from this offering as described in "Use of Proceeds," after deducting the estimated underwriting discounts and commissions and estimated expenses payable by us, the as adjusted net tangible book value as of June 30, 2012 would have been $59.4 million, or $2.72 per share of common stock. Purchasers of common stock in this offering will experience substantial and immediate dilution in net tangible book value per share of common stock for financial accounting purposes, as illustrated in the following table.

Assumed initial public offering price per common share		$14.00
Historical net tangible book value per common share before giving effect to this offering and the Reorganization	$1.21
Increase in net tangible book value per common share resulting from this offering and the Reorganization	$1.51
As adjusted net tangible book value per common share after giving effect to this offering and the Reorganization		$2.72
Dilution per share to new investors		11.28

        A $1.00 increase in the assumed initial public offering price per share would increase the as adjusted net tangible book value after this offering by approximately $2.9 million, and the as adjusted net tangible book value per share after this offering by $0.13 per share. It would also decrease the dilution per share to investors in this offering by $0.13 per share, assuming the number of shares offered by us under this prospectus remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. A $1.00 decrease in the assumed initial public offering price per share would decrease the as adjusted net tangible book value after this offering by approximately $2.8 million, and the as adjusted net tangible book value per share after this offering by $0.12 per share. It would also increase the dilution per share to investors in this offering by $0.12 per share, assuming the number of shares offered by us under this prospectus remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. Each $1.00 decrease thereafter (assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same) would decrease the adjusted net tangible book value after this offering by approximately $2.9 million, and the as adjusted net tangible book value per share after this offering by $0.13 per share. It would also increase the dilution per share to investors in this offering by $0.13 per share, assuming the number of shares offered by us under this prospectus remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. The information discussed above is illustrative only and will adjust based on the actual initial public offering price and other terms of this offering determined at pricing.

        The discussion and tables above also exclude shares of common stock reserved for issuance under our omnibus incentive plan that we intend to adopt in connection with this offering.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

        Natural Grocers by Vitamin Cottage, Inc. was incorporated in Delaware on April 9, 2012. Prior to the completion of this offering, Natural Grocers by Vitamin Cottage, Inc. will have no material assets. Following the completion of this offering, Natural Grocers by Vitamin Cottage, Inc. will be a holding company with no material assets other than its direct 100% ownership of Vitamin Cottage Natural Food Markets, Inc., which is our operating company. The consolidated financial statements of Natural Grocers by Vitamin Cottage, Inc. will reflect the assets, liabilities and results of operations of the operating company. Accordingly, the following tables set forth the selected historical consolidated financial and other data of the operating company as of the dates and for the periods indicated.

        The selected historical consolidated financial data for the year ended September 30, 2009, and as of and for the years ended September 30, 2010 and 2011 have been derived from the audited consolidated financial statements of the operating company, which are included elsewhere in this prospectus. The selected consolidated balance sheet data as of September 30, 2009 has been derived from audited consolidated financial statements not included in this prospectus.

        The selected historical unaudited consolidated financial data as of June 30, 2012 and for the three and nine months ended June 30, 2011 and 2012 have been derived from the unaudited consolidated financial statements of the operating company, which are included elsewhere in this prospectus. The unaudited consolidated financial statements of the operating company have been prepared on the same basis as the audited consolidated financial statements of the operating company and, in the opinion of management, include all adjustments necessary for a fair presentation. Interim results are not necessarily indicative of results that may be expected for a full fiscal year.

        The selected historical consolidated data presented below should be read in conjunction with the information included in the sections entitled "Risk Factors," "The Reorganization," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto and other financial data included elsewhere in this prospectus. The historical results of Vitamin Cottage Natural Food Markets, Inc. set forth below are not necessarily indicative of results to be expected for any future period.

	Year ended September 30,			Three months ended June 30,		Nine months ended June 30,
	2009	2010	2011	2011	2012	2011	2012
				(Unaudited)
	(dollars in thousands, except for per share and other operating data)
Statements of Income Data:
Net sales	$206,080	226,910	264,544	67,578	86,707	194,407	246,453
Cost of goods sold and occupancy costs	145,937	159,797	187,162	47,828	61,307	137,474	173,769

Gross profit	60,143	67,113	77,382	19,750	25,400	56,933	72,684
Store expenses	41,992	47,162	57,610	14,634	18,199	42,218	52,667
Administrative expenses	8,619	9,631	10,397	2,575	2,760	7,667	8,285
Pre-opening and relocation expenses	1,236	1,293	1,964	448	458	1,470	1,312

Operating income	8,296	9,027	7,411	2,093	3,983	5,578	10,420
Other (expense) income:
Interest expense	(1,146)	(967)	(669)	(181)	(144)	(574)	(474)
Other (expense) income, net	(60)	3	35	3	1	26	4

Income before income taxes	7,090	8,063	6,777	1,915	3,840	5,030	9,950
Provision for income taxes	(2,039)	(2,466)	(2,167)	(674)	(1,300)	(1,623)	(3,372)

Net income	5,051	5,597	4,610	1,241	2,540	3,407	6,578

Net income attributable to noncontrolling interest	(1,513)	(1,189)	(1,106)	(255)	(339)	(821)	(902)

Net income attributable to Vitamin Cottage Natural Food Markets, Inc.	$3,538	4,408	3,504	986	2,201	2,586	5,676

Per Share Data:
Net income attributable to Vitamin Cottage Natural Food Markets, Inc. per common share
Basic and diluted	$5.65	7.04	5.60	1.57	3.52	4.13	9.07

Weighted average shares outstanding
Basic and diluted	626,112	626,112	626,112	626,112	626,112	626,112	626,112

Pro Forma Statements of Income Data (Unaudited)(1):
Income before income taxes	$7,090	8,063	6,777	1,915	3,840	5,030	9,950
Pro forma provision for income taxes	(2,592)	(2,892)	(2,589)	(778)	(1,426)	(1,940)	(3,709)

Pro forma net income attributable to Vitamin Cottage Natural Food Markets, Inc.	$4,498	5,171	4,188	1,137	2,414	3,090	6,241

Pro Forma Per Share Data (Unaudited)(2):
Pro forma net income per common share
Basic	$0.21	0.24	0.19	0.05	0.11	0.14	0.29
Diluted	$0.21	0.24	0.19	0.05	0.11	0.14	0.29
Pro forma weighted average shares outstanding
Basic	21,803,031	21,803,031	21,803,031	21,803,031	21,803,031	21,803,031	21,803,031
Diluted	21,890,069	21,890,069	21,890,069	21,890,069	21,890,069	21,890,069	21,890,069
Other Financial Data:
EBITDA(3)	$12,442	14,540	15,137	4,085	6,524	11,150	17,653

EBITDA margin(4)	6.0%	6.4	5.7	6.0	7.5	5.7	7.2

Other Operating Data (Unaudited):
Number of stores at end of period	33	39	49	46	55	46	55
Change in comparable store sales(5)	2.6%	2.1	4.9	5.5	13.0	4.5	11.1
Gross square footage at end of period(6)	401,919	472,393	619,172	564,492	737,332	564,492	737,332
Selling square footage at end of period(6)	309,792	360,764	459,435	424,585	531,428	424,585	531,428
Average comparable store size (gross square feet)(7)	12,189	12,328	12,239	12,331	12,272	12,331	12,272
Average comparable store size (selling square feet)(7)	9,640	9,483	9,284	9,337	9,230	9,337	9,230
Comparable store sales per selling square foot during period(8)	$773	730	720	180	185	542	555

	As of September 30,
				As of June 30, 2012
	2009	2010	2011
				(Unaudited)
	(in thousands)
Selected Balance Sheet Data:
Cash and cash equivalents	$2,140	446	378	3,301
Total assets	48,565	60,272	78,915	90,721
Total debt(9)	20,410	23,748	28,442	26,410
Total stockholders' equity	7,791	12,307	15,927	22,055

(1)
As part of the Reorganization, BVC will become our wholly owned subsidiary. We have held a controlling interest in BVC for all periods presented, as such, our consolidated statements of income include the revenues and expenses of BVC for all periods presented as required by U.S. GAAP. 45% of BVC's net income has been reported as net income attributable to noncontrolling interest in our consolidated statements of income for all periods presented above. The pro forma financial data presented above illustrates what our net income would have been had we owned 100% of BVC for the periods presented. Our effective tax rate will increase as a result of the Boulder Contribution, as the income attributable to the noncontrolling interest was nontaxable income prior to the Boulder Contribution, but will be included in our taxable income after the Boulder Contribution. The following table reconciles our effective tax rate to our pro forma effective tax rate had we owned 100% of BVC for all periods presented:

	Year ended September 30,			Three months ended June 30,		Nine months ended June 30,
	2009	2010	2011	2011	2012	2011	2012
				(Unaudited)
Statutory tax rate	34.0%	34.0	34.0	34.0	34.0	34.0	34.0
Nontaxable net income attributable to noncontrolling interest	(7.7)	(5.3)	(6.2)	(5.4)	(3.2)	(6.3)	(3.4)
State income taxes, net of federal income tax expense	3.1	2.5	3.4	3.4	3.1	3.4	3.2
Other, net	(0.6)	(0.6)	0.8	3.2	—	1.2	0.1

Effective tax rate	28.8	30.6	32.0	35.2	33.9	32.3	33.9
Pro forma adjustment to exclude nontaxable net income attributable to noncontrolling interest	7.7	5.3	6.2	5.4	3.2	6.3	3.4

Pro forma effective tax rate	36.5%	35.9	38.2	40.6	37.1	38.6	37.3

        See "The Reorganization" for additional information regarding the Boulder Contribution.

(2)
Pro forma per share data gives effect to the Reorganization, including the issuance of 17,378,625 shares in connection with the Delaware Merger, 670,057 shares in connection with the Boulder Contribution, and 130,556 shares to our Chief Financial Officer immediately following this offering. The following table sets forth the computation of pro forma basic and diluted weighted average common shares:

	Basic	Diluted
Pro forma weighted average number of common shares:
Shares and restricted stock units issued in the Reorganization	18,179,238	18,266,276
Shares issued in this offering	3,623,793	3,623,793

Pro forma weighted average number of common shares	21,803,031	21,890,069

  If there was a $1.00 decrease in the assumed initial public offering price of $14.00 per share, one-third (or 87,038 restricted stock units) of the restricted stock units issuable to our Chief Financial Officer that would have otherwise vested following the initial public offering would not vest. See "Executive Compensation—Compensation Discussion and Analysis—Compensation decisions for fiscal year 2011 and fiscal year 2012—Equity compensation" for more information. Accordingly, a $1.00 decrease in the assumed initial public offering price of $14.00 per share would (assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same) cause the basic pro forma weighted average number of common shares to decrease to 21,737,753 for all periods presented.

(3)
EBITDA is not a measure of financial performance under U.S. GAAP. EBITDA is defined as net income attributable to Vitamin Cottage Natural Food Markets, Inc. before interest expense, provision for income tax, net income attributable to the noncontrolling interest and depreciation and amortization. We believe EBITDA provides additional information about (i) our operating performance, because it assists us in comparing the operating performance of our stores on a consistent basis, as it removes the impact of non-cash depreciation and amortization expense as well as items not directly resulting from our core operations such as interest expense and income taxes and (ii) our performance and the effectiveness of our operational strategies. Additionally, EBITDA is used as a measure in our debt covenants under the credit facility, and our incentive compensation plans base incentive compensation payments on our EBITDA performance. Furthermore, EBITDA is used by investors as a supplemental measure to evaluate the overall operating performance of companies in our industry. Management believes that investors' understanding of our performance is enhanced by including this non-GAAP financial measure as a reasonable basis for comparing our ongoing results of operations. Many investors are interested in understanding the performance of our business by comparing our results from ongoing operations period over period and would ordinarily add back non-cash expenses such as depreciation and amortization as well as items that are not part of normal day-to-day operations of our business such as interest expense and income taxes. By providing this non-GAAP financial measure, together with a reconciliation, we believe we are enhancing investors' understanding of our business and our results of operations, as well as assisting investors in evaluating how well we are executing our strategic initiatives. Our competitors may define EBITDA differently, and as a result, our measure of EBITDA may not be directly comparable to EBITDA of other companies. Items excluded from EBITDA are significant components in understanding and assessing financial performance. EBITDA is a supplemental measure of operating performance that does not represent and should not be considered in isolation or as an alternative to, or substitute for net income or other financial statement data presented in the consolidated financial statements of the operating company as indicators of financial performance. EBITDA has limitations as an analytical tool, and should not be considered in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. Some of the limitations are:

•
EBITDA does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;

•
EBITDA does not reflect changes in, or cash requirements for, our working capital needs;

•
EBITDA does not reflect the interest expense, or the cash requirements necessary to service interest or principal payments on our debt;

•
EBITDA does not reflect our tax expense or the cash requirements to pay our taxes; and

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and EBITDA does not reflect any cash requirements for such replacements.

    Due to these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using EBITDA only supplementally. We further believe that our presentation of these U.S. GAAP and non-GAAP financial measurements provide information that is useful to analysts and investors because they are important indicators of the strength of our operations and the performance of our business.

    The following table reconciles EBITDA to net income attributable to Vitamin Cottage Natural Food Markets, Inc.:

	Year ended September 30,			Three months ended June 30,		Nine months ended June 30,
	2009	2010	2011	2011	2012	2011	2012
				(Unaudited)
	(in thousands)
Net income attributable to Vitamin Cottage Natural Food Markets, Inc	$3,538	4,408	3,504	986	2,201	2,586	5,676
Net income attributable to noncontrolling interest	1,513	1,189	1,106	255	339	821	902

Net income	5,051	5,597	4,610	1,241	2,540	3,407	6,578
Interest expense	1,146	967	669	181	144	574	474
Income taxes	2,039	2,466	2,167	674	1,300	1,623	3,372
Depreciation and amortization	4,206	5,510	7,691	1,989	2,540	5,546	7,229

EBITDA	$12,442	14,540	15,137	4,085	6,524	11,150	17,653

(4)
EBITDA margin is defined as the ratio of EBITDA to net sales. We present EBITDA margin because it is used by management as a performance measurement of EBITDA generated from net sales. See footnote 3 above for a discussion of EBITDA as a non-GAAP financial measure and a reconciliation of net income to EBITDA.

(5)
When calculating change in comparable store sales, we begin to include sales from a store in our comparable store base on the first day of the thirteenth full month following the store's opening. We monitor the percentage change in comparable store sales by comparing sales from all stores in our comparable store base for a reporting period against sales from the same stores for the same number of operating months in the comparable reporting period of the prior year. When a store that is included in comparable store sales is remodeled or relocated, we continue to consider sales from that store to be comparable store sales.

(6)
Gross square footage and selling square footage at the end of the period include the square footage for all stores that were open as of the end of the period presented.

(7)
Average comparable store size for gross square feet and selling square feet are calculated using the average store size for all stores that were in the comparable store base as of the end of the period presented.

(8)
Comparable store sales per selling square foot is calculated using comparable store sales for the period divided by the weighted average square feet per store based on the amount of time the store was included in the comparable store base during the period.

(9)
Total debt includes the outstanding principal balance of our term loan, outstanding borrowings on our revolving credit facility and notes payable to related parties.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        The following is a discussion of the financial position and results of operations for our operating company, Vitamin Cottage Natural Food Markets, Inc., and its consolidated subsidiaries for each of the years ended September 30, 2009, 2010 and 2011, and the three and nine months ended June 30, 2011 and 2012. The following Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with our consolidated financial statements and notes thereto and "Selected Historical Consolidated Financial and Other Data," which are included elsewhere in this prospectus. To the extent that the following Management's Discussion and Analysis contains statements which are not of a historical nature, such statements are forward-looking statements which involve risks and uncertainties. These risks include, but are not limited to, those discussed under "Risk Factors" and included in other portions of this prospectus. Such forward-looking statements are often identified with such words as "anticipate," "assume," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "future" or similar words concerning future events. Actual results could differ materially from these forward-looking statements. All references to a "fiscal year" refer to a year beginning on October 1 of the previous year, and ending on September 30 of such year (for example "fiscal year 2011" refers to the year from October 1, 2010 to September 30, 2011).

Company Overview

        We operate natural and organic grocery and dietary supplement stores that are focused on providing high-quality products at affordable prices, exceptional customer service, nutrition education and community outreach. Since our founding, we have been at the forefront of the natural and organic foods movement. We are headquartered in Lakewood, Colorado, and as of June 30, 2012, we operated 55 stores in 11 states, including Colorado, Idaho, Kansas, Missouri, Montana, Nebraska, New Mexico, Oklahoma, Texas, Utah and Wyoming as well as a bulk food repackaging facility and distribution center in Colorado.

        We offer a variety of natural and organic groceries and dietary supplements that meet our strict quality guidelines. The size of our stores varies from 5,000 selling square feet to 14,500 selling square feet, and a typical new store averages 9,500 selling square feet.

        The growth in the organic and natural foods industry and growing consumer interest in health and nutrition has enabled us to continue to open new stores and enter new markets. In fiscal year 2011, we opened ten new stores, and in each of fiscal years 2009 and 2010, we opened six new stores. During the nine months ended June 30, 2012, we opened six new stores, and we currently plan to open four new stores in the remaining three months of fiscal year 2012.

Industry Trends and Economics

        We have identified the following recent trends and factors that have impacted and may continue to impact our results of operations and financial condition:

  •
  Opportunities in the growing natural and organic grocery and dietary supplements industry.  Our industry, which includes organic and natural foods and dietary supplements, has had significant growth over the last several years, driven in large part by increased public interest in health and nutrition. Our results of operations may be materially and adversely affected by the timing and number of new store openings. The length of time it takes for a new store to become profitable can vary depending on a number of factors including location, competition, a new market versus an existing market, the strength of store management and general economic conditions. New stores generally have lower sales compared to mature stores, but typically grow at a faster rate than mature stores for several years after their opening date. Mature stores refer to stores that have been open for five years or longer.

  •
  Position within the broader grocery industry.  The grocery industry is highly competitive. Our competition varies by market and includes conventional, natural, gourmet and specialty food markets, mass and discount retailers, warehouse clubs, independent health food stores, dietary supplement retailers, drug stores, farmers markets, mail order and online retailers, and multi-level marketers. Customer shopping preferences are based on a number of factors, including price, selection, quality, customer service, shopping environment, location or any combination of these factors. Natural and organic groceries and dietary supplements continue to be some of the fastest growing segments in grocery retailing. The growth in the market has also driven our competitors to open new stores and enter new markets, which has had and may continue to have an impact on our results of operations for any given period.

  •
  Impact of broader economic trends.  The grocery industry and our sales are affected by general economic conditions. A number of factors can affect the level of consumer spending, including economic conditions, the level of disposable consumer income, consumer debt, interest rates, the price of commodities, the political environment and consumer confidence. Our sales were affected by the economic recession in fiscal years 2009 and 2010, as seen in our reduced comparable store sales growth year over year. In the twelve months ended September 30, 2007, 2008, 2009, 2010 and 2011 our comparable store sales grew 7.9%, 11.6%, 2.6%, 2.1% and 4.9%, respectively. In the nine months ended June 30, 2012, our comparable store sales grew 11.1% compared to the nine months ended June 30, 2011. While our comparable store sales did not decrease year over year in fiscal years 2009 and 2010, comparable store sales growth slowed substantially, due to lower growth in our average transaction size period over period.

Performance Highlights

        Key highlights of our recent performance are discussed briefly below and are discussed in further detail throughout this Management's Discussion and Analysis of Financial Condition and Results of Operations.

  •
  Net sales.  We reported net sales of approximately $246.4 million for the nine months ended June 30, 2012, which is a 26.8% increase compared to the nine months ended June 30, 2011. We reported net sales of approximately $264.5 million for the year ended September 30, 2011, which is a 16.6% increase compared to the year ended September 30, 2010. Net sales increased at a compound annual growth rate of 13.3% from fiscal year 2009 to fiscal year 2011.

  •
  Comparable store sales.  Our comparable store sales for the nine months ended June 30, 2012 increased 11.1% over the nine months ended June 30, 2011. Our comparable store sales for the year ended September 30, 2011 increased 4.9% over the year ended September 30, 2010. As of June 30, 2012, we have had over 40 quarters of consecutive growth in comparable store sales.

  •
  Net income.  We reported net income of approximately $6.6 million for the nine months ended June 30, 2012 compared to net income of approximately $3.4 million for the nine months ended June 30, 2011. We reported net income of approximately $4.6 million for the year ended September 30, 2011 compared to net income of approximately $5.6 million for the year ended September 30, 2010.

  •
  EBITDA.  We generated EBITDA of $17.7 million in the nine months ended June 30, 2012, which increased $6.5 million, or 58.3%, from $11.2 million in the nine months ended June 30, 2011. EBITDA increased $597,000, or 4.1%, to $15.1 million in the year ended September 30, 2011 from $14.5 million in the year ended September 30, 2010. Our EBITDA has increased steadily, with a compound annual growth rate of 10.4% from fiscal year 2009 to fiscal year 2011. EBITDA is not a measure of financial performance under U.S. GAAP. Items excluded from EBITDA are significant components in understanding and assessing our financial performance. Refer to the "Selected Historical Consolidated Financial and Other Data" section of this prospectus for a reconciliation of EBITDA to net income attributable to Vitamin Cottage Natural Food Markets, Inc.

  •
  Liquidity.  We had approximately $3.3 million in cash and cash equivalents as of June 30, 2012. Following the application of the net proceeds from this offering as described in "Use of Proceeds," we expect to have approximately $21.0 million available under our revolving credit facility. We believe that the cash generated from operations, together with the borrowing availability under our revolving credit facility has been and will continue to be sufficient to meet our working capital needs and capital expenditures related to new store needs for at least the next twelve months.

  •
  New store growth.  We have opened 28 new stores since the beginning of fiscal year 2009, ending with 55 stores as of June 30, 2012. We opened six, six and ten new stores in the fiscal years ended September 30, 2009, 2010 and 2011, respectively. We opened six new stores during the nine months ended June 30, 2012 and plan to open an additional four new stores in the remaining three months of fiscal year 2012.

Outlook

        We believe there are several key factors that have contributed to our success and will enable us to continue to expand profitably, including a loyal customer base, growing consumer interest in nutrition and wellness, a differentiated shopping experience that focuses on customer service, nutrition education and a shopper-friendly retail environment, and our focus on high quality, affordable natural and organic groceries and dietary supplements.

        We plan for the foreseeable future to continue opening new stores and entering new markets at or above recent levels of growth. During the past few years, we have successfully expanded our infrastructure to enable us to support our continued growth. This has included successfully implementing an enterprise resource planning, or ERP, system in fiscal year 2010, hiring key personnel and developing efficient and effective new store opening construction and operations processes. We believe there are attractive opportunities for us to continue to expand our store base and focus on increasing comparable store sales. As we continue to expand our store base, we believe there are opportunities for increased leverage in fixed costs, such as administrative expenses, as well as increased economies of scale in sourcing products.

        We expect that our expenses will increase in future periods due to additional legal, accounting, insurance, stock-based compensation and other expenses we expect to incur as a result of being a public company. Additionally, we expect to expense approximately $1.0 million in stock-based compensation expense associated with the Officer Grant as part of the Reorganization and approximately $275,000 in the three months ended September 30, 2012 for an incentive payment to certain non-executive working team members to be paid within 30 days of a successful initial public offering which results in a closing, subject to active participation and continued employment conditions.

Key Financial Metrics in Our Business

        In assessing our performance, we consider a variety of performance and financial measures. The key measures are as follows:

Net sales

        Our net sales are comprised of gross sales net of discounts, in-house coupons, returns and allowances. In comparing net sales between periods we monitor the following:

  •
  Change in comparable store sales.  We begin to include sales from a store in comparable store sales on the first day of the thirteenth full month following the store's opening. We monitor the percentage change in comparable store sales by comparing sales from all stores in our comparable store base for a reporting period against sales from the same stores for the same number of operating months in the comparable reporting period of the prior year. When a store that is included in comparable store sales is remodeled or relocated, we continue to consider sales from that store to be comparable store sales. Our comparable store sales data may not be presented on the same basis as our competitors. We use the terms "new stores" and "non-comparable stores" to refer to stores that have been open for less than thirteen months.

  •
  Transaction count.  Transaction count represents the number of transactions reported at our stores over such period and includes transactions that are voided, return transactions and exchange transactions.

  •
  Average transaction size.  Average transaction size is calculated by dividing net sales by transaction count for a given time period. We use this metric to track the trends in average dollars spent in our stores per customer transaction.

Cost of goods sold and occupancy costs

        Our cost of goods sold and occupancy costs include the cost of inventory sold during the period (net of discounts and allowances), shipping and handling costs, distribution and supply chain costs (including the costs of our bulk food repackaging facility and distribution center), buying costs, shrink and store occupancy costs. Store occupancy costs include rent payments, common area maintenance and real estate taxes. The components of our cost of goods sold and occupancy costs may not be identical to those of our competitors. As a result, our cost of goods sold and occupancy costs data included in this prospectus may not be comparable to similar data made available by our competitors. New stores typically have higher occupancy costs as a percentage of sales compared to comparable stores, as new stores generally experience lower sales combined with fixed occupancy costs. Occupancy costs as a percentage of sales typically decrease as new stores increase sales and mature.

Gross profit and gross margin

        Gross profit is equal to our net sales less our cost of goods sold and occupancy costs. Gross margin is gross profit as a percentage of sales. Gross margin is impacted by changes in product costs, occupancy costs, changes in the mix of products sold and the rate at which we open new stores.

Store expenses

        Store expenses consist of store-level expenses, such as salary and benefits, supplies, utilities, depreciation, advertising, bank credit card charges and other related costs associated with operations and purchasing support. The majority of store expenses are comprised of salary related expenses which we closely manage and which trend closely with sales. Labor related expenses as a percentage of sales tend to be higher at new stores compared to comparable stores, as new stores require a certain level of staffing in order to maintain adequate levels of customer service combined with lower sales. As new stores increase their sales, labor related expenses as a percentage of sales typically decrease.

Administrative expenses

        Administrative expenses consist of home office related expenses, such as salary and benefits, office supplies, hardware and software expenses, depreciation expense, occupancy costs (including rent, common area maintenance, real estate taxes and utilities), professional services expenses and other general and administrative expenses. We expect that our administrative expenses will increase in future periods due to additional legal, accounting, insurance and other expenses we expect to incur as a result of being a public company.

Pre-opening and relocation expenses

        Pre-opening and relocation expenses may include rent expense, salaries, advertising, supplies and other miscellaneous costs incurred prior to the store opening. Rent expense is generally incurred approximately two to four months prior to a store's opening date. Other pre-opening and relocation expenses are generally incurred in the 60 days prior to the store opening. Pre-opening and relocation costs are expensed as incurred.

Operating income

        Operating income consists of gross profit less store expenses, administrative expenses and pre-opening and relocation expenses. Operating income can be impacted by a number of factors, including the timing of new store openings and store relocations which impacts the level of pre-opening and relocation expenses period over period, as well as increases in store expenses and administrative expenses as a percentage of sales. The amount of time it takes for new stores to become profitable can vary depending on a number of factors, including location, competition and general economic conditions.

Interest expense

        Interest expense consists of the interest we pay on our outstanding indebtedness, which currently includes our revolving credit facility, term loan and related party notes payable. We expect to repay the term loan and amounts outstanding under our revolving credit facility with the proceeds of this offering.

Reorganization Transactions

The Boulder Contribution

        BVC, of which we own 55%, owns five stores in Colorado. In connection with the Reorganization, we have agreed to purchase the 45% noncontrolling interest in BVC concurrent with this offering. The net income attributable to noncontrolling interest amount reported in our consolidated financial statements represents the 45% noncontrolling interest in the net income of BVC. As a result of the Reorganization, BVC will become our wholly owned subsidiary. We have held a controlling interest in BVC for all periods presented in our consolidated statements of income, as such, our consolidated statements of income include the revenues and expenses of BVC for all periods presented as required by U.S. GAAP. 45% of BVC's net income has been reported as net income attributable to noncontrolling interest in our consolidated statements of income for all periods presented. Our effective tax rate will increase as a result of the Boulder Contribution as the income attributable to noncontrolling interest was nontaxable income prior to the Boulder Contribution, but will be included in our taxable income after the Boulder Contribution. See footnote 1 to "Selected Historical Consolidated Financial and Other Data" for pro forma effective tax rate presentation.

        We currently manage the day-to-day operations of the BVC stores, as well as provide all administrative support services, including payroll, human resources, information systems and accounting functions. The associates who work at the BVC stores are currently employed by us. As such, we expect that the Boulder Contribution will have a minimal impact on our current operations.

The Delaware Merger

        Natural Grocers by Vitamin Cottage, Inc. was incorporated in Delaware on April 9, 2012. Prior to the completion of this offering, Natural Grocers by Vitamin Cottage, Inc. will have no material assets. Following the completion of this offering, Natural Grocers by Vitamin Cottage, Inc. will own all of the outstanding capital stock of Vitamin Cottage Natural Food Markets, Inc., which is our operating company, and the consolidated financial statements of Natural Grocers by Vitamin Cottage, Inc. will reflect the assets, liabilities and results of operations of the operating company. Accordingly, this section discusses the historical consolidated financial results of the operating company.

        See "The Reorganization" for additional information regarding these transactions as well as "Selected Historical Consolidated Financial and Other Data" for pro forma presentation illustrating the pro forma impact of this transaction on prior periods.

Results of Operations

        The following table presents key components of our results of operations expressed as a percentage of net sales for the periods presented:

	Year ended September 30,			Three months ended June 30,		Nine months ended June 30,
	2009	2010	2011	2011	2012	2011	2012
				(Unaudited)
Statements of Income Data:
Net sales	100.0%	100.0	100.0	100.0	100.0	100.0	100.0
Cost of goods sold and occupancy costs	70.8	70.4	70.7	70.8	70.7	70.7	70.5

Gross profit	29.2	29.6	29.3	29.2	29.3	29.3	29.5
Store expenses	20.4	20.8	21.8	21.7	21.0	21.7	21.4
Administrative expenses	4.2	4.2	3.9	3.8	3.2	3.9	3.4
Pre-opening and relocation expenses	0.6	0.6	0.7	0.6	0.5	0.8	0.5

Operating income	4.0	4.0	2.9	3.1	4.6	2.9	4.2
Other income (expense):
Interest expense	(0.6)	(0.4)	(0.3)	(0.3)	(0.2)	(0.3)	(0.2)

Income before income taxes	3.4	3.6	2.6	2.8	4.4	2.6	4.0
Provision for income taxes	(1.0)	(1.1)	(0.9)	(1.0)	(1.5)	(0.8)	(1.3)

Net income	2.4	2.5	1.7	1.8	2.9	1.8	2.7
Net income attributable to noncontrolling interest	(0.7)	(0.6)	(0.4)	(0.3)	(0.4)	(0.5)	(0.4)

Net income attributable to Vitamin Cottage Natural Food Markets, Inc.	1.7%	1.9	1.3	1.5	2.5	1.3	2.3

Other Operating Data:
Number of stores at end of period	33	39	49	46	55	46	55
Store unit count increase period over period	22.2%	18.2	25.6	27.8	19.6	27.8	19.6
Change in comparable store sales	2.6%	2.1	4.9	5.5	13.0	4.5	11.1

Three months ended June 30, 2011 compared to the three months ended June 30, 2012

        The following table summarizes our results of operations and other operating data for the periods presented:

	Three months ended June 30,		Increase (Decrease)
	2011	2012	Dollars	Percent
	(Unaudited)
	(dollars in thousands)
Statements of Income Data:
Net sales	$67,578	86,707	19,129	28.3%
Cost of goods sold and occupancy costs	47,828	61,307	13,479	28.2

Gross profit	19,750	25,400	5,650	28.6
Store expenses	14,634	18,199	3,565	24.4
Administrative expenses	2,575	2,760	185	7.2
Pre-opening and relocation expenses	448	458	10	2.2

Operating income	2,093	3,983	1,890	90.3
Other income (expense):
Dividends and interest income	1	1	—	—
Interest expense	(181)	(144)	37	(20.4)
Other income, net	2	—	(2)	n/a

Income before income taxes	1,915	3,840	1,925	100.5
Provision for income taxes	(674)	(1,300)	(626)	92.9

Net income	1,241	2,540	1,299	104.7
Net income attributable to noncontrolling interest	(255)	(339)	(84)	32.9

Net income attributable to Vitamin Cottage Natural Food Markets, Inc.	$986	2,201	1,215	123.2%

Other Operating Data:
Number of stores at end of period	46	55
Store unit count increase period over period	27.8%	19.6
Change in comparable store sales	5.5%	13.0

Net sales

        Net sales increased $19.1 million, or 28.3%, to $86.7 million for the three months ended June 30, 2012 compared to $67.6 million for the three months ended June 30, 2011, due to a $10.4 million increase in non-comparable store sales and an $8.7 million, or 13.0%, increase in comparable store sales. The increase in comparable store sales was driven by an 8.6% increase in transaction count and a 4.4% increase in average transaction size at comparable stores. Comparable store average transaction size increased to $34.96 in the three months ended June 30, 2012 from $33.48 in the three months ended June 30, 2011.

Gross profit

        Gross profit totaled approximately $25.4 million for the three months ended June 30, 2012, compared to $19.8 million for the three months ended June 30, 2011. Cost of goods sold and occupancy costs increased $13.5 million, or 28.2%, to $61.3 million for the three months ended June 30, 2012 compared to $47.8 million for the three months ended June 30, 2011, primarily due to an increase in cost of goods sold and occupancy costs from non-comparable stores. Gross margin increased from 29.2% for the three months ended June 30, 2011 to 29.3% for the three months ended June 30,

2012. The increase in gross margin period over period is due to a 0.2% decrease in occupancy costs as a percentage of sales, as certain fixed costs, primarily occupancy costs, did not increase at the same rate as comparable store sales. The decrease in occupancy costs as a percentage of sales was offset by a 0.1% decrease in product margin due to a shift in mix period over period.

Store expenses

        Store expenses increased $3.6 million, or 24.4%, to $18.2 million in the three months ended June 30, 2012 from $14.6 million in the three months ended June 30, 2011, primarily due to a $2.2 million increase in salary related expenses and a $0.6 million increase in depreciation expense, both directly related to new store growth. Store expenses as a percentage of sales were 21.0% and 21.7% for the three months ended June 30, 2012 and 2011, respectively. The decrease in store expenses as a percentage of sales was primarily due to a 0.4% decrease in direct store advertising expense as a percentage of sales resulting from a decrease in production costs as we began producing our Health Hotline newsletter and sales flyer in-house in fiscal year 2012. Direct store advertising expense quarter over quarter can further be impacted by the timing and number of newspaper and TV advertisements that occur within the quarter compared to prior quarters. Additionally, store labor related expenses as a percentage of sales decreased by 0.4% for the three months ended June 30, 2012 compared to the same period in the prior year. The above decreases were offset by a 0.1% increase in depreciation expense as a percentage of sales due to the increase in new stores period over period.

Administrative expenses

        Administrative expenses increased $185,000, or 7.2%, to $2.8 million for the three months ended June 30, 2012 compared to $2.6 million for the three months ended June 30, 2011, due to the addition of general and administrative positions to support our store growth. Administrative expenses as a percentage of sales were 3.2% and 3.8% for the three months ended June 30, 2012 and 2011, respectively. The decrease in administrative expenses as a percentage of sales reflects that our general administrative infrastructure is able to support additional store investments and sales without proportionate investments in additional overhead.

Pre-opening and relocation expenses

        Pre-opening and relocation expenses increased $10,000, or 2.2%, in the three months ended June 30, 2012 compared to the same period in the prior year due to the timing of new store openings.

        The number of stores opened, relocated and remodeled were as follows for the periods presented:

	Three months ended June 30,
	2011	2012
New stores	3	2
Relocated stores	—	—
Remodeled stores	—	—

	3	2

Interest expense

        Interest expense decreased $37,000, or 20.4%, in the three months ended June 30, 2012 compared to the three months ended June 30, 2011 due to a decrease in average borrowings outstanding in the three months ended June 30, 2012, compared to the three months ended June 30, 2011.

Income taxes

        Our effective tax rate for the three months ended June 30, 2012 and 2011 was 33.9% and 35.2%, respectively. The decrease in our effective income tax rate was due to minor adjustments to the tax provision in the prior year as well as changes in our effective state income tax rate due to different state income tax rates in the states where we operate, the mix of our earnings in those states, and changes in nontaxable net income attributable to noncontrolling interest.

Nine months ended June 30, 2011 compared to the nine months ended June 30, 2012

        The following table summarizes our results of operations and other operating data for the periods presented:

	Nine months ended June 30,		Increase (Decrease)
	2011	2012	Dollars	Percent
	(Unaudited)
	(dollars in thousands)
Statements of Income Data:
Net sales	$194,407	246,453	52,046	26.8%
Cost of goods sold and occupancy costs	137,474	173,769	36,295	26.4

Gross profit	56,933	72,684	15,751	27.7
Store expenses	42,218	52,667	10,449	24.8
Administrative expenses	7,667	8,285	618	8.1
Pre-opening and relocation expenses	1,470	1,312	(158)	(10.7)

Operating income	5,578	10,420	4,842	86.8
Other income (expense):
Dividends and interest income	8	4	(4)	(50.0)
Interest expense	(574)	(474)	100	(17.4)
Other income, net	18	—	(18)	n/a

Income before income taxes	5,030	9,950	4,920	97.8
Provision for income taxes	(1,623)	(3,372)	(1,749)	107.8

Net income	3,407	6,578	3,171	93.1
Net income attributable to noncontrolling interest	(821)	(902)	(81)	9.9

Net income attributable to Vitamin Cottage Natural Food Markets, Inc.	$2,586	5,676	3,090	119.5%

Other Operating Data:
Number of stores at end of period	46	55
Store unit count increase period over period	27.8%	19.6
Change in comparable store sales	4.5%	11.1

Net sales

        Net sales increased $52.0 million, or 26.8%, to $246.4 million for the nine months ended June 30, 2012 compared to $194.4 million for the nine months ended June 30, 2011, due to a $30.4 million increase in non-comparable store sales and a $21.6 million, or 11.1%, increase in comparable store sales. The increase in comparable store sales was driven by a 6.9% increase in transaction count and a 4.2% increase in average transaction size at comparable stores. Comparable store average transaction size increased to $34.98 in the nine months ended June 30, 2012 from $33.57 in the nine months ended June 30, 2011.

Gross profit

        Gross profit totaled approximately $72.7 million for the nine months ended June 30, 2012, compared to $56.9 million for the nine months ended June 30, 2011. Cost of goods sold and occupancy costs increased $36.3 million, or 26.4%, to $173.8 million for the nine months ended June 30, 2012 compared to $137.5 million for the nine months ended June 30, 2011, primarily due to an increase in cost of goods sold and occupancy costs from non-comparable stores. Gross margin increased from 29.3% for the nine months ended June 30, 2011 to 29.5% for the nine months ended June 30, 2012. The increase in gross margin period over period is due to a 0.1% increase in product margin and a 0.1% decrease in occupancy costs as a percentage of sales. Our gross margin increased due to the growth in comparable store sales period over period, as certain fixed costs, primarily occupancy costs, did not increase at the same rate as comparable store sales.

Store expenses

        Store expenses increased $10.5 million, or 24.8%, to $52.7 million in the nine months ended June 30, 2012 from $42.2 million in the nine months ended June 30, 2011 primarily due to expenses associated with new store growth including a $6.2 million increase in salary related expense, a $1.7 million increase in depreciation expense and a $0.4 million increase in utilities. Store expenses as a percentage of sales were 21.4% and 21.7% for the nine months ended June 30, 2012 and 2011, respectively. The decrease was primarily due to a 0.2% decrease in store labor related expenses as a percentage of sales in the nine months ended June 30, 2012 compared to the same period in the prior year. Additionally, direct store advertising expense decreased 0.1% as a percentage of sales resulting from a decrease in production costs as we began producing our Health Hotline newsletter and sales flyer in-house in fiscal year 2012.

Administrative expenses

        Administrative expenses increased $618,000, or 8.1%, to $8.3 million for the nine months ended June 30, 2012 compared to $7.7 million for the nine months ended June 30, 2011, due to the addition of general and administrative positions to support our store growth. Administrative expenses as a percentage of sales were 3.4% and 3.9% for the nine months ended June 30, 2012 and 2011, respectively. The decrease in administrative expenses as a percentage of sales reflects that our general administrative infrastructure is able to support additional store investments and sales without proportionate investments in additional overhead.

Pre-opening and relocation expenses

        Pre-opening and relocation expenses decreased $158,000, or 10.7%, in the nine months ended June 30, 2012 compared to the same period in the prior year due to the timing of new store openings.

        The number of stores opened, relocated and remodeled were as follows for the periods presented:

	Nine months ended June 30,
	2011	2012
New stores	7	6
Relocated stores	—	—
Remodeled stores	1	—

	8	6

Interest expense

        Interest expense decreased $100,000, or 17.4%, in the nine months ended June 30, 2012 compared to the nine months ended June 30, 2011 due to a decrease in average borrowings outstanding in the nine months ended June 30, 2012, compared to the nine months ended June 30, 2011.

Income taxes

        Our effective tax rate for the nine months ended June 30, 2012 and 2011 was 33.9% and 32.3%, respectively. The increase in our effective income tax rate was primarily due to a 2.9% decrease in the percent of our nontaxable net income attributable to noncontrolling interest offset by a decrease in our effective state income tax rate due to different state income tax rates where we operate, and the mix of our earnings in those states, as well as minor adjustments to the tax provision recorded in the prior year.

Year ended September 30, 2010 compared to the year ended September 30, 2011

        The following table summarizes our results of operations and other operating data for the periods presented:

	Year ended September 30,		Increase (Decrease)
	2010	2011	Dollars	Percent
	(dollars in thousands)
Statements of Income Data:
Net sales	$226,910	264,544	37,634	16.6%
Cost of goods sold and occupancy costs	159,797	187,162	27,365	17.1

Gross profit	67,113	77,382	10,269	15.3
Store expenses	47,162	57,610	10,448	22.2
Administrative expenses	9,631	10,397	766	8.0
Pre-opening and relocation expenses	1,293	1,964	671	51.9

Operating income	9,027	7,411	(1,616)	(17.9)
Other income (expense):
Dividends and interest income	7	10	3	42.9
Interest expense	(967)	(669)	298	(30.8)
Other (expense) income, net	(4)	25	29	n/a

Income before income taxes	8,063	6,777	(1,286)	(15.9)
Provision for income taxes	(2,466)	(2,167)	299	(12.1)

Net income	5,597	4,610	(987)	(17.6)
Net income attributable to noncontrolling interest	(1,189)	(1,106)	83	(7.0)

Net income attributable to Vitamin Cottage Natural Food Markets, Inc.	$4,408	3,504	(904)	(20.5)

Other Operating Data:
Number of stores at end of period	39	49
Store unit count increase period over period	18.2%	25.6
Change in comparable store sales	2.1%	4.9

Net sales

        Net sales increased $37.6 million, or 16.6%, to $264.5 million for the year ended September 30, 2011 compared to $226.9 million for the year ended September 30, 2010 due to a $26.6 million increase in non-comparable store sales and an $11.0 million, or 4.9%, increase in comparable store sales. The increase in comparable store sales was due to a 2.5% increase in transaction count and a 2.4% increase in average transaction size at comparable stores. Comparable store average transaction size increased to $33.92 in the year ended September 30, 2011 from $33.12 in the year ended September 30, 2010.

Gross profit

        Gross profit totaled $77.4 million for the year ended September 30, 2011 compared to $67.1 million for the year ended September 30, 2010. Cost of goods sold and occupancy costs increased $27.4 million, or 17.1%, to $187.2 million for the year ended September 30, 2011 compared to $159.8 million for the year ended September 30, 2010 primarily due to an increase in cost of goods sold and occupancy costs from non-comparable stores. Gross margin decreased from 29.6% for the year ended September 30, 2010 to 29.3% for the year ended September 30, 2011. The decrease in gross margin year over year is primarily due to a 0.2% decrease in product gross margin and a 0.1% increase in occupancy costs as a percentage of sales. The decrease in product gross margin year over year is primarily due to a shift in sales mix at comparable stores. The increase in occupancy costs as a percentage of sales was driven by an increase in non-comparable stores which typically have higher occupancy costs as a percentage of sales.

Store expenses

        Store expenses increased $10.4 million, or 22.2%, to $57.6 million in the year ended September 30, 2011 from $47.2 million in the year ended September 30, 2010. Store expenses as a percentage of sales were 21.8% and 20.8% for the years ended September 30, 2011 and 2010, respectively. The increase in store expenses as a percentage of sales was primary due to an increase in depreciation expense as a percentage of sales, and to a lesser extent, an increase in advertising expense. Depreciation expense as a percentage of sales increased due to the increase in new stores during fiscal year 2011. Direct store advertising expense increased due to an increase in the volume of newspaper advertising as a result of entering new markets. Store labor related expenses as a percentage of sales increased 0.3% for the year ended September 30, 2011 compared to the same period in the prior year.

Administrative expenses

        Administrative expenses increased $766,000, or 8.0%, to $10.4 million for the year ended September 30, 2011 compared to the year ended September 30, 2010, due to the addition of general and administrative positions to support our store growth. Administrative expenses as a percentage of sales were 3.9% and 4.2% for the years ended September 30, 2011 and 2010, respectively. The decrease in administrative expenses as a percentage of sales was less than the percentage increase in sales, as our general administrative infrastructure is able to support additional store investments and sales without proportionate investments in additional overhead.

Pre-opening and relocation expenses

        Pre-opening and relocation expenses increased $671,000, or 51.9%, in the year ended September 30, 2011 compared to the same period in the prior year due to the timing of new store openings. The increase in pre-opening and relocation expenses period over period is primarily due to an increase in the number of new stores in fiscal year 2011 versus fiscal year 2010. Pre-opening and relocation expenses as a percentage of sales was 0.7% and 0.6% for the years ended September 30,

2011 and 2010, respectively. The number of stores opened, relocated and remodeled were as follows for the periods presented:

	Year ended September 30,
	2010	2011
New stores	6	10
Relocated stores	2	—
Remodeled stores	—	1

	8	11

Interest expense

        Interest expense decreased $298,000, or 30.8%, in the year ended September 30, 2011 compared to the year ended September 30, 2010 due to lower interest rates on the term loan and revolving credit facility. The effect of the decrease in interest rates was partially offset by an increase in average borrowings outstanding in the year ended September 30, 2011, compared to the year ended September 30, 2010.

Income taxes

        Our effective income tax rate for the years ended September 30, 2011 and 2010 was 32.0% and 30.6%, respectively. The increase in our effective income tax rate was primarily due to different state income tax rates in the states where we operate, and the mix of our earnings in those states as well as changes in nontaxable net income attributable to noncontrolling interest.

Net income attributable to noncontrolling interest

        Net income attributable to noncontrolling interest decreased $83,000, or 7.0%, in the year ended September 30, 2011 compared to the year ended September 30, 2010, primarily due to an increase in depreciation expense associated with one store remodel and one store relocation in the year ended September 30, 2010.

Year ended September 30, 2009 compared to the year ended September 30, 2010

        The following table summarizes our results of operations and other operating data for the periods presented:

	Year ended September 30,		Increase (Decrease)
	2009	2010	Dollars	Percent
	(dollars in thousands)
Statements of Income Data:
Net sales	$206,080	226,910	20,830	10.1%
Cost of goods sold and occupancy costs	145,937	159,797	13,860	9.5

Gross profit	60,143	67,113	6,970	11.6
Store expenses	41,992	47,162	5,170	12.3
Administrative expenses	8,619	9,631	1,012	11.7
Pre-opening and relocation expenses	1,236	1,293	57	4.6

Operating income	8,296	9,027	731	8.8
Other income (expense):
Dividends and interest income	12	7	(5)	(41.7)
Interest expense	(1,146)	(967)	179	(15.6)
Other (expense) income, net	(72)	(4)	68	(94.4)

Income before income taxes	7,090	8,063	973	13.7
Provision for income taxes	(2,039)	(2,466)	(427)	20.9

Net income	5,051	5,597	546	10.8
Net income attributable to noncontrolling interest	(1,513)	(1,189)	324	(21.4)

Net income attributable to Vitamin Cottage Natural Food Markets, Inc.	$3,538	4,408	870	24.6

Other Operating Data:
Number of stores at end of period	33	39
Store unit count increase period over period	22.2%	18.2
Change in comparable store sales	2.6%	2.1

Net sales

        Net sales increased $20.8 million, or 10.1%, to $226.9 million for the year ended September 30, 2010 compared to $206.1 million for the year ended September 30, 2009, driven by a $16.6 million increase in non-comparable store sales and a $4.2 million, or 2.1%, increase in comparable store sales. The increase in comparable store sales was due to a 2.5% increase in transaction count and a 0.4% decrease in average transaction size driven primarily by the effects of the overall economic recession. Comparable store average transaction size decreased to $33.35 in the year ended September 30, 2010 from $33.50 in the year ended September 30, 2009.

Gross profit

        Gross profit totaled $67.1 million for the year ended September 30, 2010 compared to $60.1 million for the year ended September 30, 2009. Cost of goods sold and occupancy costs increased $13.9 million, or 9.5%, to $159.8 million for the year ended September 30, 2010 compared to $145.9 million for the year ended September 30, 2009, primarily due to an increase in cost of goods sold and occupancy costs from non-comparable stores. Gross margin increased from 29.2% for the year ended September 30, 2009 to 29.6% for the year ended September 30, 2010. The increase in gross margin year over year is primarily due to an increase in product gross margin. Occupancy costs increased 0.1% in the year ended September 30, 2010 compared to the year ended September 30, 2009, the increase in fiscal year 2010 resulted from the increase in new store openings, which typically have higher occupancy costs as a percentage of sales.

Store expenses

        Store expenses increased $5.2 million, or 12.3%, to $47.2 million in the year ended September 30, 2010 from $42.0 million in the year ended September 30, 2009. Store expenses as a percentage of sales were 20.8% and 20.4% for the years ended September 30, 2010 and 2009, respectively. The increase in store expenses as a percentage of sales was primarily due to an increase in depreciation expense as a percentage of sales, and to a lesser extent, an increase in advertising expense as a percentage of sales. Depreciation expense as a percentage of sales increased due to the number of new and relocated stores in fiscal year 2010. Direct store advertising expense increased due to an increase in the volume of newspaper advertising as a result of entering new markets. These increases were offset by a 0.2% decrease in store labor related expenses as a percentage of sales for the year ended September 30, 2010 compared to the same period in the prior year.

Administrative expenses

        Administrative expenses increased $1.0 million, or 11.7%, to $9.6 million for the year ended September 30, 2010 compared to the year ended September 30, 2009, driven by an increase in general and administrative labor related expenses and an increase in software related expenses. Labor related expenses increased due to the addition of general and administrative positions to support our store growth. The increase in software related expenses was driven by our implementation of an ERP system which was completed during fiscal year 2010. Administrative expenses as a percentage of sales was 4.2% for both the years ended September 30, 2010 and 2009. Administrative expenses as a percentage of sales remained flat year over year as the increase in software related expense was offset by a decrease in general and administrative labor related expense as a percentage of sales.

Pre-opening and relocation expenses

        Pre-opening and relocation expenses increased $57,000, or 4.6%, to $1.3 million in the year ended September 30, 2010 compared to the year ended September 30, 2009 due to the timing of new store openings. The increase in pre-opening and relocation expenses period over period is primarily due to an increase in the number of new and relocated stores in fiscal year 2010 versus fiscal year 2009. Pre-opening and relocation expenses as a percentage of sales was 0.6% for both the years ended September 30, 2010 and 2009.

        The number of stores opened, relocated and remodeled were as follows for the periods presented:

	Year ended September 30,
	2009	2010
New stores	6	6
Relocated stores	—	2
Remodeled stores	—	—

	6	8

Interest expense

        Interest expense decreased $179,000, or 15.6%, in the year ended September 30, 2010 compared to the year ended September 30, 2009 due to lower interest rates on the term loan and revolving credit facility resulting from an amendment to our credit facility in June 2010. The effect of the decrease in interest rates was partially offset by an increase in average borrowings outstanding in the year ended September 30, 2010 compared to the year ended September 30, 2009.

Income taxes

        Our effective income tax rate for the year ended September 30, 2010 and 2009 was 30.6% and 28.8%, respectively. The increase in our effective income tax rate was primarily due to different state income tax rates in the states where we operate and the mix of our earnings in those states as well as changes in nontaxable net income attributable to noncontrolling interest.

Net income attributable to noncontrolling interest

        Net income attributable to noncontrolling interest decreased $324,000, or 21.4%, in the year ended September 30, 2010 compared to the year ended September 30, 2009 due to an increase in the management fee paid by BVC to the operating company in the year ended September 30, 2010. Additionally, BVC incurred pre-opening and relocation expenses in the year ended September 30, 2010 in connection with the remodel of one store and the relocation of a second store.

Quarterly Results

        The following table sets forth certain unaudited financial data and other operating data in each fiscal quarter during fiscal years 2010 and 2011 and the first and second quarters of fiscal year 2012. The unaudited quarterly information includes all normal recurring adjustments that we consider necessary for a fair presentation of the information shown. This information should be read in conjunction with the audited consolidated and unaudited consolidated financial statements and related notes thereto appearing elsewhere in this prospectus.

	Fiscal Year 2010				Fiscal Year 2011				Fiscal Year 2012
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter	Second Quarter	Third Quarter
	(Unaudited)
	(dollars in thousands)
Statements of Income Data:
Net sales	$54,619	57,502	57,050	57,739	60,618	66,211	67,578	70,137	74,839	84,907	86,707
Gross profit	15,961	17,041	16,925	17,186	17,657	19,526	19,750	20,449	21,600	25,684	25,400
Operating income	2,262	2,757	2,231	1,777	1,610	1,875	2,093	1,833	2,020	4,417	3,983
Other Operating Data:
Change in comparable store sales	2.7%	0.8	2.1	2.6	3.1	4.8	5.5	6.1	8.6	11.6	13.0
Number of stores at end of period	34	35	36	39	41	43	46	49	51	53	55

Liquidity and Capital Resources

        Our primary sources of liquidity are cash generated from operations and borrowings under our revolving credit facility. Our primary uses of cash are for purchases of inventory, operating expenses, capital expenditures primarily for opening new stores, debt service and corporate taxes. As of June 30, 2012, we had $3.3 million in cash and cash equivalents as well as $11.2 million available under our revolving credit facility. We plan to continue to open new stores, which has and may require us to borrow additional amounts under our revolving credit facility in the future. We plan to spend approximately $7 million to $9 million on capital expenditures during the remaining three months of fiscal year 2012 in association with the opening of four new stores, one store relocation and the relocation of our bulk food repackaging facility and distribution center. We believe that the cash generated from operations, together with the borrowing availability under our revolving credit facility, will be sufficient to meet our working capital needs and capital expenditures related to new store needs for at least the next twelve months. Our working capital position benefits from the fact that we generally collect cash from sales to customers the same day or, in the case of credit or debit card transactions, within days from the related sale.

        As discussed below, a portion of the proceeds from our initial public offering will be used to repay our term loan and all outstanding amounts under our revolving credit facility.

        Following is a summary of our operating, investing and financing activities for the periods presented:

	Year ended September 30,			Nine months ended June 30,
	2009	2010	2011	2011	2012
				(Unaudited)
	(in thousands)
Net cash provided by operating activities	$11,605	7,648	16,741	10,783	18,040
Net cash used in investing activities	(9,002)	(11,598)	(20,512)	(14,011)	(12,072)
Net cash (used in) provided by financing activities	(4,182)	2,256	3,703	3,342	(3,045)

Net (decrease) increase in cash and cash equivalents	(1,579)	(1,694)	(68)	114	2,923

Cash and cash equivalents, beginning of period	3,719	2,140	446	446	378

Cash and cash equivalents, end of period	$2,140	446	378	560	3,301

Operating Activities

        Cash provided by operating activities consists primarily of net income adjusted for non-cash items, including depreciation, changes in deferred taxes and the effect of working capital changes. Cash provided by operating activities increased $7.3 million, or 67.3%, to $18.0 million in the nine months ended June 30, 2012, from $10.8 million in the nine months ended June 30, 2011. The increase in cash provided by operating activities was primarily due to an increase in net income adjusted for non-cash items as well as changes in working capital driven by fluctuations in the timing of payment on accounts payable, accrued expenses and inventory purchases.

        Cash provided by operating activities increased $9.1 million, or 118.9%, to $16.7 million in the year ended September 30, 2011 compared to $7.6 million in the year ended September 30, 2010. The increase in cash provided by operating activities period over period was due to an increase in net income adjusted for non-cash items and changes in working capital. The changes in working capital period over period were driven by fluctuations in the timing of accounts payable, inventory and the timing of amounts received for tenant allowances. Our working capital requirements for inventory will likely continue to increase as we continue to open new stores.

        Cash provided by operating activities decreased $4.0 million, or 34.1%, to $7.6 million in the year ended September 30, 2010 compared to $11.6 million in the year ended September 30, 2009. The decrease in cash provided by operating activities was primarily due to changes in working capital driven by fluctuations in the timing of payments on accounts payable, income tax receivables and the timing of amounts received for tenant allowances, offset by an increase in net income adjusted for non-cash items.

Investing Activities

        Cash used in investing activities consists primarily of capital expenditures. Cash used in investing activities decreased $1.9 million, or 13.8%, to $12.1 million in the nine months ended June 30, 2012 from $14.0 million in the nine months ended June 30, 2011. The decrease is primarily due to a $459,000 decrease in capital expenditures in the nine months ended June 30, 2012 compared to the nine months ended June 30, 2011, driven by the timing of capital expenditures related to new stores that opened in and around the nine months ended June 30, 2012 and 2011. Additionally, we received approximately $596,000 in proceeds from the sale of land and $930,153 in payments received on notes payable—related party and split dollar life insurance premiums in the nine months ended June 30, 2012, refer to Notes 3 and 5, respectively, of our unaudited interim financial statements included elsewhere in this prospectus.

        We opened six new stores in the nine months ended June 30, 2012 and currently plan to open an additional four new stores, relocate one store and move our bulk food repackaging facility and distribution center to a larger space in the remaining three months of fiscal year 2012. We plan to spend approximately $7 million to $9 million on capital expenditures during the remaining three months of fiscal year 2012 in association with the four new stores and two relocations.

        Cash used in investing activities increased $8.9 million, or 76.9%, to $20.5 million in the year ended September 30, 2011 from $11.6 million in the year ended September 30, 2010 and is directly attributed to a $9.0 million increase in capital expenditures associated with the increase in new and remodeled stores period over period.

        Cash used in investing activities increased $2.6 million, or 28.8%, to $11.6 million in the year ended September 30, 2010 from $9.0 million in the year ended September 30, 2009 and is directly attributed to a $2.5 million increase in capital expenditures associated with the increase in new and relocated stores period over period.

Financing Activities

        Cash used in and provided by financing activities consists primarily of borrowings and payments under our revolving credit facility. Cash used in financing activities increased $6.4 million to $3.0 million in the nine months ended June 30, 2012 compared to $3.3 million in cash provided by financing activities in the nine months ended June 30, 2011. The increase in cash used in financing activities period over period is primarily due to a $1.2 million increase in repayments and a $5.0 million decrease in borrowings under our credit facility. Distributions to noncontrolling interests decreased $360,000 in the nine months ended June 30, 2012 compared to the nine months ended June 30, 2011. Additionally, we paid $558,000 in equity issuance costs associated with this offering in the nine months ended June 30, 2012.

        Cash provided by financing activities increased $1.4 million, or 64.1%, to $3.7 million in the year ended September 30, 2011 compared to $2.3 million in the year ended September 30, 2010. The increase in cash provided by financing activities period over period is primarily due to a $658,000 increase in borrowings and a $500,000 decrease in repayments under our credit facility.

        Cash provided by financing activities increased $6.4 million to $2.3 million in year ended September 30, 2010 compared to $4.2 million of cash used in financing activities for the year ended September 30, 2009. The increase in cash provided by financing activities period over period is primarily due to a $3.2 million increase in borrowings and a $2.3 million decrease in repayments under our credit facility and a $945,000 decrease in distributions to noncontrolling interest.

        For the fiscal years ended September 30, 2011, 2010 and 2009, we made distributions of $1.0 million, $1.1 million and $2.0 million, respectively, to noncontrolling interests. We made distributions to noncontrolling interests of $810,000 and $450,000 in the nine months ended June 30, 2011 and 2012, respectively. Following our acquisition of the 45% noncontrolling interest in BVC in connection with this offering, these distributions will cease.

Credit Facility and Notes Payable—Related Party

Credit Facility

        We are a party to a credit facility consisting of a revolving credit facility and a term loan. JPMorgan Chase Bank, N.A. serves as the lender and administrative agent under the credit facility.

        We intend to use a portion of the proceeds from this offering to repay the term loan and all outstanding amounts under our revolving credit facility, as described in "Use of Proceeds."

        The credit facility requires compliance with certain operational and financial covenants (including a leverage ratio, a fixed charge coverage ratio and a revenue ratio). The credit facility also contains certain other limitations on our ability to incur additional debt, guarantee other obligations, grant liens on assets and make investments or acquisitions as defined in the agreement. The agreement also prohibits us from declaring and paying cash dividends. As of June 30, 2012 we were in compliance with the debt covenants.

        Following the Reorganization, Natural Grocers by Vitamin Cottage, Inc. will become a party to the credit facility.

        Revolving Credit Facility.    We have a $21.0 million revolving credit facility which matures on June 30, 2014. We had approximately $9.8 million outstanding on the revolving credit facility and $11.2 million available for borrowing as of June 30, 2012. The commitment fee is 0.375% for any amounts not borrowed under the revolving credit facility. Interest is determined by the lender's administrative agent and is stated at the adjusted LIBOR rate for the interest period plus the lender spread. The lender spread can also be reduced by the lender subject to us meeting certain financial measures. The average annual interest rate for the nine months ended June 30, 2011 and 2012 was 2.72% and 2.54%, respectively.

        Term Loan.    The term loan commitment was initially set at $21.0 million. We had approximately $15.8 million outstanding as of June 30, 2012. We are required to make quarterly principal payments of $125,000 on the term loan. Interest is determined by the lender's administrative agent and is stated at the base rate for the interest period plus the applicable lender spread. The average annual interest rate for the nine months ended June 30, 2011 and 2012 was 2.21% and 2.05%, respectively. As noted above, we intend to pay off the term loan with proceeds from this offering.

Notes Payable—Related Party

        We have two outstanding unsecured notes payable to related parties, which bear interest at 5.33% annually and mature in October 2013. As of June 30, 2012, $442,000 remained outstanding under the note payable to Philip Isely and $345,000 remained outstanding under the note payable to The Margaret A. Isely Spouse's Trust.

Contractual Obligations

        The following table summarizes our contractual obligations as of June 30, 2012:

	Payments Due by Period
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
	(in thousands)
Long-term debt obligations(1)	$26,410	1,085	25,325	—	—
Interest payments(2)	1,168	602	566	—	—
Operating leases(3)	123,290	11,986	23,312	22,243	65,749
Contractual obligations for construction-related activities(4)	3,829	3,829	—	—	—

	$154,697	17,502	49,203	22,243	65,749

(1)
Reflects the outstanding balance under our revolving credit facility, term loan and related party notes payable as of June 30, 2012. Our revolving credit facility balance fluctuates as we routinely draw new advances or make payments against outstanding advances based on our liquidity. We intend to use a portion of the proceeds from this offering to repay the term loan and all outstanding amounts under our revolving credit facility. See "Use of Proceeds."

(2)
The outstanding balances under the term loan and revolving credit facility bear interest at the one-month LIBOR plus an applicable margin. For purposes of this table, we assumed the interest payments to be paid during the remainder of the term loan using an interest rate of 2.05%, which was the average annual interest rate for the nine months ended June 30, 2012. We assumed the interest payments to be paid during the remainder of the revolving credit facility using (i) an interest rate of 2.16% on amounts outstanding as of June 30, 2012, which was the average annual interest rate for the nine months ended June 30, 2012 and (ii) an unused commitment fee of 0.375% for amounts not borrowed as of June 30, 2012. We assumed an interest rate of 5.33% annually on the notes payable to related parties. In addition, amounts do not give effect to the expected repayment of the term loan and outstanding amounts under our revolving credit facility with the proceeds from this offering.

(3)
Represents the minimum lease payments due under our operating leases, excluding annual common area maintenance, insurance and taxes related to our operating lease obligations. For a more detailed description of our operating leases, see Note 11 to our audited consolidated financial statements included elsewhere in this prospectus.

(4)
Construction obligations for construction-related activities include future payments to general contractors that are legally binding on us as of June 30, 2012 and relate to new store construction.

Off-Balance Sheet Arrangements

        As of June 30, 2012, our off-balance sheet arrangements consist of operating leases and the undrawn portion of our revolving credit facility, refer to Note 2 of our unaudited consolidated financial statements included elsewhere in this prospectus. All of our stores, bulk food repackaging facility and distribution center and administrative facilities are leased, and as of June 30, 2012, all leased properties were classified as operating leases in our consolidated financial statements. Refer to Note 11 to our audited consolidated financial statements included elsewhere in this prospectus for detailed information regarding our operating leases. We have no other off-balance sheet arrangements that have had, or are reasonably likely to have, a material current or future effect on our consolidated financial statements or financial condition.

Recent Accounting Pronouncements

        In May 2011, the Financial Accounting Standards Board, or FASB, issued Accounting Standards Update, or ASU, No. 2011-04, Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRSs, which amends Accounting Standards Codification, or ASC, 820, Fair Value Measurement. The amended guidance changes the wording used to describe many requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. Additionally, the amendments clarify the FASB's intent about the application of existing fair value measurement requirements. The guidance provided in ASU No. 2011-04 is effective for interim and annual periods beginning after December 15, 2011 and is applied prospectively. The provisions were effective in our second quarter of fiscal year 2012. The adoption of these provisions did not have a significant effect on our consolidated financial statements.

        In June 2011, the FASB issued ASU No. 2011-05, Presentations of Comprehensive Income, which amends ASC 220, Comprehensive Income. The update eliminates the option of presenting the components of other comprehensive income as part of the statement of stockholders' equity. Instead, comprehensive income must be reported either in a single continuous statement of comprehensive income, which contains two sections, net income and other comprehensive income, or in two separate but consecutive statements. In December 2011, the FASB issued ASU No. 2011-12, Deferral of the Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05, which defers the implementation requirement in ASU No. 2011-05 to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income. The amended guidance specifies that entities should continue to report reclassifications out of accumulated other comprehensive income consistent with presentation requirements in effect before ASU No. 2011-05. The guidance provided in ASU No. 2011-05 and ASU No. 2011-12 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011. The provisions were effective in our second quarter of fiscal year 2012. The adoption of these provisions had no effect on our consolidated financial statements.

Critical Accounting Policies

        The preparation of our consolidated financial statements in conformity with U.S. GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures of contingent assets and liabilities. Actual amounts may differ from these estimates. We base our estimates on historical experience and on various other assumptions and factors that we believe to be reasonable under the circumstances. We evaluate our accounting policies and resulting estimates on an ongoing basis to make adjustments we consider appropriate under the facts and circumstances.

        We have chosen accounting policies that we believe are appropriate to report accurately and fairly our operating results and financial position, and we apply those accounting policies in a consistent manner. Refer to our consolidated financial statements and related notes for a summary of our significant accounting policies. We believe that the following accounting policies are the most critical in the preparation of our consolidated financial statements because they involve the most difficult, subjective or complex judgments about the effect of matters that are inherently uncertain.

Income Taxes

        We account for income taxes using the asset and liability method. This method requires recognition of deferred tax assets and liabilities for expected future tax consequences of temporary differences that currently exist between the tax basis and financial reporting basis of our assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates in the respective jurisdictions in which we operate. We consider the need to establish valuation allowances to reduce deferred income tax assets to the amounts that we believe are more likely than not to be recovered.

        We recognize the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs.

        Significant accounting judgment is required in determining the provision for income taxes and related accruals, deferred tax assets and liabilities. In the ordinary course of business, there are transactions and calculations where the ultimate tax outcome is uncertain. In addition, we are subject to periodic audits and examinations by the Internal Revenue Service and other state and local taxing authorities. Although we believe that our estimates are reasonable, actual results could differ from these estimates.

        To the extent we prevail in matters for which reserves have been established, or are required to pay amounts in excess of our reserves, our effective income tax rate in a given financial statement period could be materially affected. An unfavorable tax settlement would require use of our cash and would result in an increase in our effective income tax rate in the period of resolution. A favorable tax settlement would be recognized as a reduction in our effective income tax rate in the period of resolution.

Impairment of Long-Lived Assets

        We assess our long-lived assets, principally property and equipment, for possible impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability is measured by a comparison of the carrying amount of the assets to the future undiscounted cash flows expected to be generated by the assets. We aggregate long-lived assets at the store level which we consider to be the lowest level in the organization for which independent identifiable cash flows are available. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent the carrying value exceeds its fair value.

        Our judgment regarding events or changes in circumstances that indicate an asset's carrying value may not be recoverable is based on several factors such as historical and forecasted operating results, significant industry trends and other economic factors. Further, determining whether an impairment exists requires that we use estimates and assumptions in calculating the future undiscounted cash flows expected to be generated by the assets. These estimates and assumptions look several years into the future and include assumptions on future store revenue growth, potential impact of operational changes, competitive factors, inflation and the economy. Application of alternative assumptions could produce materially different results.

Quantitative and Qualitative Disclosures about Market Risk

        We are exposed to interest rate changes of our long-term debt. We do not use financial instruments for trading or other speculative purposes.

Interest Rate Risk

        Our principal exposure to market risk relates to changes in interest rates with respect to our term loan and revolving credit facility. Our term loan and revolving credit facility carry floating interest rates that are tied to one month LIBOR, and therefore, our statements of income and our cash flows are exposed to changes in interest rates. Based upon a sensitivity analysis at June 30, 2012, a hypothetical 100 basis point change in interest rates would change our annual interest expense by approximately $260,000.

        As noted above, we expect to use the proceeds from this offering to pay off our term loan and repay outstanding amounts under our revolving credit facility. Accordingly, we expect our interest rate exposure to decrease following this offering until we borrow additional amounts under our revolving credit facility. We do not use derivative financial instruments for speculative or trading purposes; however, this does not preclude our adoption of specific hedging strategies in the future.

BUSINESS

Our Company

        Natural Grocers is a rapidly expanding specialty retailer of natural and organic groceries and dietary supplements. We focus on providing high-quality products at affordable prices, exceptional customer service, nutrition education and community outreach. We strive to generate long-term relationships with our customers based on transparency and trust by:

  •
  selling only natural and organic groceries and dietary supplements that meet our strict quality guidelines—we do not approve for sale grocery products that are known to contain artificial colors, flavors, preservatives, sweeteners, or partially hydrogenated or hydrogenated oils;

  •
  utilizing an efficient and flexible small-store format to offer affordable prices and a shopper-friendly retail environment; and

  •
  enhancing our customers' shopping experience by providing free science-based nutrition education to help our customers make well-informed health and nutrition choices.

        We have significantly expanded from 27 stores in three states as of September 30, 2008 to 55 stores in 11 states as of June 30, 2012, including Colorado, Idaho, Kansas, Missouri, Montana, Nebraska, New Mexico, Oklahoma, Texas, Utah and Wyoming. We successfully opened six, six and ten new stores during the fiscal years ended September 30, 2009, 2010 and 2011, respectively, and six new stores in the nine months ended June 30, 2012. We plan to open four new stores in the remainder of fiscal year 2012. As of June 30, 2012, we had over 40 consecutive quarters of positive comparable store sales growth, including comparable store sales growth of 2.6%, 2.1% and 4.9% for the fiscal years ended September 30, 2009, 2010 and 2011, respectively, and 11.1% for the nine months ended June 30, 2012 compared to the nine months ended June 30, 2011. Our growth has been further evident during the recent economic cycle, with attractive compound annual growth rates of 13.3% and 10.4% in net sales and EBITDA (a non-GAAP measure), respectively, from fiscal year 2009 to fiscal year 2011. Over the same period, our net sales increased from $206.1 million to $264.5 million, net income decreased from $5.1 million to $4.6 million and EBITDA increased from $12.4 million to $15.1 million.

Our History and Founding Principles

        Our founders, Margaret and Philip Isely, were early proponents of the connection between health and the use of natural and organic products and dietary supplements. In the mid-1950's, Margaret transformed her health and the health of her family by applying concepts and principles she learned from books on nutrition. This inspired the Iselys to provide the same type of nutrition education to their community. The Iselys initially started by lending books on nutrition and providing samples of whole grain bread door-to-door in Golden, Colorado and ultimately concluded they could develop a viable business that would also improve their customers' well being. Over time, they fostered relationships through nutrition education and began taking orders for dietary supplements, whole grain bread and unprocessed foods. As their customers gained more knowledge about nutrition, they were empowered to make changes to their diets in order to support their health. Using this model as the foundation for their business, the Iselys opened their first store in 1958, which they later moved to a modest cottage.

        We are committed to maintaining the following founding principles, which have helped foster our growth:

  •
  Nutrition Education.  We provide nutrition education in the communities we serve. Empowering our customers and our associates to take charge of their lives and their health is the foundation upon which our business is built.

  •
  Quality.  Every product on our shelves must go through a rigorous screening and approval process. Providing the highest quality groceries and supplements; Natural Grocers branded products; and only USDA, certified organic, fresh produce at the best prices in the industry is part of our mission.

  •
  Everyday Affordable Pricing.  We work hard to secure the best possible prices on all of our customers' favorite natural and organic foods and supplements. We believe everyone should be able to afford to take care of their health and buy quality natural and organic products.

  •
  Community.  From free nutrition education lectures, to bag-free checkouts, to sourcing local products, to our donation program, we work hard to serve the communities that help shape our world.

  •
  Associates.  Our associates are what makes our company great. We work hard to ensure that our associates are able to live a healthy, balanced lifestyle. We support them with free nutrition education programs, good pay and excellent benefits.

        In 1998, the second generation of the family, including Kemper Isely, Zephyr Isely, Heather Isely and Elizabeth Isely purchased our predecessor and the "Vitamin Cottage" trademark and assumed control of the business. Since then, we have grown our store count from 11 stores in Colorado to 55 stores in 11 states as of June 30, 2012. We have also implemented numerous organizational and operational improvements that have enhanced our ability to scale our operations. We believe that by staying true to our founding principles, we have been able to continue to attract new customers, extend our geographic reach and further solidify our competitive position.

Our Markets

        We operate within the natural products retail industry, which is a subset of the large and stable U.S. grocery industry. This industry includes conventional, natural, gourmet and specialty food markets, mass and discount retailers, warehouse clubs, independent health food stores, dietary supplement retailers, drug stores, farmers markets, mail order and online retailers, and multi-level marketers. According to the Nutrition Business Journal, a nutrition industry publication, total food sales in the U.S. were $631.9 billion in 2010, an increase of 0.7% over 2009.

        Natural and organic food sales in the U.S. have grown at a faster rate than total food sales in the U.S. According to the Nutrition Business Journal:

  •
  Natural and organic food sales in the U.S. totaled $41.3 billion in 2010, an increase of 8.1% over 2009.

  •
  Natural and organic food sales have grown from $13.0 billion in 2000 to $41.3 billion in 2010, representing a compound annual growth rate of 12.3%.

  •
  As a percentage of total food sales, natural and organic food sales increased from 2.6% to 6.5% from 2000 to 2010.

  •
  Organic food sales have grown from $5.8 billion in 2000 to $23.4 billion in 2010, representing a compound annual growth rate of 15.0%.

        The dietary supplement industry has also experienced significant sales growth. According to the Nutrition Business Journal:

  •
  Dietary supplement sales have grown from $17.2 billion in 2000 to $28.1 billion in 2010, representing a compound annual growth rate of 5.0%.

  •
  Dietary supplement sales totaled $28.1 billion in 2010, an increase of 4.4% over 2009.

  •
  Included as part of this category, vitamin sales represented $9.6 billion in 2010, an increase of 4.9% over 2009.

        We believe the growth in sales of natural and organic foods and dietary supplements is being driven by numerous factors, including:

  •
  an increasing consumer focus on high-quality nutritional products;

  •
  heightened awareness of the importance of good nutrition to long-term wellness;

  •
  an aging U.S. population seeking to support healthy aging;

  •
  increasing consumer concerns over the purity and safety of food as a result of the presence of pesticide residues, growth hormones, artificial ingredients and genetically engineered ingredients in foods;

  •
  increasing consumer concerns over the use of harmful chemical additives in body care and household cleaning supplies;

  •
  the continued emergence of well-established natural and organic brands, which generate additional industry awareness and credibility with consumers; and

  •
  a growing population of consumers with unique dietary requirements.

Our Competitive Strengths

        We believe we are well-positioned to capitalize on favorable natural and organic grocery and dietary supplement industry dynamics as a result of the following competitive strengths:

        Strict focus on high-quality natural and organic grocery products and dietary supplements.    We offer high-quality products and brands, including an extensive selection of widely-recognized natural and organic food, dietary supplements, body care products, pet care products and books. We offer our customers an average of approximately 18,000 SKUs of natural and organic products per store, including an average of approximately 7,000 SKUs of dietary supplements. We believe this product offering enables our customers to utilize our stores for all of their grocery and dietary supplement purchases. In our grocery departments, we only sell USDA certified organic produce and do not approve for sale products that are known to contain artificial colors, flavors, preservatives, sweeteners, or partially hydrogenated or hydrogenated oils. Consistent with this strategy, our merchandise selection does not include conventional products or merchandise that does not meet our strict quality guidelines. Our store managers enhance our robust product offering by customizing their stores' selections to address the preferences of local customers. All products undergo a stringent review process to ensure the products we sell meet our strict quality guidelines, which helps us generate long-term relationships with our customers based on transparency and trust.

        Engaging customer service experience based on education and empowerment.    We strive to consistently offer exceptional customer service in a shopper-friendly environment, which we believe creates a differentiated shopping experience and generates repeat visits from our loyal customer base. Our customer service model is focused on providing free nutrition education to our customers. This focus provides an engaging retail experience while also empowering our customers to make informed decisions about their health. We offer our science-based nutrition education through our trained associates, Health Hotline newsletter and sales flyer, one-on-one nutrition health coaching and nutrition classes. Our commitment to nutrition education and customer empowerment is emphasized throughout our entire organization, from executive management to store associates. Every store also maintains a Nutritional Health Coach position. The Nutritional Health Coach is responsible for training our store associates and educating our customers in accordance with applicable local, state and federal regulations. Each Nutritional Health Coach must have earned a degree or certificate in nutrition, human sciences or a related field from an accredited school, complete continuing education in nutrition, and be thoroughly committed to fulfilling our mission. Substantially all of our Nutritional Health Coaches are full-time employees. We believe our Nutritional Health Coach position is unique within our industry and represents a key element of our customer service model.

        Scalable operations and replicable, cost-effective store model.    We believe our scalable operating structure, attractive new store model, flexible real estate strategy and disciplined approach to new store development allow us to maximize store performance and quickly grow our store base. Our store model is successful in highly competitive markets and has supported significant growth outside of our original Colorado geography. We believe our supply chain and infrastructure are scalable and will accommodate significant growth based on the ability of our primary distribution relationships to effectively service our planned store locations. Our investments in overhead and information technology infrastructure, including purchasing, receiving, inventory, point of sale, warehousing, distribution, accounting, reporting and financial systems support this growth. In addition, we have established effective site selection guidelines, as well as scalable procedures, to enable us to open a new store within approximately nine months from the time of site selection. Our limited offering of prepared foods also reduces real estate costs, labor costs and perishable inventory shrink and allows us to quickly leverage our new store opening costs.

        Experienced and committed team with proven track record.    Our executive management team has an average of 35 years of experience in the natural grocery industry, while our entire management team has an average of over 27 years of relevant experience. Since the second generation of the Isely family assumed control of the business in 1998, we have grown our store count from 11 to 55 stores as of June 30, 2012 while remaining dedicated to our founding principles. Over their tenure, members of our executive management team have been instrumental in establishing a successful, scalable operating model, generating consistently strong financial results and developing an effective site selection and store opening process. The depth of our management experience extends beyond our home office. As of June 30, 2012, 39% of our store managers at stores open for 13 months or longer have tenures of over four years with us, and our store and department managers at these stores have average tenures of three to four years with us. In addition, we have a track record of promoting store management personnel from within. We believe our management's experience at all levels will allow us to continue to grow our store base while improving operations and driving efficiencies.

Our Growth Strategies

        We are pursuing several strategies to continue our profitable growth, including:

        Expand our store base.    We intend to continue expanding our store base through new store openings in existing markets, as well as penetrating new markets, by leveraging our core competencies of site selection and efficient store openings. Based upon our operating experience and research conducted for us by customer analytics firm The Buxton Company, we believe the entire U.S. market can support at least 1,100 Natural Grocers stores, including over 180 additional Natural Grocers stores in the 12 states in which we currently operate or have signed leases. In fiscal year 2011, we opened ten new stores, and we plan to open a total of ten new stores in fiscal year 2012. We intend to target new store openings at or above these levels over the near term.

        *Includes signed leases: three leases in Arizona, two leases in Montana, one lease in Colorado, one lease in Texas and one lease in Nebraska.

        Increase sales from existing customers.    We have achieved positive comparable store sales growth for over 40 consecutive quarters. In order to increase our average ticket and the number of customer transactions, we plan to continue offering an engaging customer experience through science-based nutrition education and a differentiated merchandising strategy of delivering affordable, high-quality natural and organic grocery products and dietary supplements. We also plan to utilize targeted marketing efforts to our existing customers, which we anticipate will drive customer transactions and convert occasional, single-category customers into core, multi-category customers.

        Grow our customer base.    We plan to continue building our brand awareness, which we anticipate will grow our customer base. We believe offering nutrition education has historically been one of our most effective marketing efforts to reach new customers and increase the demand for natural and organic groceries and dietary supplements in our markets. We intend to enhance potential customers' nutrition knowledge through targeted marketing efforts, including the distribution of our Health Hotline newsletter and sales flyer, the Internet and social media, as well as an expansion of our educational outreach efforts in schools, businesses and communities, offering lectures, classes, printed and online educational resources and publications, health fairs and community wellness events. In addition to offering nutrition education, we intend to attract new customers with our everyday affordable pricing and to build community awareness through our support of local vendors and charities.

        Improve operating margins.    We expect to improve our operating margins as we benefit from investments we have made in fixed overhead and information technology, including the implementation of an SAP enterprise resource planning system in fiscal year 2010. We anticipate these investments will support our long-term growth strategy with only a modest amount of additional capital. We expect to achieve economies of scale through sourcing and distribution as we add more stores, and we intend to optimize performance, maintain appropriate store labor levels and effectively manage product selection and pricing to achieve additional margin expansion.

Our Stores

        Our stores offer a comprehensive selection of natural and organic groceries and dietary supplements in a small-store format that aims to provide a convenient, easily shopped and relaxed environment for our customers. Our store design emphasizes a clutter-free, organized feel, a quiet ambience accented with warm lighting and the absence of aromas from meat and seafood counters present in many of our competitors' stores. We believe our core customers consider us a destination stop for their natural and organic products and that we are their primary choice for natural and organic groceries and dietary supplements.

        Our Store Format.    Our stores range from 5,000 to 14,500 selling square feet, and a typical new store averages approximately 9,500 selling square feet. Approximately one quarter of our stores' selling square footage is dedicated to dietary supplements. Some of our stores also include a dedicated community and lecture space. Our stores sell an average of approximately 18,000 SKUs of natural and organic products per store, including an average of approximately 7,000 SKUs of dietary supplements.

        The following diagram depicts a typical new store layout:

        Site Selection.    Our real estate strategy is adaptable to a variety of market conditions. When selecting locations for new stores, we use analytical models, based on research provided by The Buxton Company and our extensive experience to identify promising store locations. We typically locate new stores in prime locations which offer easy customer access and high visibility. Many of our stores are near other supermarkets or gourmet food retailers, and we complement their conventional product offerings with high-quality, affordable natural and organic groceries and dietary supplements in an efficient and convenient retail setting. Our site selection model incorporates factors such as target demographics, community characteristics, nearby retail activity and other measures in determining viable new store locations and is based on first-hand observation of the community's characteristics surrounding each site. We have a team of associates dedicated to opening new stores efficiently and quickly, typically within nine months from the time of site selection.

        Store Level Economics.    Our new stores require an upfront capital investment of approximately $1.9 million, consisting of capital expenditures of approximately $1.5 million, net of tenant allowances, initial inventory of approximately $300,000, net of payables and pre-opening expenses of approximately $150,000. For our new stores, we target: (1) approximately four years to recoup our initial net cash investment and (2) over 35% cash-on-cash returns by the end of the fifth year following the opening. Our payback period and cash-on-cash return targets assume average annual store-level profit and new store investment levels consistent with our stores that have been opened since January 1, 2005 that satisfy our current site selection guidelines.

        Individual new store investment levels and the performance of new store locations may differ widely from originally targeted levels and from store-to-store due to a variety of factors, and these differences may be material. In particular, investments in individual stores, store-level sales, profit margins, payback periods and cash-on-cash return levels are impacted by a range of risks and uncertainties beyond our control, including those described under the caption "Risk Factors."

Our Focus on Nutrition Education

        Nutrition education is one of our founding principles and is a primary focus for all associates. We believe our emphasis on science-based nutrition education differentiates us from our competitors and creates a unique shopping experience for our customers.

        Our Nutritional Health Coaches are a core element of our nutrition education program. Most of our stores are staffed with a full-time Nutritional Health Coach to educate customers and train associates on nutrition. Nutritional Health Coaches must have earned a degree or certificate in nutrition, human sciences or a related field from an accredited school, complete continuing education in nutrition, and be thoroughly committed to fulfilling our mission. Our Nutritional Health Coaches provide free one-on-one nutrition health coaching to educate and empower customers to make informed nutrition choices. Each Nutritional Health Coach is also responsible for various educational outreach activities, such as nutrition classes, lectures, seminars, health fairs and store tours. Our training and education programs are supplemented by outside experts, online materials and printed handouts. For our associates, our Nutritional Health Coaches are an onsite resource for nutrition training and education. Each Nutritional Health Coach trains our associates on using a compliant educational approach to customer service without attempting to diagnose or treat.

        Additionally, we use our Health Hotline to educate our customers. The Health Hotline is a newsletter and sales flyer which is published eight times per year and includes in-depth articles on health and nutrition, along with a selection of sale items.

Our Products

        Product Selection Guidelines.    We have a set of strict quality guidelines covering all products we sell. For example:

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  we do not approve for sale food known to contain artificial colors, flavors, preservatives, sweeteners, or partially hydrogenated or hydrogenated oils, regardless of the proportion of its natural or organic ingredients;

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  we only sell USDA certified organic produce;

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  we only sell meats naturally raised without antibiotics, hormone treatments and that were not fed animal by-products; and

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  we do not sell wine, beer, liquor or tobacco.

        Our product review team analyzes all new products and approves them for sale based on ingredients, price and uniqueness within the current product set. We actively research new products in the marketplace via our product vendors, private label manufacturers, scientific findings, customer requests and general trends in popular media. Our stores are able to fully merchandise all departments by providing an extensive assortment of natural and organic products. We do not need to sell conventional products to fill our selection, increase our margins, or draw in more customers.

        What We Sell.    We operate both a full-service natural and organic grocery store and a dietary supplement store within a single retail location. The following is a breakdown of our sales mix for the year ended September 30, 2011:

        The products in our stores include:

  •
  Grocery.  We offer a broad selection of natural and organic grocery products with an emphasis on minimally processed and single ingredient products that are not known to contain artificial colors, flavors, preservatives, sweeteners, partially hydrogenated oils or hydrogenated oils. Additionally, we carry a wide variety of products associated with special diets such as gluten free, vegetarian and non-dairy. Our grocery products include:

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  Produce.  We sell only USDA certified organic produce with an emphasis on sourcing from local organic producers. Our selection varies based on seasonal availability, and we offer a variety of organic produce offerings that are not typically found at conventional food retailers.

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  Bulk Food and Private Label Products.  We sell a wide selection of private label products, including nuts, water, dried fruits, grains, granolas, honey, agave nectar, herbs, spices and teas. We also sell peanut and almond butters ground in-store under the Natural Grocers brand.

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  Dry, Frozen and Canned Groceries.  We offer a wide variety of natural and organic dry, frozen and canned groceries, including cereals, soups, frozen entrees and snack items. We offer a broad selection of natural chocolate bars, and energy, protein and food bars.

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  Meats and Seafood.  We only offer naturally-raised and/or organic meat products. The meat products we offer are not treated with antibiotics, hormones or fed animal by-products.

      Additionally, we only buy from companies we believe employ humane animal-raising practices. Our seafood items are generally frozen at the time of processing and sold from our freezer section, thereby ensuring freshness and reducing food spoilage and safety issues.

    •
    Dairy Products and Dairy Substitutes.  We offer a broad selection of natural and organic dairy products, such as cheeses, yogurts and beverages as well as non-dairy substitutes made from almonds, coconuts, rice and soy.

    •
    Prepared Foods.  Our stores have a convenient selection of refrigerated prepared food items, including salads, sandwiches and wraps. The size of this offering varies by location.

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    Bread and Baked Goods.  We receive regular deliveries of a wide selection of bakery products for our fresh bakery section, which includes an extensive selection of gluten-free items.

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    Beverages.  We offer a wide variety of beverages containing natural and organic ingredients. We also offer low-cost, self-serve filtered drinking water that is dispensed into one-gallon or larger containers provided by our customers.

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  Dietary Supplements.  Our dietary supplement department primarily sells name-brand supplements, as well as an extensive line of private label dietary supplements. The department is carefully organized to help both associates and customers find products efficiently. We generally offer several different formulations and potencies for each type of product in order to meet our customers' varying needs.

  •
  Other.

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  Body Care.  We offer a full range of cosmetics, skin care, hair care, fragrance and personal care products containing natural and organic ingredients. Our body care offerings range from bargain-priced basics to high-end formulations.

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  Pet Care.  We offer a full line of natural pet care and food products which comply with our human food guidelines.

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  Household and General Merchandise.  We offer sustainable household products, including cleaning supplies, paper products, dish and laundry soap and other common household products.

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  Books and Handouts.  We stock approximately 350 titles in our book department. Titles cover various approaches to diet, lifestyle and health. Additionally, we offer approximately 300 handouts on various health topics and dietary supplements to our customers free of charge.

        Quality Assurance.    We endeavor to ensure the quality of the products we sell. We work with reputable suppliers we believe to be in compliance with established regulatory and industry guidelines. Our purchasing department requires a complete supplier and product profile as part of the approval process. Our dietary supplement suppliers must follow FDA good manufacturing practices supported by quality assurance testing for both the base ingredients and the finished product. We expect our suppliers to comply with industry best practices for food safety.

        Many of our suppliers are inspected and certified under the USDA National Organic Program, voluntary industry associations, and other third party auditing programs with regard to additional ingredients, manufacturing and handling standards. Each Natural Grocers store is certified as an organic handler and processor by an accredited USDA certifier in the calendar year after it opens. We operate all of our stores in compliance with National Organic Program standards, which require segregation of organic and conventional products, restricted use of certain substances for cleaning and pest control, and rigorous recordkeeping, among other requirements.

Our Pricing Strategy

        We have an everyday affordable pricing strategy, while also providing special sale pricing on hundreds of additional items. We believe our everyday affordable pricing strategy allows our customers to shop our stores on a regular basis for their groceries and dietary supplements.

        Our pricing strategies include the following:

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  everyday affordable pricing throughout our stores;

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  heavily advertised Health Hotline deals supported by manufacturer participation;

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  in-store specials generally lasting for one month and not advertised outside the store;

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  managers' specials, such as clearance, overstock, short-dated or promotional incentives; and

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  specials on seasonally harvested produce.

        As we continue to expand our store base, we believe there are opportunities for increased leverage in fixed costs, such as administrative expenses, as well as increased economies of scale in sourcing products. We continually strive to keep our product, operating and general and administrative costs low in order to continue to offer attractive pricing for our customers.

Our Store Operations

        Store Hours.    Our stores are open seven days a week, generally from 8:56 a.m. to 8:04 p.m. Monday through Saturday, and Sunday from 9:56 a.m. to 6:06 p.m.

        Store Management and Staffing.    Our stores are managed by a manager and assistant manager, with department managers in each of the dietary supplement, grocery, dairy and frozen, produce, body care and receiving departments. Each store manager is responsible for managing their monthly store profit and loss, including labor, merchandising and inventory costs. We also employ regional managers to oversee all store operations for regions consisting of approximately 12 to 15 stores.

        Each store is staffed with several non-management associates. To ensure a high level of service, associates receive ongoing nutrition training. Associates are carefully trained and evaluated to ensure they present nutrition information in an appropriate and legally compliant educational context while interacting with customers. Additionally, store associates are cross-trained in various functions, including cashier duties, stocking and receiving product.

        All associates are eligible to participate in our incentive compensation plan after 90 days of employment for management level associates and after one year of employment for non-management level associates. The criteria for incentive compensation include meeting sales projections, sales to labor hour goals and cost of goods sold metrics, which help align all store associates with both corporate and store-level financial goals. We have an established set of operating procedures, which includes hiring and human resource policies, training practices and operational instruction manuals. This allows each store to operate with strict accountability and still maintain independence to respond to its unique circumstances.

        Every store also maintains a Nutritional Health Coach position. The Nutritional Health Coach is responsible for training our store associates and educating our customers in accordance with applicable local, state and federal regulations. Substantially all of our Nutritional Health Coaches are full-time employees.

        Bulk Food Repackaging Facility and Distribution Center.    We operate a 42,000 square foot bulk food repackaging facility and distribution center in Englewood, Colorado. The facility handles several different operational functions, including distribution of a limited number of grocery and dietary supplement lines. The facility also houses our private label bulk foods repackaging lines. We plan to move to a new 107,000 square foot bulk food repackaging facility and distribution center in Golden, Colorado during the fourth quarter of fiscal year 2012. The distribution center maintains a small fleet of commercial delivery trucks for use primarily within Colorado.

        Inventory.    We use a robust merchandise management and perpetual inventory system that values goods at moving average cost. We manage shelf stock based on weeks-on-hand relative to sales, resupply time and minimum economic order quantity.

        Sourcing and Vendors.    We source from over 500 suppliers, which include over 1,950 brands. These suppliers range from small mom-and-pop businesses to multi-national conglomerates. As of September 30, 2011, we purchased approximately 78.4% of the goods we sell from our top 20 suppliers.

        We contract with third-party manufacturers to produce groceries and dietary supplements under our private labels, which include the Natural Grocers, Vitamin Cottage, Clarion and Builders Foundation brands. We have longstanding relationships with our suppliers, and we require disclosure from them regarding quality, freshness, potency and safety data information. Our bulk food private label products are packaged by us in pre-packed sealed bags to help prevent contamination while in transit and in our stores. Unlike most of our competitors, most of our private label nuts, trail mix and flours are refrigerated in our warehouse and stores to maintain freshness.

        For the year ended September 30, 2011, approximately 46.4% of our total purchases were from United Natural Foods Inc., or UNFI. In addition, 6.6% of our purchases were from Albert's Organics, a subsidiary of UNFI that distributes fresh produce and meat. We maintain good relations with UNFI and believe we have adequate alternative supply methods, including self-distribution.

Our Associates

        Commitment to our associates is one of our five founding principles. Associates are eligible for health, disability and dental insurance coverage after they meet eligibility requirements. We believe we pay above average retail wages, and all associates earn an additional $0.75 per hour, up to $30 a week, in "Vitamin Bucks" which can be used to purchase products in our stores. It is important to us that our associates live a healthy, balanced lifestyle, and we believe the Vitamin Bucks incentive provides an additional resource for our associates to purchase natural and organic products. This further offers our associates the opportunity to become more familiar with our products, which we believe improves the customer service our associates are able to provide. Additionally, associates are offered a 401(k) retirement savings plan. We believe these and other factors result in higher retention rates and encourage our associates to appreciate our culture, which helps them better promote our brand.

        As of June 30, 2012, we employed 1,290 full-time and 264 part-time (less than 30 hours per week) associates, including 147 associates at our home office. None of our associates are subject to a collective bargaining agreement. We believe we have good relations with our associates.

Our Customers

        The growth in the natural and organic grocery and dietary supplement industries and growing consumer interest in health and nutrition has led to an increase in our core customer base. We believe the demand for affordable, nutritious food and dietary supplements are shared attributes of our core customers, regardless of their socio-economic status. Additionally, we believe our core customer prefers a retail store environment that offers carefully-selected natural and organic products and dietary supplements. Our customers tend to be interested in health and nutrition, and expect our store associates to be highly knowledgeable about these topics and related products.

        An analysis of our Health Hotline subscriber database indicates that our customers come from broad geographic segments, including urban, suburban, second city and rural areas, which reflects the varied characteristics and portability of our store locations.

Our Communities

        One of our founding principles is to be an active member and steward of the communities we serve. As a commitment to this principle, we:

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  provide extensive free educational services to customers in the form of lectures, classes, printed resources, online resources, publications and one-on-one nutrition coaching;

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  participate in health fairs, school outreach, community wellness events and other activities to engage with and educate the community;

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  disseminate new research on nutrition information;

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  participate in the legislative and regulatory process at local, state and national levels so that our customers have access to quality food and dietary supplements and the educational resources to guide their own wellness;

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  continually strive to source products and services from local producers and vendors;

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  carefully collect all of our excess or distressed food and merchandise and donate it to local non-profit organizations;

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  provide cash to local food banks, making donation determinations based on the number of customers who shop our stores with their own bags;

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  do not provide paper or plastic bags at our registers and encourage use of reusable totes;

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  reduce our energy costs and carbon footprint using efficient HVAC, lighting and refrigerating systems;

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  implement strategies to eliminate excess packaging, energy and transportation costs;

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  recycle and reuse paper, plastic, glass and electronic products whenever possible; and

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  use healthy and environmentally responsible building materials and finishes in our new stores and remodels.

Marketing, Advertising and Online Sales

        A significant portion of our marketing efforts is focused on educating our customers on the benefits of natural and organic grocery products and dietary supplements. Our customer outreach programs provide practical general nutrition knowledge to a variety of groups and individuals, schools, businesses, families and seniors. These educational efforts fulfill one of our founding principles and also offer us the opportunity to build relationships with our customers.

        Health Hotline.    At the heart of our marketing efforts is our Health Hotline, a 20-page newsletter and sales flyer which is published eight times a year and mailed to nearly 140,000 subscribers by U.S. Mail. In addition, over 1.5 million abridged versions of the Health Hotline are inserted into the Sunday newspaper of many of our communities 35 times per year, and an email version is distributed approximately twice a month to over 36,000 subscribers. The Health Hotline contains a mix of six to eight in-depth health and nutrition articles, along with a selection of popular sale items. The articles are relevant, science-based and written to reflect the most recent research findings. Generally, we negotiate with our suppliers for significantly lower costs on Health Hotline sale items, which in turn allows us to offer low sale prices to our customers. We believe both store visits and online sales increase when the Health Hotline is published.

        Web Sites and Social Media.    We maintain www.naturalgrocers.com as our official company website to host store information, sales flyers, educational materials, product information, policies and contact forms, advocacy and news items and e-commerce activities. We believe the continued growth of site visitors, page views and other metrics of our website shows that our content is timely and compelling to our communities. Our website is interlinked with other online and social media outlets, including Facebook, Foursquare, Google Places, YELP, Twitter, Pinterest and others.

        Television Commercials.    We occasionally run television commercials in our markets. The spots are shot locally and primarily feature members of the Isely family.

        Online Sales.    Our e-commerce sales department provides customers with access to an extensive selection of dietary supplements, body care, dry grocery and bulk food products primarily through www.naturalgrocers.com and www.vitamincottage.com. Internet sales accounted for less than 1% of our total sales in fiscal year 2011. All orders and inquiries generated via the Internet are handled by our Internet sales associates. Our Internet sales associates receive the same high level of education and training as our store associates, and they provide our online customers the same high-quality customer service offered in our stores.

Properties

        As of June 30, 2012, we had 55 stores located in 11 states, as shown in the chart below:

State	Number of Stores	State	Number of Stores
Colorado	30	New Mexico	4
Idaho	1	Oklahoma	1
Kansas	3	Texas	10
Missouri	1	Utah	1
Montana	1	Wyoming	2
Nebraska	1

        In fiscal year 2011, we opened ten new stores, and we plan to open a total of ten new stores in fiscal year 2012. We opened six new stores in the nine months ended June 30, 2012 and plan to open an additional four new stores in the remaining three months of fiscal year 2012. We have signed leases for all four of the new stores expected to open in fiscal year 2012 and four additional leases signed for stores expected to open in fiscal year 2013.

        Our home office is located in Lakewood, Colorado. We occupy our home office under a lease for approximately 35,000 square feet that expires in 2026; this facility is co-located with one of our stores.

        All of our stores and facilities are leased, with varying terms and renewal options. The typical lease term is between ten and 15 years, with additional renewal options. We do not believe that any individual store property is material to our financial condition or results of operations. Of the current leases for our stores, none expire in fiscal 2012, four expire in fiscal 2013, two expire in fiscal 2014 and the remainder will expire between fiscal 2015 and 2028. We expect that we will be able to renegotiate these leases or relocate these stores as necessary.

        In addition to new store openings, we remodel or relocate stores periodically in order to improve performance. For fiscal year 2012, we have no stores scheduled for remodel and one store scheduled to be relocated.

Competition

        The food retail business is a large, highly-fragmented and competitive industry. Our competition varies by market and includes conventional supermarkets such as Kroger and Safeway, mass or discount retailers such as Walmart and Target, natural and gourmet markets such as Whole Foods and The Fresh Market, specialty food retailers such as Sprouts and Trader Joe's, warehouse clubs such as Sam's Club and Costco, independent health food stores, dietary supplement retailers, drug stores, farmers markets, mail order and online retailers, and multi-level marketers. Each of these outlets competes with us on the basis of price, selection, quality, customer service, shopping experience or any combination of these factors. We believe our commitment to carrying only carefully vetted, affordably priced and high-quality natural and organic products and dietary supplements differentiates us in the industry.

Seasonality

        Our business is active throughout the calendar year and does not experience significant fluctuation caused by seasonal changes in consumer purchasing.

Insurance and Risk Management

        We use a combination of insurance and self-insurance to cover workers' compensation, automobile and general liability, product liability, director and officers' liability, associate healthcare benefits and other casualty and property risks. Changes in legal trends and interpretations, variability in inflation rates, changes in the nature and method of claims settlement, benefit level changes due to changes in applicable laws, insolvency of insurance carriers and changes in discount rates could all affect ultimate settlements of claims. We evaluate our insurance requirements on an ongoing basis to ensure we maintain adequate levels of coverage.

Trademarks and other Intellectual Property

        We believe that our intellectual property is important to the success of our business. We have received the registration of trademarks for "Vitamin Cottage," "Vitamin Cottage Natural Grocers" and "Health Hotline" for appropriate categories of trade. We do not own or license for use any patents, franchises or concessions on which our business depends. Our trademarks are generally valid and may be renewed indefinitely as long as they are in use and/or their registrations are property maintained.

Information Technology Systems

        We have made significant investments in overhead and information technology infrastructure, including purchasing, receiving, inventory, point of sale, warehousing, distribution, accounting, reporting and financial systems. We use an SAP enterprise resource planning system with integrated merchandise management, reporting and accounting system at all of our stores, as well as at our bulk food repackaging facility and distribution center, and for corporate functions including accounting, reporting and purchasing. We completed our Company-wide SAP implementation in fiscal year 2010 including software to manage inventory management capability, such as purchasing, planning, receiving and production planning, and increased accounting and reporting functions, aided by the implementation of a data warehouse. Our ERP system application support and hardware are outsourced which allows us to focus on our core business.

Regulatory Compliance

        The safety, formulation, manufacturing, processing, packaging, importation, labeling, promotion, advertising and distribution of products we sell in our stores, including private label products, are subject to regulation by several federal agencies, including the Food and Drug Administration, or the FDA, the Federal Trade Commission, or the FTC, the United States Department of Agriculture, or the USDA, the Consumer Product Safety Commission and the Environmental Protection Agency and various agencies of the states and localities. Pursuant to the Food, Drug, and Cosmetic Act, or the FDCA, the FDA regulates the safety, formulation, manufacturing, processing, packaging, labeling, importation and distribution of food and dietary supplements (including vitamins, minerals, amino acids and herbs). In addition, the FTC has jurisdiction to regulate the promotion and advertising of these products.

        Dietary Supplements.    The FDCA has been amended several times with respect to dietary supplements, in particular by the Dietary Supplement Health and Education Act of 1994, or DSHEA. DSHEA established a framework governing the composition, safety, labeling, manufacturing and marketing of dietary supplements, defined "dietary supplement" and "new dietary ingredient" and established new statutory criteria for evaluating the safety of substances meeting the respective definitions. In the process, DSHEA removed dietary supplements and new dietary ingredients from pre-market approval requirements that apply to food additives and pharmaceuticals and established a combination of "notification" and "post marketing controls" for regulating product safety, however, non-dietary ingredients in a dietary supplement remain subject to the FDA's food additive authorities. The FDA does not require notification to market a dietary supplement if it contains only dietary ingredients that were present in the U.S. food supply prior to DSHEA's enactment on October 15, 1994. However, for a dietary ingredient not present in the food supply prior to this date, the manufacturer must provide the FDA with information supporting the conclusion that the ingredient will reasonably be expected to be safe at least 75 days before introducing a new dietary ingredient into interstate commerce. As required by the FSMA, the FDA issued draft guidance in July of 2011, which attempts to clarify when an ingredient will be considered a "new dietary ingredient," the evidence needed to document the safety of a new dietary ingredient, and appropriate methods for establishing the identity of a new dietary ingredient. In particular, the new guidance may cause dietary supplement products available in the market before DSHEA to now be classified to include a "new dietary ingredient" if the dietary supplement product was produced using manufacturing processes different from those used in 1994.

        DSHEA also empowered the FDA to establish binding good manufacturing practice regulations governing key aspects of the production of dietary supplements. DSHEA expressly permits dietary supplements to bear statements describing how a product affects the structure, function and/or general well-being of the body. Although manufacturers must be able to substantiate any such statement, no pre-market approval authorization is required for such statements and manufacturers need only notify FDA that they are employing a given claim. No statement may expressly or implicitly represent that a dietary supplement will diagnose, cure, mitigate, treat, or prevent a disease. DSHEA does, however, authorize supplement sellers to provide "third-party literature," (e.g., a reprint of a peer-reviewed scientific publication linking a particular dietary ingredient with health benefits) in connection with the sale of a dietary supplement to consumers. This provision is an exception to the FDA's broad powers over the promotion of regulated products. Accordingly, the authorization is limited and applies only if the publication is printed in its entirety, is not false or misleading, presents a balanced view of the available scientific information and does not "promote" a particular manufacturer or brand of dietary supplement, and is displayed in an area physically separate from the dietary supplements.

        Food.    The FDA has comprehensive authority to regulate the safety of food and food ingredients other than dietary supplements. Food additives and food contact substances are subject to pre-market approvals or notification requirements. The FDA's overall food safety authority was dramatically enhanced in 2011 with the passage of the Food Safety Modernization Act, or FSMA. The FSMA requires the FDA to issue regulations mandating that risk-based preventive controls be observed by the majority of food producers. This authority applies to all domestic food facilities and, by way of imported food supplier verification requirements, to all foreign facilities that supply us with food products. In addition, the FSMA requires the FDA to establish science-based minimum standards for the safe production and harvesting of produce, to identify "high risk" foods and "high risk" facilities and instructs the FDA to set goals for the frequency of FDA inspections of such high risk facilities as well as non-high risk facilities and foreign facilities from which food is imported into the United States. With respect to both foods and dietary supplements, the FSMA meaningfully augments the FDA's ability to access producers' records and suppliers' records which could permit the FDA to identify areas of concern it had not previously considered to be problematic for our suppliers and contract manufacturers. The FSMA gives the FDA authority to require food producers, distributors and sellers to recall adulterated or misbranded food if the FDA determines that there is a reasonable probability that the food will cause serious adverse health consequences to persons or animals. Additionally, the FSMA increases the FDA's authority for administrative detentions of adulterated and misbranded foods. The FSMA is also likely to result in enhanced tracking and tracing of food requirements and, as a result, added recordkeeping burdens upon our suppliers and contract manufacturers.

        The FDA also exercises broad jurisdiction over the labeling and promotion of food. Labeling is a broad concept that, under certain circumstances, extends even to product-related claims and representations made on a company's website or similar printed or graphic medium. All foods, including dietary supplements, must bear labeling that provides consumers with essential information with respect to ingredients, product weight, etc. The FDA administers a pre-market authorization program applicable to foods and supplements alike regarding the use of "nutrient content" claims (e.g., "high in antioxidants," "low in fat," etc.), "health" claims (claims describing the relationship between a food substance and a health or disease condition) and "natural and "all natural" claims. "Organic" claims, however, are primarily regulated by the USDA. In addition, the FDA has authority over products falsely or misleadingly labeled "organic." Products labeled "organic" must be certified by an accredited agent as compliant with USDA-established standards.

        FDA Enforcement.    The FDA has broad authority to enforce the provisions of the FDCA applicable to the safety, labeling, manufacturing and promotion of foods and dietary supplements, including powers to issue a public warning letter to a company, publicize information about illegal products, institute an administrative detention of food, request or order a recall of illegal products from the market, and request the Department of Justice to initiate a seizure action, an injunction action or a criminal prosecution in the United States courts. Pursuant to the FSMA, the FDA also has the power to refuse the import of any food or dietary supplement from a foreign supplier that is not appropriately verified as in compliance with all FDA laws and regulations. Moreover, the FDA has the authority to administratively suspend the registration of any facility producing food, including supplements, deemed to present a reasonable probability of causing serious adverse health consequences.

        Food and Dietary Supplement Advertising.    The FTC exercises jurisdiction over the advertising of foods and dietary supplements. The FTC has the power to institute monetary sanctions and the imposition of "consent decrees" and penalties that can severely limit a company's business practices. In recent years, the FTC has instituted numerous enforcement actions against dietary supplement companies for failure to have adequate substantiation for claims made in advertising or for the use of false or misleading advertising claims.

        Compliance.    As is common in our industry, we rely on our suppliers and contract manufacturers to ensure that the products they manufacture and sell to us comply with all applicable regulatory and legislative requirements. In general, we seek certifications of compliance, representations and warranties, indemnification and/or insurance from our suppliers and contract manufacturers. However, even with adequate insurance and indemnification, any claims of non-compliance could significantly damage our reputation and consumer confidence in our products. In addition, the failure of such products to comply with applicable regulatory and legislative requirements could prevent us from marketing the products or require us to recall or remove such products from our stores. In order to comply with applicable statutes and regulations, our suppliers and contract manufacturers have from time to time reformulated, eliminated or relabeled certain of their products and we have revised certain provisions of our sales and marketing program.

        Furthermore, to ensure compliant practices, our associates working in our stores are trained regularly on how to provide customer service using an educational approach that is ethical, honest, accurate, and does not cross over into a scope of practice reserved for licensed healthcare professionals. For instance, we do not allow discussion of any "disease" or "cure." Instead, we focus on how the structure and function of the body is affected by lifestyle choices and the different nutritional components of an individual's diet, including those contained in dietary supplements. Our customers are encouraged to make informed decisions about their diet, lifestyle, and possible need for supplementation. We also conduct internal compliance reviews on all free nutrition literature that we make available to our customers upon request with the goal of ensuring that these materials only reference relevant dietary supplement ingredients and not any particular brands or products. One role of the Nutritional Health Coach is to oversee our FDA and FTC compliance measures. We believe that our nutrition education practices are in compliance with federal and state requirements, but a finding to the contrary could pose significant issues with respect to our business and reputation among our customers or otherwise have a material adverse effect on our business.

Legal Proceedings

        We periodically are involved in various legal proceedings that are incidental to the conduct of our business, including but not limited to employment discrimination claims and customer injury claims. When the potential liability from a matter can be estimated and the loss is considered probable, we record the estimated loss. Due to uncertainties related to the resolution of lawsuits and claims, the ultimate outcome may differ from our estimates. Although we cannot predict with certainty the ultimate resolution of any lawsuits, investigations and claims asserted against us, we do not believe any currently pending legal proceeding to which we are a party will have a material adverse effect on our business, prospects, financial condition, cash flows or results of operations.

MANAGEMENT

Executive Officers and Directors

        Set forth below is information concerning our current executive officers and directors as of June 30, 2012. The business address of all of our executive officers and directors is 12612 West Alameda Parkway, Lakewood, CO 80228.

Name	Age	Position(s)
Kemper Isely	50	Chairman, Director and Co-President
Zephyr Isely	63	Director and Co-President
Heather Isely	46	Director, Executive Vice President and Corporate Secretary
Elizabeth Isely	57	Director and Executive Vice President
Michael T. Campbell	67	Director Nominee*
Sandra Buffa	59	Chief Financial Officer

*
Appointment to our board effective upon the consummation of this offering.

        Kemper Isely has been a director and our Co-President since 1998. He joined the Company as an employee in 1977 and during his tenure with our company has functioned as Store Manager, Warehouse Manager, Director of Marketing, Director of Purchasing, Director of Operations and Director of Finance.

        We believe Mr. Kemper Isely's qualifications to serve on our board include his knowledge of our company and the food retail industry and his years of leadership at our company.

        Zephyr Isely has been a director and our Co-President since 1998. He joined the Company as an employee in 1969 and during his tenure with our company has functioned as Store Manager, Director of Receiving, Warehouse Manager, Director of Operations, Director of Purchasing, Director of Accounting, Manager of Payroll and Compensation and Director of Information Systems.

        We believe Mr. Zephyr Isely's qualifications to serve on our board include his knowledge of our company and the food retail industry and his extensive management experience at our company.

        Heather Isely has been a director and our Executive Vice President and Corporate Secretary since 1998. Ms. Heather Isely joined the Company as an employee in 1989 and during her tenure with our company has functioned as Produce Coordinator, Store Manager, Manager of Quality Control, Director of Nutrition Education, Manager of Operations, Manager of Compensation, Manager of Training and Director of Human Resources.

        We believe Ms. Heather Isely's qualifications to serve on our board include her knowledge of our company and the food retail industry and prior management experience at our company.

        Elizabeth Isely has been a director and our Executive Vice President since 1998. Ms. Elizabeth Isely joined the Company as an employee in 1977 and during her tenure with our company has functioned as Store Manager, Regional Manager, Director of Operations, Manager of Training and Director of New Store Openings.

        We believe Ms. Elizabeth Isely's qualifications to serve on our board include her knowledge of our company and the food retail industry, her experience in opening our new stores and her extensive management experience at our company.

        Michael T. Campbell has been selected and has agreed to serve as a member of our board, effective immediately following the consummation of this offering. Mr. Campbell has served as a member of the board of directors of Houston Wire & Cable Company (Nasdaq: HWCC) since 2008, has served as the chairman of its audit committee since 2009 and as a member of its nominating and corporate governance committee since 2012. Mr. Campbell has also been a member of the board of advisors of Lee Truck Equipment, Inc. (d/b/a Casper's Truck Equipment) since 2007. Mr. Campbell previously served in the technical support department of the national office of Deloitte & Touche LLP, and he was also the lead technical accounting and auditing partner in the Denver office prior to his retirement in June 2001.

        We believe that Mr. Campbell's qualifications to serve on the board include his significant experience with financial reporting by public companies and his experience with mergers and acquisitions and capital markets transactions.

        Sandra Buffa has served as our Chief Financial Officer since 2008 when she joined our company. Prior to joining our company, from 2005 to 2007, Ms. Buffa worked at QCE, LLC, the parent company of the Quizno's restaurant chain, as its Chief Financial Officer. From 2001 to 2005, Ms. Buffa was the Chief Financial Officer of Mrs. Fields' Original Cookies, Inc. and also served as the Senior Vice President, Chief Financial Officer and Treasurer of its parent company from 2004 to 2005. From 1998 to 1999, Ms. Buffa was the President and Chief Operating Officer of Crabtree & Evelyn, Ltd, and its Chief Financial Officer in 1998. Ms. Buffa served as the Chief Financial Officer, Senior Vice President of Finance and Treasurer of Vista Optical from 1993 to 1998. Ms. Buffa began her career with the firm of PricewaterhouseCoopers, most recently as a Senior Audit Manager. Ms. Buffa is a Certified Public Accountant.

        Kemper Isely, Zephyr Isely and Heather Isely are siblings. Elizabeth Isely was previously married to a member of the Isely family who is not currently involved in company operations.

Board of Directors

Board Composition

        Our business and affairs are managed under the direction of our board. Our board currently has four members, Kemper Isely, Zephyr Isely, Heather Isely and Elizabeth Isely. Upon the consummation of this offering, our amended and restated bylaws will provide that our board will consist of a number of directors to be fixed from time to time by a resolution of the board. Upon the appointment of Michael T. Campbell as an independent director, which we expect to occur immediately following the completion of this offering, our board will consist of five directors.

        As of the consummation of this offering, our certificate of incorporation and amended and restated bylaws will provide for a staggered, or classified, board of directors consisting of three classes of directors, each serving staggered three-year terms, as follows:

  •
  the Class I director will be Elizabeth Isely and her term will expire at the annual meeting of stockholders to be held in 2013;

  •
  the Class II directors will be Zephyr Isely and Michael T. Campbell and their terms will expire at the annual meeting of stockholders to be held in 2014; and

  •
  the Class III directors will be Heather Isely and Kemper Isely and their terms will expire at the annual meeting of stockholders to be held in 2015.

        Upon expiration of the term of a class of directors, directors for that class will be elected for a three-year term at the annual meeting of stockholders in the year in which that term expires. Each director's term continues until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

        The division of our board into three classes with staggered three year terms may delay or prevent stockholder efforts to effect a change of our management or a change in control. See "Risk Factors—Anti-takeover provisions in our organizational documents and Delaware law may discourage or prevent a change in control, even if a sale of the Company would be beneficial to our stockholders, which could cause our stock price to decline and prevent attempts by our stockholders to replace or remove our current management" and "Description of Capital Stock—Anti takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws."

Board Leadership Structure and Risk Oversight

        The Chairman of our board is also the Co-President of our company. Because of his knowledge of and insight into our business, we believe Mr. Kemper Isely is in the best position to focus the attention of our independent directors on matters that are the most critical to our company. In our view, splitting the roles would potentially have the consequence of making our management and governance processes less effective through undesirable duplication of work and, in the worst case, lead to a blurring of clear lines of accountability and responsibility, without any clear offsetting benefits.

        Our board intends to administer its risk oversight function primarily through the audit committee, which will oversee our risk management practices. The audit committee is responsible for, among other things, discussing with management on a regular basis our guidelines and policies that govern the process for risk assessment and risk management. This discussion will include our major risk exposures and actions taken to monitor and control these exposures. Our board believes that its administration of risk management is not affected by our board's leadership structure, as described above.

Controlled Company

        We intend to avail ourselves of the "controlled company" exception under the corporate governance rules of The New York Stock Exchange. Under The New York Stock Exchange rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a "controlled company" and may elect not to comply with certain corporate governance standards. After completion of this offering, certain members of the Isely family holding over 50% of our common stock will be parties to a stockholders agreement pursuant to which they will control the election of our directors, and we will therefore be a "controlled company." As a result, we will elect to not have a majority of "independent directors" on our board, and we will not have a compensation committee composed entirely of "independent directors" as defined under the rules of The New York Stock Exchange. Further, compensation for our executives and selection of our director nominees will not be determined by a majority of "independent directors" as defined under the rules of The New York Stock Exchange. The "controlled company" exception does not modify the independence requirements for the audit committee, and we intend to comply with the requirements of Sarbanes-Oxley and The New York Stock Exchange, which require that our audit committee be composed of at least three members, one of whom will be independent upon the consummation of this offering, a majority of whom will be independent within 90 days from the date of this prospectus and each of whom will be independent within one year from the date of this prospectus.

Committees of the Board

        Our board will establish an audit committee and a compensation committee. Each committee member will be appointed by the board and will serve until his or her successor is elected and qualified, unless he or she is earlier removed or resigns.

Audit Committee

        Upon the consummation of this offering, we expect to have an audit committee that consists of at least one director who is not otherwise affiliated with either us or the Isely family. The committee will have responsibility for, among other things:

  •
  overseeing management's maintenance of the reliability and integrity of our accounting policies and financial reporting and our disclosure practices;

  •
  overseeing management's establishment and maintenance of processes to assure that an adequate system of internal control is functioning;

  •
  overseeing management's establishment and maintenance of processes to assure our compliance with all applicable laws, regulations and corporate policies;

  •
  reviewing our annual and quarterly financial statements prior to their filing and prior to the release of earnings; and

  •
  reviewing the performance of the independent accountants and making decisions regarding the appointment or termination of the independent accountants and considering and approving any non-audit services proposed to be performed by the independent accountants.

        Mr. Campbell, Mr. Kemper Isely and Ms. Heather Isely will serve on the audit committee upon the consummation of this offering, with Mr. Campbell serving as the chair of the audit committee. Mr. Campbell will be our audit committee financial expert as defined under applicable SEC rules. The audit committee will have the power to investigate any matter brought to its attention within the scope of its duties and to retain counsel for this purpose where appropriate.

        Our board will adopt a written charter for our audit committee, which will be available on our corporate website at www.naturalgrocers.com upon consummation of this offering.

Compensation Committee

        Upon the consummation of this offering, we expect to have a compensation committee that will have responsibility for, among other things:

  •
  reviewing our compensation practices and policies, including equity benefit plans and incentive compensation;

  •
  reviewing key employee compensation policies;

  •
  monitoring performance and compensation of our employee-directors, officers and other key employees; and

  •
  preparing recommendations and periodic reports to the board concerning these matters.

        Ms. Heather Isely, Mr. Kemper Isely and Mr. Campbell will each serve on the compensation committee upon consummation of this offering, with Ms. Heather Isely serving as the chair of the compensation committee.

        Our board will adopt a written charter for our compensation committee, which will be available on our corporate website at www.naturalgrocers.com upon consummation of this offering.

  Compensation Committee Interlocks and Insider Participation

        None of our executive officers currently serve, or in the past year have served, as a member of the board or compensation committee of any entity that has one or more executive officers serving on our board or compensation committee.

Code of Business Conduct and Ethics

        In connection with this offering, our board will adopt a code of business conduct and ethics that establishes the standards of ethical conduct applicable to all of our directors, officers, including our principal executive, financial and accounting officers, employees, consultants and contractors. The code of business conduct and ethics will address, among other things, competition and fair dealing, conflicts of interest, financial matters and external reporting, protection and use of company funds and assets, confidentiality and corporate opportunity requirements and the process for reporting violations of the code of business conduct and ethics, employee misconduct, conflicts of interest or other violations. Our code of business conduct and ethics will be publicly available on our website at www.naturalgrocers.com. Any waiver of our code of business conduct and ethics with respect to our Co-Presidents, Chief Financial Officer, controller or persons performing similar functions may only be authorized by our audit committee and will be disclosed as required by applicable law.

Director Compensation

        Our directors in 2011 were Kemper Isely, Zephyr Isely, Heather Isely and Elizabeth Isely. All such directors were also executive officers, and they did not receive any compensation for their services as directors in addition to their executive compensation.

        In connection with the offering, our board has engaged the outside consulting firm Frederic W. Cook & Co., Inc., or F. W. Cook, to help develop compensation policies that are appropriate for a public company. Together with F. W. Cook, our board will undertake a review of director and executive officer compensation trends at comparable companies and set compensation programs following the completion of this offering.

        Upon consummation of this offering, only those directors who are considered independent directors under the rules of The New York Stock Exchange will receive compensation from us for their service on our board. Accordingly, Kemper Isely, Zephyr Isely, Heather Isely and Elizabeth Isely will not receive compensation from us for their service on our board. Pursuant to our standard arrangements for the compensation of our independent directors, our independent directors will be compensated for their service as directors, and will receive:

  •
  a base annual retainer of $30,000 in cash;

  •
  an additional annual retainer of $15,000 in cash to serve as our lead independent director, if our board appoints a lead independent director and if applicable;

  •
  an additional annual retainer of $15,000 in cash for serving as the chair of our audit committee and $10,000 in cash for serving as the chair of our compensation committee, if applicable;

  •
  an additional annual retainer of $5,000 in cash for serving as a member of our audit committee, if applicable; and

  •
  an additional annual retainer of $5,000 in cash for serving as a member of our compensation committee, if applicable.

        In addition, each independent director will be granted a number of restricted stock units under our Omnibus Incentive Plan equal to the number of shares of our common stock having a value of $50,000 (based on the closing price of our common stock on the NYSE on the date of grant), which will be granted each year on the date of our annual meeting of stockholders, or a pro rata portion in the case of a mid-year appointment. The restricted stock units will fully vest on the date which is one year after the date of grant and will be settled in shares of our common stock. We expect that our independent directors will be subject to equity ownership guidelines approved by our board, requiring each independent director to, within five years of their initial election to our board, achieve holdings in our equity securities, including vested and unvested restricted stock units, with a value equal to three times the annual cash retainer received. We will also reimburse our directors for reasonable expenses incurred to attend meetings of our board or any committee of our board.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        The following discussion relates to the compensation of our Co-Presidents, our Chief Financial Officer, and our other two most highly compensated executive officers for the fiscal year ended September 30, 2011 (collectively referred to as our "named executive officers" or "NEOs") whose compensation is disclosed below under "2011 Summary Compensation Table," as well as the overall principles underlying our executive compensation policies as we move towards becoming a public company. We were incorporated in Delaware on April 9, 2012. During the fiscal year ended September 30, 2011, the NEOs were officers of our operating company and the compensation related information presented for fiscal year 2011 relates to compensation received from the operating company. Immediately following the consummation of the offering, the NEOs will be officers of both the operating company and the Company, holding the same executive position with each company.

        Our NEOs for fiscal year 2011 were:

  •
  Kemper Isely, Co-President

  •
  Zephyr Isely, Co-President

  •
  Heather Isely, Executive Vice President

  •
  Elizabeth Isely, Executive Vice President

  •
  Sandra Buffa, Chief Financial Officer

  Objectives of our executive compensation program

        Hiring and retaining our officers and other key employees has been critically important to ensure the continuity and stability required to grow our business. Our executive compensation and benefits program is designed to attract, retain, reward and create incentives for a highly talented and committed team of executive officers who share our vision and desire to work toward our goals.

        Prior to this offering, the operating company was privately held. As a result, the operating company was not subject to requirements regarding the formation and functioning of board committees, such as a compensation committee. The compensation decisions of the operating company have historically been made by its board, which is comprised of four of the NEOs. The board's philosophy is to provide our NEOs with a compensation package that attracts, motivates and retains executive talent and aligns the interests of management with those of the stockholders. Our approach to executive compensation is intended to reward our NEOs for making strong individual contributions to our success and creating long-term value.

        Consistent with this approach, for fiscal year 2011, we did not establish a formal cash-based incentive plan for any of our executive officers other than our Chief Financial Officer. As further described below, the cash incentive compensation we paid to our Chief Financial Officer for fiscal year 2011 was determined at the discretion of our board based on the achievement of quarterly EBITDA targets and a qualitative and subjective evaluation of individual performance and our business results.

  Executive compensation process

        Compensation-setting process.    During fiscal year 2011, our board determined compensation for our executive officers. While a private company, our board relied primarily on its collective experience and the recommendations of our Co-Presidents to make decisions regarding compensation. We intend to establish a compensation committee, which will determine and approve the annual compensation of our Co-Presidents and our other executive officers following the consummation of this offering, and will regularly report its compensation decisions and recommendations to our board. We currently expect the compensation committee to consist of Ms. Heather Isely, Mr. Kemper Isely and Mr. Campbell. Our

compensation committee will also administer any equity compensation plans we adopt. In April 2012, we retained F. W. Cook as our independent compensation consultant to assist in developing our approach to executive officer and board compensation. As part of this engagement, we expect that F. W. Cook will assist in the continued development of competitive compensation programs for our executive officers and independent board members.

        We have not adopted formal or informal policies or guidelines for allocating compensation between long-term and short-term and between cash and non-cash compensation or among different forms of non-cash compensation.

        Role of management in setting compensation.    Historically, our board has set compensation for our NEOs, including with respect to their own compensation. We expect that our Co-Presidents will provide recommendations to our compensation committee regarding pay levels for all executives.

        Use of market data.    We did not use a peer group in setting fiscal year 2011 or fiscal year 2012 executive compensation, and our board did not target compensation to specific benchmarks against any peer group companies. Following our initial public offering, we expect to make more specific use of market data and may potentially expand our cash incentive compensation policy and initiate the use of equity compensation based on our findings.

Primary elements of compensation

        Base salary.    The overall compensation package is weighted toward a higher base salary, and for four of our NEOs, consists of only base salary. We believe that base salaries are of primary importance to our approach to executive compensation, allowing us to attract and retain our key executives, and reward consistent contributions to our long term success, in a manner that does not encourage excessive risk taking by our executives. As a private company, base salaries have been determined primarily based on the collective experience of our board and its view of appropriate fixed pay in our geographic location and industry. We also take into account nonparticipation in our cash incentive compensation program by all of our NEOs, except Ms. Buffa, and the absence of a long-term incentive program. Base salaries have historically been reviewed periodically by our board. The board takes into account individual performance, internal pay equity, historical compensation practice, incentive program participation and current equity ownership levels. However, our board may exercise its discretion in setting an executive's base salary, taking into account the quality of the executive's overall contribution to our success.

        Incentive awards.    Based on the achievement of quarterly EBITDA targets and a review of both business and individual performance during the fiscal year, our board may approve cash incentive compensation payments to executives participating in our cash-based incentive plan. The achievement of quarterly EBITDA goals is required before our board makes any determination of whether to make incentive compensation payments under the plan. The amount of any payment is based on set target levels and our board's assessment of the participating executive's contribution to our strategic objectives or financial results during a particular quarterly or fiscal period. If a quarterly EBITDA goal is not met, no incentive compensation payment is made for the corresponding quarter, regardless of whether or not strategic or individual performance goals have been met. Even if the quarterly EBITDA target is achieved, our board reserves the sole discretion to exercise negative discretion to the extent it deems reasonable and prudent under the circumstances. For fiscal years 2011 and 2012, Ms. Buffa is our only executive officer participating in our cash-based incentive plan.

Compensation decisions for fiscal year 2011 and fiscal year 2012

        Base salary.    For fiscal year 2012, base salaries are as follows:

  •
  Kemper Isely, Co-President, $607,800

  •
  Zephyr Isely, Co-President, $576,000

  •
  Heather Isely, Executive Vice President, $528,000

  •
  Elizabeth Isely, Executive Vice President, $528,000

  •
  Sandra Buffa, Chief Financial Officer, $320,000

        Elizabeth Isely's salary was increased by 10.0% from $480,000. The new salary took into account internal pay equity, historical compensation practice, incentive compensation program participation and current equity ownership levels. In making its determination to increase Elizabeth Isely's salary, our board considered Ms. Isely's strong leadership in managing numerous new store openings during fiscal year 2011. Our board also considered that Elizabeth Isely had not received an increase in base salary since fiscal year 2008. Sandra Buffa's salary was increased in June 2012 by 4.8% from $315,000 in connection with the Board's annual determination of Ms. Buffa's salary. Ms. Buffa's annual base salary is now $330,000. No other changes have been made to the salaries of our NEOs since September 30, 2011.

        Incentive awards.    Based on the achievement of certain quarterly EBITDA targets and a review of both business and individual performance during fiscal year 2011, our board approved a cash incentive compensation payment for Ms. Buffa pursuant to our cash-based incentive plan. The achievement of quarterly EBITDA goals was required before our board made a determination on whether to make an incentive compensation payment to Ms. Buffa. The amount of the payment was based on our board's assessment of Ms. Buffa's contribution to our strategic objectives and financial results during the fiscal year. For fiscal year 2011, Ms. Buffa's cash incentive target level was set at 50% of her base salary, and the minimum quarterly EBITDA goal for each quarter within the fiscal year was set at 5.5% of sales. Actual EBITDA as a percent of sales was at or above the minimum quarterly goal for each of the four quarters during fiscal year 2011, and our board determined to pay Ms. Buffa a cash incentive compensation payment for each of the quarters for which the minimum was achieved. In one quarter, the payout level on Ms. Buffa's cash incentive award was 99% of target following review of individual performance targets. For fiscal year 2012, our board has set cash incentive compensation target levels for our only executive officer participating in our cash-based incentive plan, Ms. Buffa, at 50% of base salary.

        Equity compensation.    We currently do not have a long-term incentive program in place and have not granted any equity awards. However, prior to the offering, we expect to adopt an Omnibus Incentive Plan. In addition, under our Chief Financial Officer's employment agreement, we will grant to Ms. Buffa restricted stock units under the Omnibus Incentive Plan upon completion of the offering, equal to 1.2% of the fully diluted shares of the Company at the time of the completion of the offering (including any exercise of the underwriters' overallotment option) (rounded to the nearest whole share), subject to the following terms, assuming a public offering price of $14.00 per share (the midpoint of the estimated range set forth on the cover page of this prospectus):

  •
  Two thirds (or 174,076 restricted stock units) will vest immediately, and will be settled 75% in shares of common stock (equal to 130,556 shares of common stock) of the Company and 25% in cash (equal to $609,266).

  •
  One third (or 87,038 restricted stock units) will be settled 100% in shares of common stock (equal to 87,038 shares of common stock) of the Company, and will vest in three equal parts: the first part on the date that is six months after completion of the offering, the second part on the date that is 12 months after completion of the offering, and the third part on the date that is 18 months after completion of the offering. Ms. Buffa will forfeit this portion of the award if she is not employed with the Company on the vesting dates.

        Each $1.00 increase in the assumed initial public offering price would (assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us) increase the amount of cash payable to our Chief Financial Officer in settlement of vested restricted stock units by approximately $44,000. If there was a $1.00 decrease in the assumed initial public offering price of $14.00 per share, one-third (or 87,038 restricted stock units) of the restricted stock units issuable to our Chief Financial Officer that would have otherwise vested following the initial public offering would not vest. These restricted stock units will vest on the date that the company attains a market capitalization of $300.0 million. Accordingly, the first $1.00 decrease in the assumed initial public offering price of $14.00 per share would (assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us) decrease (1) the number of shares of common stock issuable to our Chief Financial Officer at the time of the completion of the offering in settlement of restricted stock units by 87,038 shares and (2) the amount of cash payable to our Chief Financial Officer at the time of completion of the offering in settlement of vested restricted stock units by approximately $326,000. Each $1.00 decrease thereafter would (assuming the number of shares offered, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us) decrease the amount of cash payable to our Chief Financial Officer at the time of completion of the offering in settlement of vested restricted stock units by approximately $22,000.

        Assuming a public offering price of $14.00 per share (the midpoint of the estimated range set forth on the cover page of this prospectus), if the underwriters' overallotment option to purchase additional shares of our common stock is exercised in full, our Chief Financial Officer would receive an additional 4,366 restricted stock units, so that the total restricted stock units issued to her would be equal to 1.2% of the fully diluted shares of the Company at the time of the completion of the offering in accordance with the terms of her employment agreement.

        Severance and change in control arrangements.    As part of our Chief Financial Officer's employment agreement, upon an involuntary termination without cause or voluntary resignation for good reason, Ms. Buffa will receive separation pay in an amount equivalent to her current base salary plus 50% of her target incentive compensation plus an amount equivalent to the cost of COBRA coverage for a period of 12 months.

        The Company does not have any agreements with the other NEOs that provide for cash severance payments upon termination of employment or in connection with a change in control.

        Retirement plan and other benefits and perquisites.    Our NEOs are eligible to participate in our employee benefit plans provided for all company employees. These benefits include a 401(k) plan with discretionary matching employer contributions, group health and life insurance, and short- and long-term disability insurance. We also provide all of our employees with Vitamin Bucks (store credit accrued at $0.75 per hour up to 40 hours per week) and birthday bonus pay (equivalent to a single work day). We may also provide our NEOs with a limited range of perquisites on a case-by-case basis that may include a monthly car allowance, spousal insurance and reimbursement for any out-of-pocket medical insurance expenses.

        Stock ownership guidelines.    We do not have specific equity or other security ownership requirements or guidelines for NEOs. However, given management's significant equity stake in the Company following the consummation of the offering, we do not believe ownership guidelines are needed at this time.

        Recoupment Policy.    We currently do not have a recoupment policy to adjust or recover bonuses or incentive compensation paid to executive officers where such bonuses or payments were based on financial statements that were subsequently restated or otherwise amended in a manner that would have reduced the size of such bonuses or payments. Upon the consummation of this offering, we will become subject to the recoupment requirements under Sarbanes-Oxley, Dodd-Frank and other applicable laws.

        Tax and accounting considerations.    We do not require executive compensation to be tax deductible for our company, but instead balance the cost and benefits of tax deductibility to comply with our executive compensation goals. For example, Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, generally disallows a tax deduction to a publicly held corporation for compensation in excess of $1 million paid in any taxable year to its chief executive officer and certain other executive officers unless the compensation qualifies as "performance-based compensation" within the meaning of the Code. As a private company, the deductibility limit of Section 162(m) has not applied to us. Once we are a public company, our board will consider the deductibility of compensation, but will be fully authorized to approve compensation that is not deductible when it believes that such payments are appropriate to attract and retain executive talent.

        Risks from compensation policies and practices.    Our board has not undertaken a comprehensive risk assessment of all compensation policies and practices to determine areas of resulting risk. However, given the current equity ownership levels of our NEOs, the relative simplicity of our current compensation program and its weighting towards base salary, a fixed component of compensation, we do not believe that risks arising from our compensation policies and practices for our employees are reasonably likely to have a material adverse effect on us.

  Omnibus Incentive Plan

        In connection with this offering, we expect to adopt an Omnibus Incentive Plan, which we anticipate will include the ability to make equity grants.

2011 Summary Compensation Table

        The following table provides information concerning the compensation earned by our Co-Presidents, Chief Financial Officer, and each of the two other most highly paid executive officers during the year ended September 30, 2011. We refer to the officers listed in the table below collectively as our "NEOs."

Name and Principal Position	Fiscal Year	Salary ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(1)		Total ($)
Kemper Isely	2011	607,800	—	11,304		619,104
Co-President			—
Zephyr Isely	2011	576,000	—	11,304		587,304
Co-President			—
Heather Isely	2011	496,000	—	11,304		507,304
Executive Vice President			—
Elizabeth Isely	2011	480,000	—	14,804	(2)	494,804
Executive Vice President			—
Sandra Buffa	2011	305,000	150,625	9,801	(3)	465,426
Chief Financial Officer

(1)
Amounts included in the All Other Compensation column are the following: 401(k) retirement benefit matching contributions and company paid medical insurance premiums.

(2)
Includes spousal medical insurance premiums.

(3)
Includes company Vitamin Bucks and birthday bonus benefits, each of which is described above under "—Retirement plan and other benefits and perquisites."

Grants of Plan Based Awards

        The following table sets forth the grant of a non-equity incentive plan award made to our Chief Financial Officer during fiscal year 2011. No equity awards were made to any of our NEOs during 2011.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
Name	Target ($)		Maximum ($)
Sandra Buffa	152,500	(1)	152,500	(1)

(1)
These amounts consist of the target and maximum cash award levels set per Ms. Buffa's employment agreement under the Company's quarterly cash-based incentive plan.

Outstanding Equity Awards at Fiscal Year-End

        There are no unvested equity awards held by Kemper Isely, Zephyr Isely, Heather Isely or Elizabeth Isely as of September 30, 2011. As of September 30, 2011, under our Chief Financial Officer's employment agreement with the operating company, she was entitled to an award of restricted stock units described under "—Compensation Discussion and Analysis—Compensation decisions for fiscal year 2011 and fiscal year 2012 —Equity compensation."

Option Exercises and Stock Vested

        None of our NEOs held any equity awards during the year ended September 30, 2011.

Pension Benefits

        None of our NEOs participates in any qualified or non-qualified pension benefit plan sponsored by us.

Nonqualified Deferred Compensation

        None of our NEOs participates in any nonqualified deferred compensation plan sponsored by us.

Employment Agreement

        We have entered into an amended and restated employment agreement with our Chief Financial Officer, Ms. Buffa that supersedes any and all existing employment agreements and offer letters. Ms. Buffa's annual salary, as set forth under "—Compensation Discussion and Analysis—Compensation decisions for fiscal year 2011 and fiscal year 2012," will be reviewed on an annual basis by our board and may be changed by action of the board. Under the amended and restated employment agreement, Ms. Buffa is entitled to participate in our annual and long-term incentive compensation programs under our Omnibus Incentive Plan, and all standard employee benefit plans or programs, including personal time off, our 401(k) plan, our medical and dental insurance plans, Vitamin Bucks and employee discounts.

        Under the amended and restated employment agreement, Ms. Buffa is employed on an "at-will" basis, and, subject to applicable law, her employment may be terminated either by Ms. Buffa or by the Company at any time, for any reason, or no reason, and with or without cause. If her employment with the Company is terminated without cause or for good reason, we will pay Ms. Buffa an amount equal to the sum of her current annual base salary and 50% of current target annual incentive compensation, as well as an additional taxable amount equivalent to the cost of COBRA premiums for twelve months. If Ms. Buffa's employment with the Company is terminated for cause, Ms. Buffa will not be entitled to any salary, benefits, payments or reimbursements, except as required by law. Consistent with her historic employment agreement, under the amended and restated employment agreement, Ms. Buffa will also be entitled to a grant of restricted stock units described under "—Compensation Discussion and Analysis—Compensation decisions for fiscal year 2011 and fiscal year 2012—Equity compensation." Under the amended and restated employment agreement, Ms. Buffa is subject to a confidentiality covenant that extends indefinitely and non-solicitation and non-compete covenants that extend for one year from termination of employment.

        We do not have any employment agreements with any other NEO at this time.

Potential Payments Upon Termination

        The following table describes the potential payments and benefits triggered by a termination of employment of a NEO by us without cause, or by the executive for good reason, assuming the employment of the NEO was terminated on September 30, 2011. None of our NEOs other than Ms. Buffa is contractually entitled to any payments as a result of a termination.

Name	Termination	Cash Payment ($)		Medical / Insurance Benefits ($)	Acceleration of Equity Awards ($)	Other ($)(1)	Total ($)
Sandra Buffa	Without cause or for good reason	393,750	(2)	5,834	—	11,110	410,694

(1)
Includes accrued amounts through any other company benefit, including accrued vacation and other vested benefits the named executive officer is entitled to receive that are generally available to all full-time employees.

(2)
Amount represents severance payment equal to the named executive officer's current base salary plus 50% of target non-equity incentive awards per the terms of Ms. Buffa's employment agreement.

Equity Compensation Plan

        In connection with this offering, we expect to adopt an Omnibus Incentive Plan, or the Plan, which we anticipate will be effective immediately following the consummation of this offering. The material terms of the Plan are summarized below. The following summary is qualified in its entirety by reference to the complete text of the Plan, a copy of which is filed as an exhibit to the registration statement of which this prospectus forms a part.

  Administration of the Plan

        The Plan will be administered by our board, unless and until such time as the board delegates the administration of the Plan to a committee of the board, or the committee. To the extent the board desires that an award under the Plan be qualified for an exemption under Rule 16b-3 under the Exchange Act, the award must be approved in advance by the board or the committee, which committee must consist of two or more directors of the Company, all of whom qualify as "non-employee directors" within the meaning of Rule 16b-3 under the Exchange Act. To the extent the board desires that compensation delivered pursuant to an award under the Plan be qualified for an exemption under Section 162(m) of the Code, the committee must consist of two or more directors of the Company, all of whom qualify as "outside directors" within the meaning of Section 162(m) of the Code. We refer to the board, or the committee, as applicable, as the "administrator" of the Plan.

  Number of Authorized Shares and Award Limits

        The initial number of shares of our common stock reserved for issuance in connection with awards under the Plan, including incentive stock options will not exceed 1,090,151 shares, equal to approximately 5% of our common stock outstanding immediately following this offering. The shares to be offered under the Plan may be authorized and unissued common stock, or shares of issued common stock that have been reacquired by us.

        Any shares covered by an award that are forfeited, expired, canceled, settled in cash or otherwise terminated without delivery of shares to the participant will be available for future grants under the Plan. In addition, shares issued with respect to awards assumed by us in connection with any merger, acquisition or related transaction will not reduce the total number of shares available for issuance under the Plan. However, shares surrendered to or withheld by us in payment or satisfaction of the exercise price of an award or any tax withholding obligation with respect to an award will not be available for the grant of new awards. The number and class of shares available under the Plan and outstanding awards, as well as the award limits described above, may be equitably adjusted by the administrator in the event of various changes in our capitalization.

  Eligibility and Participation

        Eligibility to participate in the Plan will be limited to employees, non-employee directors and consultants of the Company, or of any affiliate, as the administrator may determine and designate from time to time.

  Type of Awards

        The following types of awards will be available for grant under the Plan: incentive stock options, or ISOs, non-qualified stock options, or NSOs, stock appreciation rights, or SARs, restricted stock, restricted stock units, performance awards, other stock-based awards and cash-based incentive awards.

  Stock Options and SARs.

        Grant of Options and SARs.    The administrator may award ISOs and NSOs, collectively referred to as Options, and SARs to participants. The exercise price per share of an Option or a SAR will be at least 100% of the fair market value per share of our common stock underlying the award on the grant date. The administrator will determine the terms and conditions (including any performance requirements) under which an Option or SAR will become exercisable and will include such information in the award agreement.

        Special Limitations on ISOs.    In the case of a grant of an Option intended to qualify as an ISO to a participant who owns more than ten percent of the total combined voting power of all classes of our outstanding stock, or a 10% stockholder, the exercise price of the Option will not be less than 110% of the fair market value of a share of our common stock on the grant date. Additionally, an Option will constitute an ISO only (i) if the participant is an employee of the Company or a subsidiary of the Company on the date of grant, (ii) to the extent such Option is specifically designated as an ISO in the award agreement and (iii) to the extent that the aggregate fair market value (determined at the time the option is granted) of the shares of common stock with respect to which all ISOs held by such participant become exercisable for the first time during any calendar year (under the Plan and all other plans of the participant's employer and its affiliates) does not exceed $100,000.

        Exercise of Options and SARs.    An Option or SAR may be exercised by the delivery to us of written notice of exercise and payment in full of the exercise price in cash or by such other method as the administrator may permit in its sole discretion. Upon exercise of a SAR, the participant will receive a payment equal to the excess of (i) the fair market value of one share of our common stock on the date of exercise over (ii) the exercise price of the Option or SAR, subject to any applicable tax withholding. If not exercised, Options and SARs will expire at such time as the administrator determines. However, no Option or SAR may be exercised more than ten years from the date of grant, or in the case of an ISO held by a 10% stockholder, not more than five years from the date of grant.

        Restricted Stock and Restricted Stock Units.    The administrator may award to a participant shares of common stock subject to such terms and conditions as the administrator may establish and as set forth in the applicable award agreement, or restricted stock. The administrator also may award to a participant restricted stock units representing the right to receive shares of common stock in the future. The applicable award agreement will provide that the shares of restricted stock or restricted stock units are subject to forfeiture if the participant does not meet certain conditions such as continued employment over a specified period or the attainment of specified performance targets over such period.

        Performance Awards.    The administrator may grant performance awards to participants, which entitle participants to receive a payment from the Company, the amount of which is based upon the attainment of predetermined performance targets established by the administrator over a specified award period. Performance awards may be paid in cash, shares of common stock or a combination thereof, as determined by the administrator. Performance awards are subject to forfeiture if the participant's employment terminates during the specified award period, except as provided in the applicable award agreement.

        Other Stock-Based Awards.    The administrator may also grant equity-based or equity-related awards, referred to as other stock-based awards, in addition to Options, SARs, restricted stock, restricted stock units or performance awards, such as stock purchase rights and awards of common stock, under such terms and conditions as the administrator may determine and as set forth in the applicable award agreement.

        Cash-Based Incentive Awards.    The Plan will authorize the administrator to award performance-based cash incentive compensation to participants. To the extent that such awards are made to executive officers of the Company who, following the Transition Period (as defined below), include "covered employees" within the meaning of Section 162(m) of the Code, such awards may be structured to qualify as performance-based compensation.

        Dividend Equivalents.    The administrator may provide for the payment or accrual of dividend equivalents with respect to any share-based awards under the Plan, other than Options and SARs. Dividend equivalents awarded in connection with a grant of any performance-based award will not be payable unless and until the performance conditions applicable to the award have been met, or the award otherwise becomes vested in accordance with the award agreement and the Plan.

  Performance Goals

        With respect to awards granted under the Plan following the Transition Period that are intended to qualify as "performance-based compensation" for purposes of Section 162(m) of the Code, the applicable performance targets will be established by the administrator based on one or more of the following measures: sales; net sales; return on sales; revenue, net revenue, gross revenue, product revenue or system-wide revenue (including growth of same); operating income (before or after taxes); pre- or after-tax income or loss (before or after allocation of corporate overhead and bonus); earnings or loss per share (including on a diluted or undiluted basis, before or after taxes); net income or loss

(before or after taxes); EBITDA; return on equity; stockholder return or total stockholder return; return on assets or net assets; price of the shares or any other publicly-traded securities of the Company; market share; enterprise value; gross profits; gross or net profit margin; gross profit growth; net operating profit (before or after taxes); operating earnings; earnings or losses or net earnings or losses (including earnings or losses before taxes, before interest and taxes, or before interest, taxes, depreciation and/or amortization); economic value-added models or "value creation" or similar metrics; comparisons with various stock market indices; reductions in costs; cash flow (including, but not limited to, operating cash flow and free cash flow) or cash flow per share (before or after dividends); return on capital (including return on total capital or return on invested capital); cash flow return on investment; cash flow return on capital; improvement in or attainment of expense levels or working capital levels, including cash, inventory and accounts receivable; general and administrative expense savings; inventory control; operating margin; gross margin; year-end cash; cash margin; debt reduction; stockholders' equity; return on stockholders' equity; operating efficiencies; cost reduction or savings; customer satisfaction; client retention; customer growth; employee satisfaction; productivity or productivity ratios; financial ratios, including EBITDA margin and those measuring liquidity, activity, profitability or leverage; cost of capital or assets under management; financing and other capital raising transactions (including sales of the Company's equity or debt securities); debt level year-end cash position; book value; factoring transactions; competitive market metrics implementation; and completion or attainment of measurable objectives with respect to research, development, manufacturing, commercialization, products or projects, production volume levels, acquisitions and divestitures, succession and hiring projects, reorganization and other corporate transactions, expansions of specific business operations and meeting divisional or project budgets. Any one of these performance targets or goals may be measured with respect to the Company or any one or more of its subsidiaries, affiliates or divisions and either in absolute terms or as compared to another company or companies.

  Effect of Certain Transactions

        In the event of a change in control of the Company, outstanding awards under the Plan may be subject to accelerated vesting or settlement as provided in the individual award agreements. Upon the occurrence of certain corporate transactions, which may include a change in control, outstanding awards generally will be subject to the terms of the agreement entered into in connection with the transaction, which may provide for the assumption or substitution of awards by the surviving corporation or its parent or subsidiary, for accelerated vesting and accelerated expiration, or for settlement in cash or cash equivalents.

  Deferral Arrangements

        The administrator may permit or require the deferral of any payment under a restricted stock unit or performance award into a deferred compensation arrangement in a manner intended to comply with, or be exempt from, Section 409A of the Code.

  Nontransferability of Awards

        Generally, during the lifetime of a participant, only the participant may exercise rights under the Plan and no award will be assignable or transferable other than by will or laws of descent and distribution. If authorized in the award agreement, a participant may transfer, not for value, all or part of an NSO to certain family members (including trusts and foundations for their benefit). Neither restricted stock nor restricted stock units may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other restrictions prescribed by the administrator.

  Term of Plan

        Unless earlier terminated by our board, the authority to make grants under the Plan will terminate on the date that is ten years after it is adopted by our board.

  Amendment and Termination

        Subject to applicable laws and stock exchange listing standards requiring stockholder approval under certain circumstances, our board may, at any time, amend or terminate the Plan, provided that no such action may be taken that adversely affects any rights or obligations with respect to any awards previously made under the Plan without the consent of the applicable participants. The Plan will specifically prohibit the administrator from instituting an exchange program without stockholder approval. For this purpose, an exchange program means a program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have lower or higher exercise prices and different terms), awards of a different type, and/or cash, and/or (ii) the exercise price of an outstanding award is reduced.

  Federal Income Tax Consequences

        The following is a summary of the general federal income tax consequences to us and to U.S. taxpayers of awards granted under the Plan. Tax consequences for any particular individual or under state or non-U.S. tax laws may be different.

  •
  NSOs and SARs. No taxable income is reportable when a NSO or SAR is granted. Upon exercise, generally, the participant will have ordinary income equal to the fair market value of the underlying shares of stock on the exercise date minus the exercise price. Any gain or loss upon the disposition of the stock received upon exercise will be capital gain or loss to the recipient if the appropriate holding period under federal tax law is met for such treatment.

  •
  ISOs. No taxable income is reportable when an ISO is granted or exercised, except for participants who are subject to the alternative minimum tax, who may be required to recognize income in the year in which the ISO is exercised. If the participant exercises the ISO and then sells the underlying shares of stock more than two years after the grant date and more than one year after the exercise date, the excess of the sale price over the exercise price will be taxed as long-term capital gain or loss. If the participant exercises the ISO and sells the shares before the end of the two- or one-year holding periods, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the ISO.

  •
  Restricted Stock and Restricted Stock Units. A recipient of restricted stock or restricted stock units will not have taxable income upon the grant unless, in the case of restricted stock, he or she elects to be taxed at that time. Instead, he or she will have ordinary income at the time of vesting equal to the fair market value on the vesting date of the shares, or cash, received minus any amount paid for the shares.

  •
  Performance Awards, Other Stock-Based Awards and Cash-Based Incentive Awards. Typically, a participant will not have taxable income upon the grant of performance awards, any other stock-based awards or any cash-based incentive awards. Subsequently, when the conditions and requirements for the grants have been satisfied and the payment determined, any cash received and the fair market value of any common stock received will constitute ordinary income to the participant.

  •
  Section 162(m) Deduction Limits. Once we become a public company, special rules limit the deductibility of compensation paid to our CEO and to each of our three most highly compensated executive officers, other than our CFO, whose compensation is required to be reported annually in our proxy statement. Under Section 162(m) of the Code, the annual compensation paid to each of these executives may not be deductible to the extent that it exceeds $1.0 million. However, Treasury Regulation Section 1.162-27(f) provides that the deduction limit of Section 162(m) of the Code does not apply to any remuneration paid pursuant to a compensation plan or agreement that existed during the period in which the Company was not publicly held. Subject to certain requirements, we may rely on this "grandfather" provision for a transition period, which begins on the date of this offering and ends on the earliest of (i) the first meeting of stockholders at which directors are elected that occurs after the end of the third calendar year following the calendar year in which the offering is consummated; (ii) the date the Plan is materially modified; and (iii) the issuance of all shares reserved for awards under the Plan, or the Transition Period. After the expiration of the Transition Period, we can preserve the deductibility of compensation over $1.0 million if certain conditions of Section 162(m) of the Code are met. These conditions include stockholder approval of the Plan, setting limits on the number of awards that any individual may receive and, for awards other than Options and SARs, establishing performance criteria that must be met before the award will actually be settled or otherwise paid. The Plan has been designed to permit the administrator to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m) of the Code.

  •
  Certain Other Tax Issues. In addition, (i) any of our officers subject to liability under Section 16(b) of the Exchange Act may be subject to special rules regarding the income tax consequences concerning their awards; (ii) in the event that the exercisability or vesting of any award is accelerated because of a change in control, payments relating to the awards (or a portion thereof), either alone or together with certain other payments, may constitute parachute payments under Section 280G of the Code, which excess amounts may be subject to excise taxes and may be nondeductible by us; and (iii) the exercise of an incentive stock option may have implications in the computation of alternative minimum taxable income. Further, Section 409A of the Code provides that all amounts deferred under a nonqualified deferred compensation plan are includible in a participant's gross income to the extent such amounts are not subject to a substantial risk of forfeiture, unless certain requirements are satisfied. If the requirements are not satisfied, in addition to current income inclusion, interest at the underpayment rate plus 1% will be imposed on the participant's underpayments that would have occurred had the deferred compensation been includible in gross income for the taxable year in which first deferred or, if later, the first taxable year in which such deferred compensation is not subject to a substantial risk of forfeiture. The amount required to be included in income is also subject to an additional 20% tax. While it is anticipated that most awards under the Plan will be intended to be exempt from the requirements of Section 409A of the Code, awards not exempt from Section 409A of the Code will be granted in a manner intended to comply with Section 409A of the Code. The Plan is not, nor is it intended to be, qualified under Section 401(a) of the Code.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationship with the Isely Family

        Members of the Isely family controlled all of the voting power of our outstanding common stock prior to this offering. Immediately following the offering, members of the Isely family and certain trusts, accounts or entities controlled by them or for the benefit of them will own and control approximately 63.57% of our common stock, or approximately 59.66% if the underwriters exercise their overallotment option in full. Due to their holdings of common stock, members of the Isely family will be able to continue to determine the outcome of virtually all matters submitted to stockholders for approval, including the election of directors, an amendment of our certificate of incorporation (except when a class vote is required by law), any merger or consolidation requiring common stockholder approval, and a sale of all or substantially all of the Company's assets. In addition, members of the Isely family have the ability to prevent change in control transactions as long as they maintain voting control of the Company. The Isely family is not subject to any contractual obligation to retain its controlling interest in us, except that members of the Isely family, who will hold our common stock after this offering, have agreed, subject to exceptions, not to sell or otherwise dispose of any of our shares of common stock for a period of 180 days after the date of this prospectus without the prior written consent of SunTrust Robinson Humphrey, Inc. and Piper Jaffray & Co. See "Risk Factors—Our current principal stockholders will continue to have significant influence over us after this offering, and they could delay, deter, or prevent a change of control or other business combination or otherwise cause us to take action with which you might not agree."

Stockholders Agreement

        Prior to the consummation of this offering, Kemper Isely, Zephyr Isely, Heather Isely, Elizabeth Isely, certain trusts or entities controlled by them and certain other Isely family members or trusts, accounts and entities controlled by or for the benefit of them will enter into a stockholders agreement pursuant to which they have agreed to, among other things, certain voting agreements and limitations on the sale of shares of our common stock. Most, but not all, of the parties to the stockholders agreement are subject to the limitations on voting, while all of the parties to the agreement are subject to the limitations on sale.

        Parties subject to the voting provisions of the agreement have agreed that they will vote all of their common stock in the election of directors as directed by at least three of Kemper Isely, Zephyr Isely, Heather Isely and Elizabeth Isely. If two or more of Kemper Isely, Zephyr Isely, Heather Isely and Elizabeth Isely were to die or if at least three of them are unable to reach an agreement 20 days prior to the relevant meeting, the voting direction will be given by a majority of the independent directors. Isely voting group members have agreed to cast and submit by proxy to us their votes in a manner consistent with these voting provisions at least five days prior to the scheduled date of any annual or special meeting of stockholders. Immediately following the offering, Isely voting group members will own, directly or indirectly, 13,467,952 shares, or 61.77% of our total outstanding stock.

        Parties subject to the limitations on the sale of shares of our common stock have agreed not to transfer any shares of our common stock except pursuant to the permitted transfer provisions of the stockholders agreement. Immediately following the offering, Isely family members subject to the limitations on sale own, directly or indirectly, 13,859,561 shares, or 63.57% of our total outstanding stock.

        The stockholders agreement expires on the date upon which 50% or more of our fully-diluted stock is owned by persons other than the Isely voting members. The stockholders agreement may be amended, modified, supplemented or restated by the written agreement of 85% of the shares party to the stockholders agreement.

        Disputes that relate to the subject matter of the stockholders agreement are subject to arbitration pursuant to the terms of the agreement.

Registration Rights

        Prior to the consummation of this offering, we will enter into a registration rights agreement with certain members of the Isely family pursuant to which we will grant them registration rights with respect to 13,859,561 shares of common stock owned by them. These rights include demand registration rights, shelf registration rights and "piggyback" registration rights, as well as customary indemnification. All fees, costs and expenses related to registrations will be borne by us, other than stock transfer taxes and underwriting discounts or commissions.

        Demand registration rights.    The registration rights agreement grants the Isely family demand registration rights. We will be required, upon the written request of any two or more of Kemper Isely, Zephyr Isely, Heather Isely and Elizabeth Isely, to use our commercially reasonable efforts to effect registration of shares requested to be registered by the Isely family as soon as practicable after receipt of the request. However, we are not required to effect any such demand registration within 180 days after the effective date of a previous demand registration, to effect a demand registration on Form S-1 after we have effected three such demand registrations, or to comply with any registration demand unless the anticipated aggregate offering amount equals or exceeds $75.0 million.

        Shelf registration rights.    The registration rights agreement grants the Isely family shelf registration rights. Under the terms of the registration rights agreement, any two or more of Kemper Isely, Zephyr Isely, Heather Isely and Elizabeth Isely may demand that we file a shelf registration statement with respect to those shares requested to be registered by the Isely family. Upon such demand, we are required to use our commercially reasonable efforts to effect such registration.

        "Piggyback" registration rights.    The registration rights agreement grants the Isely family "piggyback" registration rights. If we register any of our securities either for our own account or for the account of other security holders, the holders of these shares are entitled to include their shares in the registration.

Unsecured Notes

        On November 1, 1998, a related company owned by Kemper Isely, Zephyr Isely, Heather Isely, Elizabeth Isely and other members of the Isely family, as debtor, entered into a $3.5 million unsecured note with Philip Isely, as lender, and also entered into a $2.8 million unsecured note with The Margaret A. Isely Spouse's Trust, as lender in order to finance the purchase of the Company from Mr. Isely and the estate of Margaret Isely. The Margaret A. Isely Spouse's Trust was controlled by Philip Isely, who acted as trustee for the trust prior to his death in June 2012. Mr. Philip Isely was the father of certain of our principal stockholders, and was the beneficial owner of less than 1% of our common stock, without giving effect to the offering. Following Philip Isely's death, the assets of the Margaret A. Isely Spouse's Trust, including the unsecured note, will be transferred to the Margaret A. Isely Family Trust. The Margaret A. Isely Family Trust is controlled by Kemper Isely, Zephyr Isely and Heather Isely, who act as trustees for the trust. The unsecured note on which Philip Isely was previously the payee is now part of the estate of Philip Isely.

        In 2008, the Company exchanged common stock for 100% ownership in the related company, which was the debtor under these unsecured notes and owned the Company's trademark. Following the 2008 transaction, the Company became the obligor under the unsecured notes. Each of these notes bears interest at an annual interest rate of 5.33% and matures in October 2013.

        The following table presents the total outstanding amount under the unsecured note with Philip Isely and principal and interest amounts paid by us under the unsecured note as of and for the years ended September 30, 2009, 2010 and 2011, and as of and for the nine months ended June 30, 2012.

	Year ended September 30,
				Nine months ended June 30, 2012
	2009	2010	2011
				(Unaudited)
Loan balance at beginning of period	$1,528,857	1,259,832	976,113	676,895
Principal paid	269,025	283,719	299,218	235,089
Interest paid	74,979	60,286	44,786	22,913

Loan balance at end of period	$1,259,832	976,113	676,895	441,806

Aggregate principal and interest paid for life of loan	$3,755,378	4,099,383	4,443,387	4,701,389

        The following table presents the principal and interest amounts paid by us under the unsecured note with The Margaret A. Isely Spouse's Trust as of and for the years ended September 30, 2009, 2010 and 2011, and as of and for the nine months ended June 30, 2012.

	Year ended September 30,
				Nine months ended June 30, 2012
	2009	2010	2011
				(Unaudited)
Loan balance at beginning of period	$1,195,289	984,961	763,143	529,210
Principal paid	210,328	221,818	233,933	183,798
Interest paid	58,620	47,132	35,016	17,914

Loan balance at end of period	$984,961	763,143	529,210	345,412

Aggregate principal and interest paid for life of loan	$2,936,023	3,204,973	3,473,922	3,675,634

Insurance Premiums

        On January 1, 1994, we entered into a split-dollar life insurance agreement, pursuant to which we agreed to pay on an annual basis, one of the semi-annual premium payments due under a $2.0 million life insurance policy insuring the life of Philip Isely. The Philip and Margaret A. Isely Joint Trust Number One is the owner and beneficiary of the life insurance policy. The trustees of the trust are Kemper Isely, Zephyr Isely and Heather Isely, and they are among the beneficiaries. As trustees, they control the trust's assets and investments. Our only rights under the split-dollar life insurance policy are to receive a portion of the (a) death benefit, if any, and (b) cash surrender value in the event of termination of the agreement, or the lapse, surrender or cancellation of the policy, which was equal to $277,264 as of February 1, 2012.

        On August 16, 2004, we entered into a loan agreement with the trustees of The Philip and Margaret A. Isely Joint Trust Number One, whereby we agreed to advance to the trust on an annual basis, the other semi-annual split-dollar life insurance policy premium. We will be repaid the advanced premiums, plus accrued interest at a rate of 2.5% per annum.

        The following table presents the premium amounts paid by us under the split-dollar life insurance agreement described above, the amounts owed to us under the loan agreement described above and total accrued interest under the loan agreement as of September 30, 2009, 2010 and 2011 and as of June 14, 2012.

	As of September 30,
				As of June 14, 2012	As of June 30, 2012
	2009	2010	2011
				(Unaudited)
Split-dollar life insurance premiums paid	$482,260	512,498	577,861	659,852	—

Principal amount of loan	181,424	211,661	241,899	241,899	—
Interest accrued	12,705	17,747	23,673	28,402	—

Total amount of loan	$194,129	229,408	265,572	270,301	—

        On June 15, 2012, The Philip and Margaret A. Isely Joint Trust Number One repaid in full the outstanding amount payable to us of $930,153 related to the split-dollar life insurance arrangements, and pursuant to an agreement between us and the co-trustees of The Philip and Margaret A. Isely Joint Trust Number One, the split-dollar life insurance agreement, the related collateral assignment, the loan agreement and related promissory note were terminated and canceled. As a result of the repayment of amounts due and termination of these agreements, we have no further obligations to pay or advance the split-dollar life insurance premiums.

Lease Agreements

        We are party to real estate leases with members of the Isely family or entities controlled by the Isely family. In February 2012, we entered into a lease for our Northglenn store with an entity ultimately controlled by Kemper Isely and Zephyr Isely (the Northglenn Lease). We entered into a ground lease with an entity that was owned by Philip Isely, prior to his death, for one of our store locations (the Philip Isely Lease). Following Philip Isely's death, the lessor under the Philip Isely Lease is now owned and controlled by the estate of Philip Isely and the Margaret A. Isely Family Trust, with each holding a 50% interest in the entity. The trust is controlled by Kemper Isely, Zephyr Isely and Heather Isely, who act as its trustees. We also have seven store lease agreements with an entity owned by Kemper Isely, Zephyr Isely, Heather Isely and Elizabeth Isely, along with several other related family members (the Chalet Leases). We believe that our leases with related parties, as described in this paragraph, generally reflect the prevailing market lease terms and rental rates at the time we entered into them.

        The following table presents the amounts paid by us under the lease agreements described above for the years ended September 30, 2009, 2010 and 2011 and for the nine months ended June 30, 2012.

	Year ended September 30,
				Nine months ended June 30, 2012
	2009	2010	2011
				(Unaudited)
Amount paid under the Northglenn lease	$280,500	306,000	306,000	229,500
Amount paid under the Philip Isely lease	216,000	81,000	48,000	36,000
Amount paid under the Chalet leases	762,672	1,077,000	1,164,000	966,000

Procedures for Related Party Transactions

        Our board intends to adopt a written code of ethics for our company prior to the consummation of this offering, which will be effective and publicly available on our website. The code of ethics was not in effect when we entered into the related-party transactions discussed above. Under our code of ethics, our employees, officers, directors and consultants will be discouraged from entering into any transaction that may cause a conflict of interest for us. In addition, they will be required to report any potential conflict of interest, including related-party transactions, to their supervisor, an executive officer of the Company or the compliance officer of the Company, as defined in our code of ethics, who will review and summarize the proposed transaction for our audit committee. Our audit committee will be required to approve any related-party transactions, including those transactions involving our directors.

PRINCIPAL AND SELLING STOCKHOLDERS

        The following table sets forth information as of July 20, 2012, regarding beneficial ownership of our common stock (1) immediately prior to this offering and after giving effect to the Delaware Merger and the Boulder Contribution, and (2) as adjusted to give effect to the Delaware Merger, the Boulder Contribution, and this offering (assuming no exercise of the underwriters' overallotment option) by:

  •
  each person known to us to beneficially own more than 5% of our common stock;

  •
  the selling stockholders;

  •
  each of our named executive officers;

  •
  each of our directors; and

  •
  all of our executive officers and directors as a group.

        Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or has the right to acquire such powers within 60 days. Shares of common stock issuable within 60 days to a person are deemed outstanding for purposes of computing the percentage of shares owned by such person, but are not deemed outstanding for purposes of computing the percentage of shares owned by any other person.

        The applicable percentage ownership shown in the table is based on 18,048,682 shares of common stock outstanding immediately prior to this offering and the assumption that 3,623,793 shares of common stock will be issued by us in our initial public offering (assuming no exercise of the underwriters' overallotment option). To our knowledge, except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them and none of the shares shown as beneficially owned by the named executive officers or directors have been pledged as security.

        Unless otherwise indicated, the address for each person named in the table below is c/o Natural Grocers by Vitamin Cottage, Inc., 12612 West Alameda Parkway, Lakewood, Colorado 80228.

	Shares of Common Stock Beneficially Owned Before This Offering		Shares Offered Hereby	Shares of Common Stock Beneficially Owned After This Offering
Beneficial Owner	#	%	#	#	%
5% Stockholders:
Isely Family Group(1)	17,378,625	96.3%	3,519,064	13,859,561	64.0%
CTVC, LLC(1)(2)	1,204,100	6.7%	144,488	1,059,612	4.9%
Named Executive Officers and Directors:
Kemper Isely(1)(3)	4,676,937	25.9%	1,080,860	3,563,799	16.4%
Zephyr Isely(1)(4)	4,538,360	25.1%	991,630	3,514,452	16.2%
Heather Isely(1)(5)	1,788,761	9.9%	565,436	1,223,325	5.6%
Elizabeth Isely(1)(6)	1,894,727	10.5%	556,888	1,337,839	6.2%
Sandra Buffa(7)	130,556	*	—	130,556	*
Michael Campbell (director nominee)	—	—	—	—	—
Executive officers and directors as a group (6 persons, including director nominee)	17,509,181	97.0%	3,519,064	13,990,117	64.6%
Other Selling Stockholders
FTVC, LLC(1)(8)	627,800	3.5%	48,653	579,147	2.7%
All other selling stockholders(1)(9)	500,185	2.8%	131,109	369,076	1.7%

*
Represents less than 1%

(1)
In connection with the Delaware Merger, each of Kemper Isely, Zephyr Isely, Heather Isely, Elizabeth Isely, certain trusts or entities controlled by one or more of them, certain other Isely family members, certain custodial accounts controlled by Anthony Andueza but benefiting other Isely family members, and certain entities controlled by Mr. Andueza but owned by the above named Iselys and their family members (directly or indirectly through trusts) will enter into a Stockholders Agreement pursuant to which they will agree to, among other things, limitations on the sale of their shares of our common stock and to vote all of their shares of common stock in the election of directors as directed by a majority of Kemper Isely, Zephyr Isely, Heather Isely and Elizabeth Isely. The parties to the agreement may therefore be deemed to share voting and investment power over the shares subject to the agreement and be members of a group for beneficial ownership reporting purposes with respect to such shares. Includes 391,609 shares not subject to the Stockholders Agreement that are held in trusts or entities benefiting or established by Isely family members over which Mr. Andueza has sole voting and investment power.

(2)
Consists of shares of common stock held for the benefit of the Isely Children's Trust and its beneficiaries. Mr. Andueza is the sole manager of CTVC, LLC with sole voting and investment power over the shares of common stock held by it and thus CTVC, LLC disclaims beneficial ownership of the shares. Excludes shares of common stock deemed to be beneficially owned solely because of the Stockholders Agreement described above in note 1.

(3)
Includes 4,340,390 shares beneficially owned directly by Mr. Isely (3,259,530 shares after this offering), 129,057 shares owned directly by the LaRock and Luke Isely Trust (96,779 shares after this offering), with respect to which Mr. Isely shares voting and investment power with Zephyr Isely as co-trustee of the trust, and 207,490 shares held by Mr. Andueza as custodian under the Colorado Uniform Transfer to Minors Act, or UTMA, for Mr. Isely's children Ritchie K. Isely and Raquel M. Isely, each of whom shares Mr. Isely's permanent residence. Excludes shares of common stock deemed to be beneficially owned solely because of the Stockholders Agreement described above in note 1.

(4)
Includes 4,305,558 shares beneficially owned directly by Mr. Isely (3,313,928 shares after this offering) and 129,057 shares owned directly by the LaRock and Luke Isely Trust (96,779 shares after this offering), with respect to which Mr. Isely shares voting and investment power with Kemper Isely as co-trustee of the trust, and 103,745 shares held by Mr. Andueza as custodian under the UTMA for Mr. Isely's child Dyami Cy Isely-Parvanta, whom shares Mr. Isely's permanent residence. Excludes shares of common stock deemed to be beneficially owned solely because of the Stockholders Agreement described above in note 1.

(5)
Includes 1,581,271 shares beneficially owned directly by Ms. Isely (1,015,835 shares after this offering) and 207,490 shares held by Mr. Andueza as custodian under the UTMA for Ms. Heather Isely's children Masala A. Isely-Rice and Charles L. Isely-Rice, each of whom shares Ms. Heather Isely's permanent residence. Excludes shares of common stock deemed to be beneficially owned solely because of the Stockholders Agreement described above in note 1.

(6)
Includes 1,894,727 shares beneficially owned directly by Ms. Isely (1,337,839 shares after this offering). Excludes shares of common stock deemed to be beneficially owned solely because of the Stockholders Agreement described above in note 1.

(7)
Consists of shares of common stock expected to be issuable within 60 days pursuant to Ms. Buffa's employment agreement. See "Summary—The Reorganization" and "Executive Compensation."

(8)
Consists of 141,255 shares of common stock held for the benefit of the Margaret A. Isely Spouse's Trust and its beneficiaries and 486,545 shares of common stock held for the benefit of the Margaret A. Isely Family Trust and its beneficiaries. Excludes shares of common stock deemed to be beneficially owned solely because of the Stockholders Agreement described above in note 1.

(9)
Consists of five stockholders not listed above who each owned less than 1% of our common stock prior to this offering. Excludes shares of common stock deemed to be beneficially owned solely because of the Stockholders Agreement described above in note 1.

 DESCRIPTION OF CAPITAL STOCK

        We are a corporation incorporated under the laws of the state of Delaware. Immediately preceding the consummation of this offering, our authorized capital stock will consist of 60,000,000 shares, which will be made up of:

  •
  50,000,000 shares of common stock, par value $0.001 per share; and

  •
  10,000,000 shares of preferred stock, par value $0.001 per share.

        Upon completion of this offering, there will be 21,803,031 outstanding shares of common stock and no outstanding shares of preferred stock.

        The following is a summary of our capital stock and important provisions of our amended and restated certificate of incorporation (or our certificate) and amended and restated bylaws (or our bylaws) each of which will be in effect upon consummation of this offering. This summary does not purport to be complete and is subject to and qualified by our certificate and bylaws, copies of which have been filed as exhibits to the registration statement of which this prospectus is a part, and by the provisions of applicable law.

Common Stock

        The holders of our common stock are entitled to one vote per share on all matters voted upon by our stockholders, including the election or removal of directors, and do not have cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by the holders of common stock present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock.

        Subject to the rights of holders of any then outstanding shares of our preferred stock, holders of our common stock are entitled to receive ratably any dividends that may be declared by our board out of funds legally available therefor. Holders of our common stock are entitled to share ratably in our net assets upon our dissolution or liquidation after payment or provision for all liabilities and any preferential liquidation rights of our preferred stock then outstanding. Holders of our common stock do not have preemptive rights to purchase shares of our capital stock. The shares of our common stock are not subject to any redemption provisions and are not convertible into any other shares of our capital stock. The rights, preferences and privileges of holders of our common stock will be subject to those of the holders of any shares of our preferred stock we may issue in the future.

Blank Check Preferred Stock

        Our board may, from time to time, authorize the issuance of one or more classes or series of preferred stock without stockholder approval. We have no current intention to issue any shares of preferred stock.

        Our certificate of incorporation permits us to issue up to 10,000,000 shares of preferred stock from time to time. Subject to the provisions of our certificate of incorporation and limitations prescribed by law, our board is authorized to adopt resolutions to issue shares, establish the number of shares, change the number of shares constituting any series, and provide or change the voting powers, designations, preferences and relative rights, qualifications, limitations or restrictions on shares of our preferred stock, including dividend rights, terms of redemption, conversion rights and liquidation preferences, in each case without any action or vote by our stockholders.

        The issuance of preferred stock may adversely affect the rights of our common stockholders by:

  •
  restricting dividends on the common stock;

  •
  diluting the voting power of the common stock;

  •
  impairing the liquidation rights of the common stock; or

  •
  delaying or preventing a change in control without further action by the stockholders.

        As a result of these or other factors, the issuance of preferred stock could have an adverse impact on the market price of our common stock.

Anti-takeover Effects of Certain Provisions of Our Certificate of Incorporation and Bylaws

General

        Our certificate of incorporation and bylaws, each of which will be in effect upon consummation of this offering, contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board and that could make it more difficult to acquire control of our company by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

Classified Board of Directors

        Our certificate of incorporation provides that our board will be divided into three classes. Each class of directors will serve three-year terms and may only be removed for "cause." A third party may be discouraged from making a tender offer or proxy contest or otherwise attempting to obtain control of us as it is more difficult and time-consuming for stockholders to replace a majority of the directors on a staggered board.

Board Vacancies

        Our bylaws provide that only the board may fill vacancies that may arise on the board until our next annual meeting. As a result, our board may increase the size of the board and fill vacancies without a stockholder vote.

No Cumulative Voting

        Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. Our certificate does not grant stockholders the right to vote cumulatively, and therefore, minority stockholders will be prevented from stacking cumulative voting power for desired board of director candidates.

Blank Check Preferred Stock

        We believe that the availability of the preferred stock under our certificate provides us with flexibility to react to corporate issues that may arise. Having these authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special stockholders' meeting. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by our stockholders, unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed. The board has the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, a series of preferred stock might impede a business combination by including class voting rights, which would enable the holder or holders of such series to block a proposed transaction. Our board will make any determination to issue shares of preferred stock based on its judgment as to our and our stockholders' best interests. Our board, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders, might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then prevailing market price of the stock.

Stockholder Action by Written Consent

        For so long as the Isely family beneficially owns shares of common stock representing greater than 50% of the total voting power of the outstanding shares generally entitled to elect our directors, any action required or permitted to be taken by our stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action to be taken, are signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize such action. The Isely family will have enough shares of our common stock to amend our certificate of incorporation. That, together with the ability to take action by written consent, may have the effect of delaying, deterring or preventing a merger, tender offer or other takeover attempt that a stockholder might consider in its or our best interest. Once the Isely family ceases to beneficially own shares of common stock representing greater than 50% of the total voting power of the outstanding shares generally entitled to elect our directors, any action required or permitted to be taken by our stockholders must be effected at an annual or special meeting of the stockholders and may not be effected by written consent in lieu of a meeting. As a result, stockholders will be prevented from voting on matters that have not been properly brought before such meeting or by written consent without a meeting.

Advance Notice Procedure

        Our bylaws provide an advance notice procedure for stockholders to nominate director candidates for election or to bring business before an annual meeting of stockholders. Only persons nominated by, or at the direction of, our board or by a stockholder who has given proper and timely notice to our secretary prior to the meeting will be eligible for election as a director. In addition, any proposed business other than the nomination of persons for election to our board constitute a proper matter for stockholder action pursuant to the notice of meeting delivered to us. These advance notice provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempt to obtain control of us.

Amendments to Certificate of Incorporation and Bylaws

        Upon completion of this offering, our certificate of incorporation will provide that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend our certificate of incorporation. In addition, under the Delaware General Corporation Law, an amendment to our certificate of incorporation that would alter or change the powers, preferences or special rights of one or more series of any class of our outstanding stock so as to affect such stockholders adversely must also be approved by a majority of the votes entitled to be cast by the stockholders of the shares affected by the amendment, voting as a separate class. Upon the completion of this offering, our certificate of incorporation will provide that our board may from time to time amend, supplement or repeal our bylaws by vote of a majority of our board without stockholder approval.

Special Meetings of Stockholders

        Our bylaws provide that special meetings of stockholders may be called only by a majority of our board of directors, either of our co-presidents or our chairman. As a result, stockholders will be prevented from calling a special meeting of stockholders.

Delaware Anti-Takeover Law

        Section 203 of the Delaware General Corporation Law provides that, subject to exceptions specified therein, an "interested stockholder" of a Delaware corporation shall not engage in any "business combination," including mergers or consolidations or acquisitions of additional shares of the corporation, with the corporation for a three-year period following the time that such stockholder becomes an interested stockholder unless:

  •
  prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

  •
  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding certain categories of shares); or

  •
  at or subsequent to such time the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

        Under Section 203, the restrictions described above also do not apply to specified business combinations proposed by an interested stockholder following the announcement or notification of one of the specified transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors, if such transaction is approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

        Except as otherwise specified in Section 203, an interested stockholder is defined to include:

  •
  any person that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination; and

  •
  the affiliates and associates of any such person.

        Under some circumstances, Section 203 makes it more difficult for a person who is an interested stockholder to effect various business combinations with us for a three-year period. Our certificate of incorporation, which will be in effect upon consummation of this offering, provides that we will have elected to be exempt from the restrictions imposed under Section 203, as permitted under the Delaware General Corporation Law.

Limitation of Liability of Directors and Officers

        Our certificate, which will be in effect upon consummation of this offering, limits the liability of directors to the fullest extent permitted by Delaware law. The effect of these provisions is to eliminate the rights of us and our stockholders, through stockholders' derivative suits on behalf of our company, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director. In addition, our amended and restated bylaws, which will be in effect upon consummation of this offering, provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We expect to enter into indemnification agreements with our directors. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also expect to continue to maintain directors and officers liability insurance.

Listing

        Our common stock has been approved for listing on The New York Stock Exchange under the symbol "NGVC."

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc.

SHARES ELIGIBLE FOR FUTURE SALE

        Prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock.

Sale of Restricted Securities

        After the consummation of this offering, there will be 21,803,031 shares of our common stock outstanding. Of these shares, all of the shares sold in this offering will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act. The remaining shares of common stock that will be outstanding after this offering will be "restricted securities" within the meaning of Rule 144. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration such as Rule 144, which is summarized below.

Rule 144

        In general, under Rule 144, an affiliate who beneficially owns shares that were purchased from us, or any affiliate, at least six months previously, is entitled to sell, upon the expiration of the lock-up agreement described in "Underwriting," within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of 1% of our then-outstanding shares of common stock, which will equal approximately 218,000 shares immediately after this offering, or the average weekly trading volume of our common stock on The New York Stock Exchange during the four calendar weeks preceding the filing of a notice of the sale with the SEC. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about us.

        Following this offering, a person that is not an affiliate of ours at the time of, or at any time during the three months preceding, a sale and who has beneficially owned restricted securities within the meaning of Rule 144 for at least six months, may sell shares subject only to the availability of current public information about us, and any such person who has beneficially owned restricted shares of our common stock for at least one year may sell shares without restriction.

        We are unable to estimate the number of shares that will be sold under Rule 144 since this will depend on the market price for our common stock, the personal circumstances of the stockholder and other factors.

Registration Statements on Form S-8

        We intend to file a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock reserved for issuance under our Omnibus Incentive Plan. This registration statement on Form S-8 would cover approximately 1,090,151 shares. Shares registered under the registration statement on Form S-8 will generally be available for sale in the open market after the 180-day lock-up period immediately following the date of this prospectus.

Registration Rights

        Prior to the consummation of this offering, we will enter into a registration rights agreement with the Isely family pursuant to which we will grant the Isely family registration rights with respect to our common stock owned by them. For more information, see "Certain Relationships and Related Party Transactions."

 MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSIDERATIONS
FOR NON-U.S. HOLDERS OF COMMON STOCK

        The following discussion is a general summary of certain U.S. federal income and estate tax considerations with respect to your acquisition, ownership and disposition of our common stock. This discussion is limited to holders of our common stock that (1) purchase our common stock in this offering, (2) will hold the common stock as a capital asset and (3) are "Non-U.S. Holders." You are a Non-U.S. Holder if, for U.S. federal income tax purposes, you are a beneficial owner of shares of our common stock other than:

  •
  an individual who is a citizen or resident of the United States;

  •
  a corporation or other entity taxable as a corporation created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

  •
  a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust; or

  •
  a trust that has a valid election in place pursuant to the applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

        This summary does not address all of the U.S. federal income and estate tax considerations that may be relevant to you in light of your particular circumstances or if you are a beneficial owner subject to special treatment under U.S. federal income tax laws (such as if you are a controlled foreign corporation, passive foreign investment company, company that accumulates earnings to avoid U.S. federal income tax, foreign tax-exempt organization, bank, financial institution, broker or dealer in securities, insurance company, regulated investment company, real estate investment trust, person who holds our common stock as part of a hedging or conversion transaction or as part of a short-sale or straddle, U.S. expatriate, former long-term permanent resident of the United States or partnership or other pass-through entity for U.S. federal income tax purposes). This summary does not discuss non-income taxes (except, to a limited extent below, U.S. federal estate tax), any aspect of the U.S. federal alternative minimum tax or state, local or non-U.S. taxation. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended, applicable U.S. Treasury Regulations promulgated and proposed thereunder, judicial opinions, and published positions of the Internal Revenue Service, or the IRS (we refer to all such sources of law in this prospectus as Tax Authorities). The Tax Authorities are subject to change, possibly with retroactive effect.

        If a partnership (or an entity or arrangement classified as a partnership for U.S. federal income tax purposes) beneficially owns our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership owning or considering the acquisition of our common stock, you should consult your tax advisor.

        WE URGE PROSPECTIVE INVESTORS TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

Distributions

        In general, any distributions we make to you with respect to your shares of common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount of the dividend, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you properly provide the payor or the relevant withholding agent with an IRS Form W-8BEN, or appropriate substitute or successor form, claiming an exemption from or reduction in withholding under the applicable income tax treaty. Special certification and other requirements may apply if you hold shares of our common stock through certain foreign intermediaries. A distribution of cash or other property (other than certain pro rata distributions of our common stock) in respect of our common stock will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Tax Authorities. Any distribution not constituting a dividend will be treated first as reducing your adjusted tax basis in your shares of our common stock and, to the extent it exceeds your tax basis, as capital gain from the sale of stock as described below under the heading "—Sale or Other Disposition of Our Common Stock."

        Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment or a fixed base maintained by you) generally will not be subject to U.S. withholding tax if you provide an IRS Form W-8ECI, or successor form, to the payor. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. persons. If you are a corporation, effectively connected income may also be subject to a "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

        A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund together with the required information with the IRS.

Sale or Other Disposition of Our Common Stock

        Subject to the discussion of backup withholding below, you generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of your shares of our common stock unless:

  •
  the gain is effectively connected with your conduct of a trade or business within the United States (and, under an applicable income tax treaty, is attributable to a U.S. permanent establishment or in certain cases a fixed base maintained by you);

  •
  you are an individual, you are present in the United States for a period or periods aggregating 183 days or more in the taxable year of disposition and you meet other conditions; or

  •
  we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes (which we believe we are not and have not been and do not anticipate we will become) and you hold or have held, directly or indirectly, more than five percent of our common stock at any time within the five-year period ending on the date of disposition of our common stock.

        If you are described in the first bullet point above, you will be subject to U.S. federal income tax on the gain from the sale, net of certain deductions, at the same rates applicable to U.S. persons and, if you are a corporation, the 30% branch profits tax also may apply to such effectively connected gain. If you are described in the second bullet point above, you generally will be subject to U.S. federal income tax at a rate of 30% on the gain realized, although the gain may be offset by certain U.S. source capital losses realized during the same taxable year. Non-U.S. Holders should consult any applicable income tax or other treaties that may provide for different rules.

Information Reporting and Backup Withholding Requirements

        We must report annually to the IRS the amount of any dividends or other distributions we pay to you and the amount of any tax we withhold on these distributions regardless of whether withholding is required. A similar report will be sent to you. The IRS may make available copies of the information returns reporting those distributions and amounts withheld to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

        The United States imposes a backup withholding tax on any dividends and certain other types of payments to U.S. persons. You will not be subject to backup withholding tax on dividends you receive on your shares of our common stock if you provide proper certification of your status as a Non-U.S. Holder or you are one of several types of entities and organizations that qualify for an exemption (an "exempt recipient") and neither we nor the payor has actual knowledge (or reason to know) that you are a U.S. holder that is not an exempt recipient.

        Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of our common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. If you sell your shares of our common stock through a U.S. broker or the U.S. office of a foreign broker, however, the broker will be required to report to the IRS the amount of proceeds paid to you, and also backup withhold on that amount, unless you provide appropriate certification to the broker of your status as a Non-U.S. Holder or you are an exempt recipient. Information reporting will also apply if you sell your shares of our common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documentary evidence in its records that you are a Non-U.S. Holder and certain other conditions are met, or you are an exempt recipient.

        Backup withholding is not an additional tax. Any amounts withheld with respect to your shares of our common stock under the backup withholding rules will be refunded to you if withholding results in an overpayment of taxes or credited against your U.S. federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

Recently Enacted Withholding Legislation

        Recently enacted legislation will generally impose a withholding tax of 30% on dividends and the gross proceeds of a disposition of our shares paid to a foreign financial institution unless such institution enters into an agreement with the U.S. government to withhold on certain payments and collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which would include certain account holders that are foreign entities with U.S. owners) and meets certain other requirements. This legislation will also generally impose a withholding tax of 30% on dividends and the gross proceeds of a disposition of our shares paid to a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies that it does not have any substantial U.S. owners or provides the name, address and taxpayer identification number of each substantial U.S. owner and such entity meets certain other requirements. Under certain circumstances, a Non-U.S. Holder of our common stock may be eligible for a refund or credit of such taxes. The IRS has issued a notice indicating that any withholding obligations under this legislation will begin on or after January 1, 2014, with respect to dividends and on or after January 1, 2015, with respect to gross proceeds. You should consult your own tax advisor as to the possible implications of this legislation on your investment in shares of our common stock.

U.S. Federal Estate Tax

        Shares of our common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of his or her death will be included in the individual's gross estate for U.S. federal estate tax purposes and therefore may be subject to U.S. federal estate tax unless an applicable tax treaty provides otherwise.

        The preceding discussion of U.S. federal income and estate tax considerations is for general information only. It is not tax advice. Each prospective investor should consult their own tax advisor regarding the particular U.S. federal, state, local and non-U.S. tax consequences of purchasing, holding and disposing of our common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

        SunTrust Robinson Humphrey, Inc. and Piper Jaffray & Co. are acting as the joint book-running managers and as the representatives of the underwriters named below. Under the terms and subject to the conditions contained in an underwriting agreement, which will be filed as an exhibit to the registration statement of which this prospectus forms a part, we and the selling stockholders have agreed to sell to each of the underwriters named below the following respective number of shares of common stock shown opposite its name:

Underwriter	Number of Shares
SunTrust Robinson Humphrey, Inc.
Piper Jaffray & Co.
William Blair & Company, L.L.C.
Canaccord Genuity Inc.

Total	7,142,857

        The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of common stock in this offering if they are purchased, other than those shares covered by the underwriter's option to purchase additional shares described below, subject to the satisfaction of the conditions contained in the underwriting agreement, including that:

  •
  the representations and warranties made by us and the selling stockholders to the underwriters are true;

  •
  there is no material change in our business or the financial markets; and

  •
  we and the selling stockholders deliver customary closing documents to the underwriters.

        Our shares of common stock have been approved for listing on The New York Stock Exchange under the symbol "NGVC."

Discounts, Commissions and Expenses

        The following table summarizes the underwriting discounts and commissions we and the selling stockholders will pay to the underwriters and the other estimated expenses we will pay in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us and the selling stockholders for the shares.

	Per Share		Total
	With No Exercise	With Full Exercise	With No Exercise	With Full Exercise
Underwriting Discounts and Commissions paid by us	$
Expenses payable by us
Underwriting Discounts and Commissions paid by selling stockholders
Expenses payable by selling stockholders

        The representatives of the underwriters have advised us that the underwriters propose to offer the shares of common stock directly to the public at the public offering price on the cover of this prospectus and to selected dealers, which may include the underwriters, at such offering price less a selling concession not in excess of $            per share. After the offering, the representatives may change the offering price and other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

Option to Purchase Additional Shares

        We and the selling stockholders have granted the underwriters an option exercisable for 30 days after the date of the underwriting agreement, to purchase on a pro rata basis up to 543,574 and 527,854 additional shares, respectively, at the public offering price less underwriting discounts and commissions. This option may be exercised only to cover any overallotments of common stock. To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriter's underwriting commitment in the offering as indicated in the table at the beginning of this "Underwriting" section.

Lock-Up Agreements

        We, the selling stockholders and all of our directors and executive officers, and any other holder of more than 5% of our outstanding common stock, have agreed that, without the prior written consent of SunTrust Robinson Humphrey, Inc. and Piper Jaffray & Co., we and they will not directly or indirectly, (1) offer for sale, sell, issue, contract to sell, pledge or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any shares of our common stock or securities convertible into or exchangeable for our common stock (other than shares sold in this offering), or with respect to us, sell or grant options, rights or warrants with respect to any shares of our common stock or securities convertible into or exchangeable for our common stock, (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such shares of our common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of our common stock or other securities, in cash or otherwise, (3) offer to purchase, purchase or contract to purchase or grant any option, right or warrant to purchase our common stock or securities convertible, exercisable or exchangeable into our common stock or any other securities of the Company, (4) file or cause to be filed a registration statement, including any amendments, with respect to the registration of any shares of our common stock or securities convertible, exercisable or exchangeable into our common stock or any other securities of the Company (other than with respect to the Company, any registration statement on Form S-8), (5) establish or increase a put equivalent position or liquidate or decrease a call equivalent position in securities of the Company or (6) publicly disclose the intention to do any of the foregoing for a period of 180 days after the date of this prospectus.

        SunTrust Robinson Humphrey, Inc. and Piper Jaffray & Co., in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. When determining whether or not to release common stock and other securities from lock-up agreements, SunTrust Robinson Humphrey, Inc. and Piper Jaffray & Co. will consider, among other factors, the holder's reasons for requesting the release, the number of shares of common stock and other securities for which the release is being requested and market conditions at the time.

        As described below under "Directed Share Program," certain participants in the Directed Share Program (other than our directors and executive officers) shall be subject to a 180-day lock-up with respect to any shares sold to them pursuant to that program. This lock-up will have similar restrictions as the lock-up agreement described above. Any shares sold in the Directed Share Program to our directors or executive officers will be subject to the lock-up agreement described above.

Offering Price Determination

        Prior to the completion of this offering, there will have been no public market for our common stock. The initial public offering price will be determined by negotiations between the underwriters and us. In determining the initial public offering price of our common stock, the principal factors that will be considered include the following:

  •
  the information included in this prospectus and otherwise available to the underwriters;

  •
  market conditions for initial public offerings;

  •
  the history and prospects of our business and for the industry in which we compete;

  •
  our past and present earnings and operations and current financial position;

  •
  an assessment of our management and our future business prospects;

  •
  the general condition of the securities markets at the time of this offering; and

  •
  the recent market prices of, and the demand for, publicly traded shares of companies in businesses similar to ours.

Indemnification

        We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and liabilities incurred in connection with the directed share program referenced below, and to contribute to payments that the underwriters may be required to make for these liabilities.

Directed Share Program

        At our request, the underwriters have reserved for sale at the initial public offering price up to 5% of the shares offered hereby for officers, directors, employees and certain other persons associated with us. We do not know whether these persons will choose to purchase all or any portion of these reserved shares, but the number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered hereby. Any shares sold in the directed share program to our directors and executive officers will be subject to the lock-up agreements described above. Any other participant who purchases shares in this program for an aggregate purchase price of $1.5 million or more shall be prohibited from selling, pledging or assigning any such shares for a period of 180 days after the date of this prospectus.

Stabilization, Short Positions and Penalty Bids

        In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, in accordance with Regulation M under the Exchange Act.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Overallotment transactions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase in the offering, which creates the syndicate short position. This short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares and/or purchasing shares in the open market. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through their option to purchase additional shares. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on            or otherwise and, if commenced, may be discontinued at any time. Neither we, the selling stockholders nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common stock. In addition, neither we, the selling stockholders nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Electronic Distribution

        A prospectus in electronic format may be made available on websites or through other online services maintained by one or more of the underwriters and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. In addition, one or more of the underwriters participating in this offering may distribute prospectuses electronically. The underwriters may agree with us to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the representatives on the same basis as other allocations. Other than the prospectus in electronic format, the information on any underwriter's or selling group member's website and any information contained in any other website maintained by an underwriter or selling group member is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter or selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Discretionary Sales

        The underwriters have informed us that they do not expect sales to accounts over which the underwriters have discretionary authority to exceed 5% of the total number of shares offered by them.

Stamp Taxes

        If you purchase shares of common stock offered in this prospectus, you may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover page of this prospectus.

Relationships with Underwriters

        Some of the underwriters and their affiliates have engaged in and may, from time to time in the future engage, in transactions with and perform services for us, such as other commercial banking services, investment banking and financial advisory services, fairness opinions and other similar services, including those that may be provided in connection with any acquisitions or investments we may make, for which they have received, or may in the future receive customary compensation. Additionally, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

Selling Restrictions

European Economic Area

        In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), an offer of securities described in this prospectus may not be made to the public in that relevant member state other than:

  •
  to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

        For purposes of this provision, the expression an "offer of securities to the public" in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

        We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the securities as contemplated in this prospectus. Accordingly, no purchaser of the securities, other than the underwriters, is authorized to make any further offer of the securities on behalf of us or the underwriters.

United Kingdom

        This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive ("Qualified Investors") that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the "Order") or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

 LEGAL MATTERS

        The validity of the common stock will be passed upon for us by Holland & Hart LLP, Denver, Colorado. Certain legal matters in connection with the common stock offered hereby will be passed upon for the underwriters by King & Spalding LLP, Atlanta, Georgia.

EXPERTS

        The consolidated financial statements of Vitamin Cottage Natural Food Markets, Inc. as of September 30, 2010 and 2011, and for each of the years in the three-year period ended September 30, 2011, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-l regarding the common stock. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common stock offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at the address described above. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

        The SEC maintains a web site on the Internet at www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC's web site and can also be inspected and copied at the offices of The New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

        As a result of this offering, we will file with or furnish to the SEC periodic reports and other information. We intend to furnish or make available to our stockholders annual reports containing our audited financial statements prepared in accordance with U.S. GAAP. These reports and other information may be inspected and copied at the public reference facilities maintained by the SEC or obtained from the SEC's website as provided above. Our website on the Internet is located at www.naturalgrocers.com, and we expect to make our periodic reports and other information filed with or furnished to the SEC available, free of charge, through our website, as soon as reasonably practicable after those reports and other information are electronically filed with or furnished to the SEC. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Natural Grocers by Vitamin Cottage, Inc.:

        We have audited the accompanying consolidated balance sheets of Vitamin Cottage Natural Food Markets, Inc. and subsidiaries (the Company) as of September 30, 2010 and 2011, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended September 30, 2011. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vitamin Cottage Natural Food Markets, Inc. and subsidiaries as of September 30, 2010 and 2011, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 2011, in conformity with U.S. generally accepted accounting principles.

                      /s/ KPMG LLP

Denver, Colorado
April 25, 2012

VITAMIN COTTAGE NATURAL FOOD MARKETS, INC.

Consolidated Balance Sheets

	September 30,
	2010	2011
Assets
Current assets:
Cash and cash equivalents	$445,570	377,549
Accounts receivable, net	861,154	1,027,141
Accounts receivable—leasehold incentives	1,333,438	1,111,475
Merchandise inventory	25,564,128	29,820,321
Prepaid expenses	519,429	455,126
Income tax receivable	990,153	1,701,917
Deferred income tax assets	389,188	583,668

Total current assets	30,103,060	35,077,197
Property and equipment, net	27,960,539	41,737,234
Other assets:
Split-dollar life insurance premiums	512,498	577,861
Notes receivable—related party, long-term	229,408	265,572
Deposits and other assets	179,233	167,558
Goodwill	511,029	511,029
Deferred financing costs, net	136,855	88,631
Other intangibles, net	639,139	490,301

Total other assets	2,208,162	2,100,952

Total assets	$60,271,761	78,915,383

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$13,028,680	16,087,882
Accrued expenses	4,936,239	5,785,499
Long-term debt, current portion	619,412	500,000
Revolving credit facility	5,189,283	11,036,324
Notes payable—related party, current portion	533,150	562,271

Total current liabilities	24,306,764	33,971,976

Long-term liabilities:
Long-term debt, net of current portion	16,200,000	15,700,000
Notes payable—related party, net of current portion	1,206,106	643,834
Deferred income tax liabilities	815,592	4,947,870
Deferred rent	2,241,559	2,845,292
Leasehold incentives	3,194,647	4,879,432

Total long-term liabilities	23,657,904	29,016,428

Total liabilities	47,964,668	62,988,404

Commitments (Notes 11 and 18)
Stockholders' equity:
Common stock, Class A, voting, no par value. Authorized 1,000 shares, issued and outstanding	1,679	1,679
Common stock, Class B, nonvoting, no par value, Authorized 1,000,000 shares, 625,112 shares issued and outstanding	792,676	792,676
Retained earnings	10,101,965	13,605,776

Total Vitamin Cottage Natural Food Markets, Inc. equity	10,896,320	14,400,131
Noncontrolling interest	1,410,773	1,526,848

Total stockholders' equity	12,307,093	15,926,979

Total liabilities and stockholders' equity	$60,271,761	78,915,383

See accompanying notes to consolidated financial statements.

VITAMIN COTTAGE NATURAL FOOD MARKETS, INC.

Consolidated Statements of Income

	Year ended September 30,
	2009	2010	2011
Net sales	$206,079,544	226,910,054	264,544,046
Cost of goods sold and occupancy costs	145,936,567	159,797,435	187,162,252

Gross profit	60,142,977	67,112,619	77,381,794
Store expenses	41,991,816	47,162,167	57,609,690
Administrative expenses	8,618,776	9,630,646	10,396,891
Pre-opening and relocation expenses	1,235,919	1,292,965	1,964,186

	51,846,511	58,085,778	69,970,767

Operating income	8,296,466	9,026,841	7,411,027
Other income (expense):
Dividends and interest income	12,260	6,721	10,077
Interest expense	(1,146,387)	(967,551)	(669,125)
Other (expense) income, net	(71,933)	(3,671)	24,707

Total other expense	(1,206,060)	(964,501)	(634,341)

Income before income taxes	7,090,406	8,062,340	6,776,686
Provision for income taxes	(2,038,957)	(2,465,772)	(2,166,800)

Net income	5,051,449	5,596,568	4,609,886
Net income attributable to noncontrolling interest	(1,513,774)	(1,188,605)	(1,106,075)

Net income attributable to Vitamin Cottage Natural Food Markets, Inc.	$3,537,675	4,407,963	3,503,811

Net income attributable to Vitamin Cottage Natural Food Markets, Inc. per common share:
Basic and diluted	$5.65	7.04	5.60

Weighted average common shares outstanding:
Basic and diluted	626,112	626,112	626,112

See accompanying notes to consolidated financial statements.

VITAMIN COTTAGE NATURAL FOOD MARKETS, INC.

Consolidated Statements of Cash Flows

	Year ended September 30,
	2009	2010	2011
Operating activities:
Net income	$5,051,449	5,596,568	4,609,886
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	4,205,186	5,510,180	7,690,778
Loss (gain) on disposal of property and equipment	2,743	8,021	(24,707)
Deferred income tax expense	763,169	596,108	3,937,798
Non-cash interest expense	206,675	136,112	50,196
Other amortization	66,725	66,725	67,837
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable, net	(131,493)	(452,303)	(165,987)
Accounts receivable—leasehold incentives	—	(1,333,438)	221,963
Merchandise inventory	(3,633,447)	(3,811,490)	(4,256,193)
Prepaid expenses and other assets	199,140	(1,116,391)	(635,785)
Increase (decrease) in:
Accounts payable	3,652,816	(562,718)	2,107,957
Accrued expenses	661,053	765,350	849,259
Deferred rent and lease incentives	560,452	2,245,616	2,288,519

Net cash provided by operating activities	11,604,468	7,648,340	16,741,521

Investing activities:
Acquisition of property and equipment	(8,937,295)	(11,442,985)	(20,446,122)
Acquisition of intangibles	—	(90,000)	—
Proceeds from sale of property and equipment	—	—	35,600
Notes receivable, related party—insurance premiums	(34,403)	(35,279)	(36,163)
Increase in split-dollar life insurance premiums	(30,237)	(30,238)	(65,364)

Net cash used in investing activities	(9,001,935)	(11,598,502)	(20,512,049)

Financing activities:
Borrowings under credit facility	2,000,000	5,189,283	5,847,041
Repayments under credit facility	(3,300,000)	(1,000,000)	(500,000)
Repayments under notes payable	(326,963)	(345,407)	(119,412)
Repayments under notes payable, related party	(479,353)	(505,537)	(533,150)
Distributions to noncontrolling interests	(2,025,000)	(1,080,000)	(990,000)
Loan fees paid	(50,700)	(2,500)	(1,972)

Net cash (used in) provided by financing activities	(4,182,016)	2,255,839	3,702,507

Net decrease in cash and cash equivalents	(1,579,483)	(1,694,323)	(68,021)
Cash and cash equivalents, beginning of year	3,719,376	2,139,893	445,570

Cash and cash equivalents, end of year	$2,139,893	445,570	377,549

Supplemental disclosures of cash flow information:
Cash paid for interest, net of capitalized interest of $14,000, $21,000 and $32,000 as of September 30, 2009, 2010 and 2011, respectively	$942,188	802,901	615,425
Income taxes paid	970,000	2,918,326	11,589
Supplemental disclosures of noncash investing and financing activities:
Acquisition of property and equipment not yet paid	$339,940	1,103,969	2,055,213

See accompanying notes to consolidated financial statements.

VITAMIN COTTAGE NATURAL FOOD MARKETS, INC.

Consolidated Statements of Changes in Stockholders' Equity

Years ended September 30, 2009, 2010 and 2011

	Common Stock					Vitamin Cottage Natural Food Markets, Inc. Total equity	Boulder Vitamin Cottage Group, LLC Noncontrolling Interest
	Class A		Class B
					Retained earnings			Total stockholders' equity
	Shares	Amount	Shares	Amount
Balances September 30, 2008	1,000	$1,679	625,112	$792,676	2,156,327	2,950,682	1,813,394	$4,764,076
Distributions to noncontrolling interest	—	—	—	—	—	—	(2,025,000)	(2,025,000)
Net income attributable to Vitamin Cottage Natural Food Markets, Inc.	—	—	—	—	3,537,675	3,537,675	—	3,537,675
Net income attributable to noncontrolling interest	—	—	—	—	—	—	1,513,774	1,513,774

Balances September 30, 2009	1,000	1,679	625,112	792,676	5,694,002	6,488,357	1,302,168	7,790,525
Distributions to noncontrolling interest	—	—	—	—	—	—	(1,080,000)	(1,080,000)
Net income attributable to Vitamin Cottage Natural Food Markets, Inc.	—	—	—	—	4,407,963	4,407,963	—	4,407,963
Net income attributable to noncontrolling interest	—	—	—	—	—	—	1,188,605	1,188,605

Balances September 30, 2010	1,000	1,679	625,112	792,676	10,101,965	10,896,320	1,410,773	12,307,093
Distributions to noncontrolling interest	—	—	—	—	—	—	(990,000)	(990,000)
Net income attributable to Vitamin Cottage Natural Food Markets, Inc.	—	—	—	—	3,503,811	3,503,811	—	3,503,811
Net income attributable to noncontrolling interest	—	—	—	—	—	—	1,106,075	1,106,075

Balances September 30, 2011	1,000	$1,679	625,112	$792,676	13,605,776	14,400,131	1,526,848	$15,926,979

See accompanying notes to consolidated financial statements.

Vitamin Cottage Natural Food Markets, Inc.

Notes to Consolidated Financial Statements

September 30, 2010 and 2011

1. Organization

  Nature of Business

        Vitamin Cottage Natural Food Markets, Inc. (Natural Grocers) and its consolidated subsidiaries (collectively, the Company) operate retail stores that specialize in natural and organic groceries and dietary supplements. The Company operates its retail stores under its trademark "Natural Grocers by Vitamin CottageTM" with 49 stores as of September 30, 2011, including 30 stores in Colorado, ten in Texas, four in New Mexico, two in Wyoming, one in Utah, one in Oklahoma and one in Missouri, as well as a bulk food repackaging facility and distribution center in Colorado. The Company had 33 and 39 stores as of September 30, 2009 and 2010, respectively.

  Reorganization

        Natural Grocers by Vitamin Cottage, Inc. was incorporated in Delaware on April 9, 2012. Prior to the completion of this offering, Natural Grocers by Vitamin Cottage, Inc. will have no material assets. Following the completion of this offering, Natural Grocers by Vitamin Cottage, Inc. will own all of the outstanding capital stock of Vitamin Cottage Natural Food Markets, Inc., which is the operating company. The consolidated financial statements of Natural Grocers by Vitamin Cottage, Inc. will reflect the assets, liabilities and results of operations of Vitamin Cottage Natural Food Markets, Inc.

2. Basis of Presentation and Summary of Significant Accounting Policies

  Principles of Consolidation

        The accompanying consolidated financial statements include all the accounts of the Company's wholly owned subsidiaries, Vitamin Cottage Natural Food Markets, Inc., Vitamin Cottage Two Ltd. Liability Company ("VC2"), Natural Systems, LLC and the Company's majority 55% ownership of Boulder Vitamin Cottage Group, LLC ("BVC"). The minority interest in BVC is reported as noncontrolling interest in the consolidated financial statements. All significant intercompany balances and transactions have been eliminated in consolidation. Unless otherwise indicated, all references in these consolidated financial statements to the "Company" are to Natural Grocers and its subsidiaries.

  Use of Estimates

        The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America ("U.S. GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Management reviews its estimates on an ongoing basis, including those related to allowances for self-insurance reserves, valuation of inventories, useful lives for depreciation and amortization of property and equipment, valuation allowances for deferred tax assets and liabilities and litigation based on currently available information. Changes in facts and circumstances may result in revised estimates and actual results could differ from those estimates.

Vitamin Cottage Natural Food Markets, Inc.

Notes to Consolidated Financial Statements (Continued)

September 30, 2010 and 2011

2. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

  Segment Information

        The Company has one reporting segment, natural and organic retail stores. Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 280, Segment Reporting, establishes standards for reporting information about a company's operating segments.

  Cash and Cash Equivalents

        Cash and cash equivalents include currency on hand, demand deposits with banks, money market funds and credit and debit card transactions which settle within three days of year end. The Company considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents.

  Accounts Receivable

        Accounts receivable consists primarily of receivables from vendors for certain promotional programs, primarily newsletter advertising, and other miscellaneous receivables and are presented net of any allowances for uncollectable amounts. The Company had no allowances for doubtful accounts as of September 30, 2010 and 2011. Accounts receivable—leasehold incentives consists of receivables due from landlords for tenant allowances.

  Concentration of Credit Risk

        Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of investments in cash and cash equivalents, split-dollar life insurance premiums and accounts receivable. The Company's cash and cash equivalent account balances exceeded the Federal Deposit Insurance Corporation's federally insured limits by approximately $15,000 as of September 30, 2011. The Company records accounts receivable from the sale of newsletter advertising to vendors. If the accounts are not paid timely, the Company has the right to set off the amount of unpaid receivable balance with the amount owed to the other party for vendor product invoices. The Company periodically evaluates the ability to collect the receivables and believes the amounts appearing on the consolidated balance sheets to be fully collectible as of September 30, 2010 and 2011. Accordingly, no allowance for uncollectable accounts has been recorded for the years ended September 30, 2009, 2010 and 2011.

  Vendor Concentration

        For the years ended September 30, 2009, 2010 and 2011, purchases from the Company's largest vendor and one of its subsidiaries represented approximately 46%, 52% and 53% of all product purchases made during the respective periods. However, the Company believes that, if necessary, alternate vendors could supply similar products in adequate quantities to avoid disruption to operations.

  Merchandise Inventory

        Merchandise inventory consists of goods held for sale. The cost of inventory includes certain costs associated with the preparation of inventory for sale including inventory overhead costs. Merchandise

Vitamin Cottage Natural Food Markets, Inc.

Notes to Consolidated Financial Statements (Continued)

September 30, 2010 and 2011

2. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

inventory is carried at the lower of cost or market. Cost is determined using the weighted average cost method.

  Property and Equipment

        Property and equipment is stated at historical cost less accumulated depreciation. In accordance with FASB ASC Topic 835, Interest, the Company capitalizes interest as part of the historical costs of leasehold improvements. Depreciation is provided using the straight-line method over the following estimated useful lives of the related assets.

Useful lives (in years)
Land improvements	6 - 15
Leasehold improvements	2 - 20
Fixtures and equipment	5 - 7
Computer hardware and software	3 - 5

        For leasehold and land improvements, depreciation is recorded over the shorter of the useful lives or the lease terms. The estimated useful lives range from two to 20 years. Maintenance, repairs and renewals that neither add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Gains and losses on disposition of property and equipment are included in other income or expense in the year of disposition.

        The Company capitalizes certain costs incurred with developing or obtaining internal-use software. Capitalized software costs are included in property and equipment in the consolidated balance sheets and are amortized over the estimated useful lives of the software. Software costs that do not meet capitalization criteria are expensed as incurred.

  Fair Value of Financial Instruments

        The Company records its financial assets and liabilities at fair value in accordance with the framework for measuring fair value in authoritative guidance. The framework establishes a fair value hierarchy that distinguishes between assumptions based on market data (observable inputs) and the Company's own assumptions (unobservable inputs). The three levels of the fair value hierarchy are as follows:

Level 1—	Quoted market prices in active markets for identical assets or liabilities;
Level 2—
Inputs other than Level 1 inputs such as quoted prices for similar assets or liabilities or model-driven valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities; and
Level 3—	Unobservable inputs to the valuation methodology that are significant to the measurement of fair value assets and liabilities.

Vitamin Cottage Natural Food Markets, Inc.

Notes to Consolidated Financial Statements (Continued)

September 30, 2010 and 2011

2. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

  Goodwill and Intangible Assets

        In September 2011, the FASB issued Accounting Standards Update ("ASU") No. 2011-08, Intangibles—Goodwill and Other (Topic 350); Testing Goodwill for Impairment. The objective of the update is to simplify how entities test goodwill for impairment. The update allows for a company to first evaluate qualitative factors, including relevant events and circumstances, to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. The Company has early-adopted the provisions of this update as of September 30, 2011. Goodwill is reviewed for impairment at least annually. In order to test goodwill for impairment, the Company first evaluates qualitative factors, including relevant events and circumstances, to determine whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If it is not more likely than not that the fair value of a reporting unit is less than its carrying amount, the two-step impairment test is not necessary. If it is determined that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, then the Company would perform the two-step impairment test. Under the first step, the fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the Company must perform step two of the impairment test (measurement). Under step two, an impairment loss is recognized for any excess of the carrying amount of the reporting unit's goodwill over the implied fair value of that goodwill.

  Impairment of Long-Lived Assets

        Intangible assets primarily consist of goodwill, trademarks, favorable operating leases and covenants-not-to-compete. Goodwill and the Vitamin Cottage trademark have indefinite lives and are not amortized; rather, they are tested for impairment at least annually. The Company's annual impairment testing is performed as of September 30. Intangible assets with definite lives are amortized over their estimated useful lives. The Company evaluates the reasonableness of the useful lives of these intangibles at least annually.

        Long-lived assets, such as property and equipment and purchased intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company aggregates long-lived assets at the store level which the Company considers to be the lowest level in the organization for which independent identifiable cash flows are available. If circumstances require a long-lived asset or asset group to be tested for possible impairment, the Company first compares undiscounted cash flows expected to be generated by that store to its carrying value. If the carrying value of the long-lived asset or asset group is not recoverable on an undiscounted cash flow basis, impairment is recognized to the extent that the carrying value exceeds its fair value. The Company considers factors such as historic and forecasted operating results, trends and future prospects, current market value, significant industry trends and other economic and regulatory factors in performing these analyses.

  Deferred Financing Costs

        Certain costs incurred with borrowings or establishment of credit facilities are deferred. These costs are amortized over the life of the borrowing or the life of the credit facility using the effective interest method.

Vitamin Cottage Natural Food Markets, Inc.

Notes to Consolidated Financial Statements (Continued)

September 30, 2010 and 2011

2. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

  Self-Insurance

        The Company is self-insured for certain losses relating to employee medical and dental benefits. Stop-loss coverage has been purchased to limit exposure to any significant level of claims. Self-insured losses are accrued based upon the Company's estimates of the aggregate claims incurred but not reported using historical experience. The estimated accruals for these liabilities could be significantly affected if future occurrences and claims differ from historical trends.

  Revenue Recognition

        Revenue is recognized at the point of sale, net of in-house coupons, discounts, returns and allowances. Sales taxes are not included in sales. The Company charges sales tax on all taxable customer purchases and remits these taxes monthly to the appropriate taxing jurisdiction. The Company also ships certain products ordered through its Internet site. Revenue is recognized on Internet sales at the time the products are shipped to the customers. The Company records a deferred revenue liability within accrued expenses when it sells Natural Grocers gift cards or issues gift cards to employees, and records a sale when a customer redeems the gift card. The gift cards do not expire. The Company currently does not record breakage for unused portions of gift cards.

  Cost of Goods Sold and Occupancy Costs

        Cost of goods sold and occupancy costs includes the cost of inventory sold during the period net of discounts and allowances, as well as, distribution, shipping and handling costs, store occupancy costs and costs of the bulk food repackaging facility and distribution center. The amount shown is net of various rebates from third-party vendors in the form of quantity discounts and payments. Vendor consideration associated with product discounts is recorded as either a reduction of merchandise inventory or cost of goods sold.

  Store Expenses

        Store expenses consist of store-level expenses such as salaries and benefits, supplies, utilities, depreciation and other related costs associated with operations support. Store expenses also include purchasing support services and advertising and marketing costs.

  Administrative Expenses

        Administrative expenses consist of salaries and benefits, occupancy costs, depreciation, office supplies, hardware and software expenses, professional services expenses and other general and administrative expenses.

  Pre-Opening and Relocation Expenses

        Costs associated with the opening of new stores or relocating existing stores are expensed as incurred.

Vitamin Cottage Natural Food Markets, Inc.

Notes to Consolidated Financial Statements (Continued)

September 30, 2010 and 2011

2. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

  Operating Leases

        The Company leases retail stores, a bulk food repackaging facility and distribution center and administrative offices under long-term operating leases through 2027. These leases include scheduled increases in minimum rents and renewal provisions at the option of the Company. The lease term for accounting purposes commences with the date the Company takes possession of the space and ends on the later of the primary lease term or the expiration of any renewal periods that are deemed to be reasonably assured at the inception of the lease. The Company accounts for operating leases with rent holidays and escalating payment terms by recognizing the associated expense on a straight-line basis over the lease term. For certain leases, the Company has also received cash from landlords to compensate for costs incurred by the Company in making the store locations ready for operation (leasehold incentives or tenant allowances). Leasehold incentives received from a landlord are deferred and recognized on a straight-line basis as a reduction to rent expense over the lease term.

  Advertising and Marketing

        Advertising and marketing expenses are expensed as incurred and are included in store expenses and pre-opening and relocation expenses in the consolidated statements of income. Total advertising and marketing expenses for the years ended September 30, 2009, 2010 and 2011 were approximately $3.0 million, $3.9 million and $5.4 million, respectively, net of vendor reimbursements received for newsletter advertising. Advertising expense reimbursements received from vendors totaled approximately $570,000, $651,000 and $1.1 million for the years ended September 30, 2009, 2010 and 2011, respectively.

  Income Taxes

        The Company accounts for income taxes using the asset and liability method. This method requires recognition of deferred tax assets and liabilities for expected future tax consequences of temporary differences that currently exist between the tax basis and financial reporting basis of the Company's assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates in the respective jurisdictions in which the Company operates.

        The Company considers the need to establish valuation allowances to reduce deferred income tax assets to the amounts the Company believes are more likely than not to be recovered.

        The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. Although the Company believes that its estimates are reasonable, actual results could differ from these estimates. In addition, the Company is subject to periodic audits and examinations by the Internal Revenue Service and other state and local taxing authorities.

        Any interest or penalties incurred related to income taxes are expensed as incurred and treated as permanent differences for tax purposes.

Vitamin Cottage Natural Food Markets, Inc.

Notes to Consolidated Financial Statements (Continued)

September 30, 2010 and 2011

2. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

  Noncontrolling Interest in Consolidated Financial Statements

        Noncontrolling interest in the Company's consolidated financial statements relates to the noncontrolling 45% ownership in BVC. The Company has a majority 55% ownership in BVC. BVC owns five Natural Grocers by Vitamin Cottage retail stores which are managed by Natural Grocers. The noncontrolling interest in BVC is reported as noncontrolling interest in the consolidated financial statements. Net income attributable to noncontrolling interest and net income attributable to the Company are reported separately in the Consolidated Statements of Income. Additionally, noncontrolling interest in the consolidated subsidiaries of the Company are reported as a separate component of equity in the Consolidated Balance Sheet, apart from the Company's equity.

  Recent Accounting Pronouncements

        In December 2010, the FASB issued amended guidance within ASC 805, Business Combinations. The amendments specify that if a public entity presents comparative financial statements, the entity should disclose revenue and earnings of the combined entity as though the business combination(s) had occurred as of the beginning of the comparable prior annual reporting period only. Additional amendments expand supplemental pro forma disclosures to include a description of the nature and amount of material, nonrecurring pro forma adjustments directly attributable to the business combination included in the reported pro forma revenue and earnings. The updated guidance is effective for fiscal years beginning after December 15, 2010 and is applied prospectively to business combinations completed on or after that date. The provisions are effective for the Company's fiscal year ending September 30, 2012. The Company does not expect the adoption of these provisions to have a significant effect on its consolidated financial statements.

        In May 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, which amends ASC 820, Fair Value Measurement. The amended guidance changes the wording used to describe many requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. Additionally, the amendments clarify the FASB's intent about the application of existing fair value measurement requirements. The guidance provided in ASU No. 2011-04 is effective for interim and annual periods beginning after December 15, 2011 and is applied prospectively. The provisions are effective for the Company's second quarter of the fiscal year ending September 30, 2012. The Company does not expect the adoption of these provisions to have a significant effect on its consolidated financial statements.

        In June 2011, the FASB issued ASU No. 2011-05, Presentations of Comprehensive Income, which amends ASC 220, Comprehensive Income. The update eliminates the option of presenting the components of other comprehensive income as part of the statement of stockholders' equity. Instead, comprehensive income must be reported either in a single continuous statement of comprehensive income, which contains two sections, net income and other comprehensive income, or in two separate but consecutive statements. The guidance provided in ASU No. 2011-05 is effective for interim and fiscal year periods beginning after December 15, 2011. The provisions are effective for the Company's second quarter of the fiscal year ending September 30, 2012. The Company does not expect the adoption of these provisions to have a significant effect on its consolidated financial statements.

Vitamin Cottage Natural Food Markets, Inc.

Notes to Consolidated Financial Statements (Continued)

September 30, 2010 and 2011

2. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

  Immaterial Adjustments to Previously Reported Consolidated Statements of Cash Flows

        The Company has recorded immaterial adjustments of approximately $475,000, $340,000 and $1,104,000 to increase previously reported net cash provided by operating activities and to increase previously reported net cash used in investing activities to properly reflect cash paid for the acquisition of property and equipment for the years ended September 30, 2009, 2010 and 2011, respectively. These adjustments had no impact on the net change in cash and cash equivalents for the respective period.

3. Earnings Per Share and Share Based Compensation

        Basic earnings per share ("EPS") excludes dilution and is computed by dividing net income attributable to Vitamin Cottage Natural Food Markets, Inc. stockholders by the weighted average shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised, resulting in the issuance of common stock that would then share in the earnings of the Company. Presented below is basic and diluted EPS for the years ended September 30, 2009, 2010 and 2011:

	Year ended September 30,
	2009	2010	2011
Net income attributable to Vitamin Cottage Natural Food Markets, Inc.	$3,537,675	4,407,963	3,503,811
Weighted average common shares outstanding	626,112	626,112	626,112
Effect of dilutive securities	—	—	—

Total shares	626,112	626,112	626,112

Net income per share attributable to Vitamin Cottage Natural Food Markets, Inc.	$5.65	7.04	5.60

        The Company did not declare any dividends in the years ended September 30, 2009, 2010 and 2011.

  Share based compensation

        The Company currently does not have a long-term incentive program or stock option plan in place. However, in May 2008, the Company entered into an employment agreement with an executive of the Company whereby the executive is entitled to receive a grant of restricted stock units equal to 1.2% of the fully diluted shares of the Company in connection with an initial public offering.

        The obligation to grant restricted stock units is subject to the executive's continuous employment and the Company's completion of an initial public offering. Accordingly, the grant date fair value of the awards will not be expensed until the Company completes an initial public offering.

4. Fair Value Measurements

        The Company records its financial assets and liabilities at fair value in accordance with the framework for measuring fair value in authoritative guidance. The framework establishes a fair value hierarchy that distinguishes between assumptions based on market data (observable inputs) and the Company's own assumptions (unobservable inputs).

Vitamin Cottage Natural Food Markets, Inc.

Notes to Consolidated Financial Statements (Continued)

September 30, 2010 and 2011

4. Fair Value Measurements (Continued)

        As of September 30, 2010 and 2011, the Company had the following financial assets and liabilities that were subject to fair value measurements according to the fair value hierarchy:

		As of September 30,
		2010		2011
	Input Level	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt—term loan and note payable	2	$16,819,412	16,819,412	16,200,000	16,200,000
Revolving credit facility	2	$5,189,283	5,189,283	11,036,324	11,036,324

        The carrying amounts of the term loan and revolving credit facility approximate fair value for the years ended September 30, 2010 and 2011. Management believes that the carrying values approximate fair values of notes payable—related party because stated interest rates approximate market rates. The carrying amounts of other financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and other accrued expenses approximate fair value because of the short maturity of those instruments.

5. Property and Equipment

        The Company had the following property and equipment balances as of September 30, 2010 and 2011.

		As of September 30,
	Useful lives (in years)
		2010	2011
Land	n/a	$—	604,855
Construction in process	n/a	477,111	1,618,661
Land improvements	6 - 15	775,226	811,304
Leasehold improvements	2 - 20	23,556,333	33,573,855
Fixtures and equipment	5 - 7	22,217,131	30,666,013
Computer hardware and software	3 - 5	4,225,094	5,362,468

		51,250,895	72,637,156
Less accumulated depreciation		(23,290,356)	(30,899,922)

Property and equipment, net		$27,960,539	41,737,234

        Costs capitalized for computer software development for the years ended September 30, 2010 and 2011 were approximately $250,000 and $122,000, respectively, including approximately $106,000 and $110,000, respectively, related to internal staff compensation. Amortization expense related to capitalized computer software development was approximately $470,000 and $530,000 for the years ended September 30, 2010 and 2011, respectively.

        Total costs capitalized for leasehold improvements and fixtures and equipment include approximately $295,000 and $337,000 related to internal staff compensation, and approximately $21,000 and $32,000 in interest costs for the years ended September 30, 2010 and 2011, respectively.

        Depreciation expense for the years ended September 30, 2009, 2010 and 2011 was approximately $4.2 million, $5.5 million and $7.6 million, respectively.

Vitamin Cottage Natural Food Markets, Inc.

Notes to Consolidated Financial Statements (Continued)

September 30, 2010 and 2011

6. Goodwill and Other Intangible Assets

        Goodwill and other intangible assets are summarized as follows as of September 30, 2010 and 2011:

		As of September 30,
	Useful lives (in years)
		2010	2011
Amortizable intangible assets:
Covenants-not-to-compete	5.0	$292,500	292,500
Favorable operating lease	5.0	339,187	339,187
Other intangibles	0.5	22,500	22,500

Amortized intangible assets		654,187	654,187
Less accumulated amortization		(403,934)	(552,772)

Amortized intangible assets, net		250,253	101,415
Trademark	Indefinite	388,886	388,886

Total other intangibles, net		639,139	490,301
Goodwill	Indefinite	511,029	511,029

Total goodwill and other intangibles, net		$1,150,168	1,001,330

        Amortization expense was approximately $73,000, $88,000 and $149,000 for the years ended September 30, 2009, 2010 and 2011, respectively. Amortization expense is expected to be approximately $74,000 and $27,000 annually for the years ended September 30, 2012 and 2013, respectively. Amortization expense is expected to be zero for the year ended September 30, 2014, 2015 and 2016.

7. Deferred Financing Costs

        The Company has capitalized costs incurred in securing its long-term debt (see Note 8). Deferred financing costs, net of accumulated amortization were approximately $137,000 and $89,000 as of September 30, 2010 and 2011, respectively. Accumulated amortization was approximately $744,000 and $794,000 as of September 30, 2010 and 2011, respectively.

        Total amortization expense for deferred financing costs was approximately $207,000, $136,000 and $50,000 for the years ended September 30, 2009, 2010 and 2011, respectively. Scheduled amortization expenses for the years ending September 30, 2012 and 2013 are approximately $51,000 and $38,000, respectively.

8. Long-Term Debt

  Credit Facility

        The Company has an outstanding credit facility consisting of a revolving credit facility and a term loan.

        The credit facility requires compliance with certain operational and financial covenants (including a leverage ratio, a fixed charge coverage ratio and a revenue ratio). The credit facility also contains certain other limitations on the Company's ability to incur additional debt, guarantee other obligations,

Vitamin Cottage Natural Food Markets, Inc.

Notes to Consolidated Financial Statements (Continued)

September 30, 2010 and 2011

8. Long-Term Debt (Continued)

grant liens on assets and make investments or acquisitions as defined in the credit facility agreement. The credit facility agreement also prohibits the company from declaring and paying cash dividends. At September 30, 2010 and 2011, the Company was in compliance with the debt covenants.

  Revolving Credit Facility

        The Company amended the agreement governing the revolving credit facility in 2011 to increase the credit facility limit to $21.0 million, and again in 2012 to extend the maturity date to June 30, 2014. The Company may borrow, prepay and reborrow amounts under this credit facility at any time prior to the maturity date.

        The Company had approximately $5,189,000 and $11,036,000 outstanding on its revolving credit facility balance as of September 30, 2010 and 2011, respectively. The commitment fee is 0.375% for any amounts not borrowed under the revolving credit facility as amended in fiscal year 2011. Interest is determined by the lender's administrative agent and is stated at the adjusted LIBOR rate for the interest period plus the lender spread. As amended in 2011 in conjunction with the decrease in the commitment fee, the lender spread was decreased 0.2%. The lender spread can also be reduced by the lender subject to the Company meeting certain financial measures. The average annual interest rates for the years ended September 30, 2009, 2010 and 2011 were 3.76%, 3.88% and 2.38%, respectively.

  Term Loan

        The term loan commitment was initially set at $21.0 million. These amounts may be prepaid, but they are not available for additional borrowing and have a final maturity of June 30, 2014, as amended in 2012. The Company had $16.2 million outstanding as of September 30, 2011. Interest is determined by the lender's administrative agent and is stated at the alternate base rate for the interest period plus the applicable lender spread. As amended in fiscal year 2011, the lender spread was decreased 0.2%. The interest rate at September 30, 2011 was approximately 2.03% and the average interest rate for the years ended September 30, 2009, 2010 and 2011 was approximately 3.73%, 3.46% and 2.19%, respectively.

  Notes Payable

        The Company entered into a three-year promissory installment note for $1.0 million at 5.50% per annum, which matured January 31, 2011.

        The revolving credit facility and long-term debt balances outstanding as of September 30, 2010 and 2011 were as follows:

	As of September 30,
	2010	2011
Revolving credit facility	$5,189,283	11,036,324

Long-term debt—term loan	$16,700,000	16,200,000
Notes payable	119,412	—

	16,819,412	16,200,000
Less current portion	(619,412)	(500,000)

Long-term debt, net of current portion	$16,200,000	15,700,000

Vitamin Cottage Natural Food Markets, Inc.

Notes to Consolidated Financial Statements (Continued)

September 30, 2010 and 2011

8. Long-Term Debt (Continued)

        Estimated principal maturities for years ending after September 30, 2011 are as follows:

	Revolving credit facility	Long-term debt
2012	$—	500,000
2013	—	500,000
2014	11,036,324	15,200,000

	$11,036,324	16,200,000

9. Notes Payable—Related Party

        The Company has two unsecured notes payable, which bear interest at 5.33% annually and mature in October 2013.

        Notes payable, related party consists of the following:

	As of September 30,
	2010	2011
Philip Isely	$976,113	676,895
Margaret A. Isely Spouse's Trust	763,143	529,210

	1,739,256	1,206,105
Less current maturities	(533,150)	(562,271)

Notes payable—related party, net of current portion	$1,206,106	643,834

        Estimated principal maturities for the years ending after September 30, 2011 are as follows:

2012	$562,271
2013	592,983
2014	50,851

$1,206,105

10. Split-Dollar Life Insurance Premiums and Note Receivable—Related Party

        The Company has an agreement with a related party trust that owns a split-dollar life insurance policy dated January 1, 1994, on Philip Isely. One of the semiannual policy premium payments is paid by the Company each year. Split-dollar life insurance premiums are reflected in long-term assets and represent the lesser of: (1) the cash surrender value of the policy; or (2) an amount equal to the total premiums paid by the Company. Split-dollar life insurance premiums were approximately $512,000 and $578,000 as of September 30, 2010 and 2011, respectively, which represents premiums paid to date.

        Additionally, the Company entered into a note receivable on August 16, 2004, with the co-trustees of the related party trust whereby the Company has agreed to pay the other semiannual policy premium due each policy year. When the policy is paid, the Company will be repaid the premiums paid

Vitamin Cottage Natural Food Markets, Inc.

Notes to Consolidated Financial Statements (Continued)

September 30, 2010 and 2011

10. Split-Dollar Life Insurance Premiums and Note Receivable—Related Party (Continued)

plus interest at 2.5% per annum. Amounts owed to the Company under this arrangement were approximately $229,000 and $266,000 at September 30, 2010 and 2011, respectively.

        The Company entered into a collateral assignment with the related party trust whereby the split-dollar life insurance policy is held as collateral security for its advances for premiums paid to date.

11. Lease Commitments

        The Company leases retail stores, a bulk food repackaging facility and distribution center and administrative offices under long-term operating leases through 2027. These leases include scheduled increases in minimum rents and renewal provisions at the option of the Company. Deferred rent as of September 30, 2010 and 2011 was approximately $2.2 million and $2.8 million, respectively. Tenant improvement allowances received from landlords (leasehold incentives) are recorded as liabilities and recognized evenly as a reduction to rent expense over the lease term. Leasehold incentives at September 30, 2010 and 2011 were approximately $3.2 million and $4.9 million, respectively.

        Natural Grocers has six leases with Chalet Properties, LLC ("Chalet"), one lease with the Isely Family Land Trust LLC and one lease with 3801 East Second Avenue LLC, all related parties (see Note 13). BVC has one lease with Chalet, a related party. The terms and rental rates of these related party leases are similar to leases with nonrelated parties and are at market rental rates. The leases began at various times with the earliest occurring in November 1999, continue for various terms through February 2027 and include various options to renew. Present monthly lease payments range from $4,000 to $26,000 per lease.

        The minimum annual commitments under the terms of these operating leases as of September 30, 2011 are as follows:

	Third parties	Related parties	Total
2012	$7,314,684	1,644,000	$8,958,684
2013	7,310,189	1,650,000	8,960,189
2014	6,558,090	1,580,000	8,138,090
2015	6,342,966	1,486,000	7,828,966
2016	5,978,987	1,465,250	7,444,237
Thereafter	25,750,104	10,253,750	36,003,854

	$59,255,020	18,079,000	$77,334,020

        Total rent expense, including common area expenses and warehouse rent, for the years ended September 30, 2009, 2010 and 2011 totaled approximately $7.2 million, $8.2 million and $9.9 million, respectively, including approximately $273,000, $340,000 and $388,000 in pre-opening and relocation expenses associated with rent expense for stores that had not yet opened for the years ended September 30, 2009, 2010 and 2011, respectively.

Vitamin Cottage Natural Food Markets, Inc.

Notes to Consolidated Financial Statements (Continued)

September 30, 2010 and 2011

12. Stockholders' Equity

        The Company has authorized and issued 1,000 shares of no par value voting Class A common stock as of September 30, 2010 and 2011. Additionally, the Company has authorized 1,000,000 shares of no par value nonvoting Class B common stock. As of September 30, 2010 and 2011, 625,112 shares of nonvoting Class B common stock were issued and outstanding. The Company's voting stock is owned and controlled by Kemper Isely, Zephyr Isely, Heather Isely and Elizabeth Isely.

        The Company owns 55% of BVC.

        The Company did not pay dividends during the years ended September 30, 2009, 2010 or 2011.

13. Related Party Transactions

        The Company has ongoing relationships with several related entities:

        Philip Isely:    The Company has two agreements with the trust that owns a split-dollar life insurance policy dated January 1, 1994, on Philip Isely. The trustees of the trust are Kemper Isely, Zephyr Isely and Heather Isely, all of whom control the trust's assets and investments. Additionally, the Company has one operating lease (see Note 11) for one of its store locations with 3801 East Second Avenue LLC, an entity owned by Philip Isely, father of the principal stockholders of the Company. Philip Isely and 3801 East Second Avenue LLC do not have any ownership interest in the Company, BVC, or Chalet. Rent paid to 3801 East Second Avenue LLC was approximately $216,000, $81,000 and $48,000 for the years ended September 30, 2009, 2010 and 2011, respectively.

        Isely Family Land Trust LLC:    The Company has a lease for one of its store locations with the Isely Family Land Trust LLC (Land Trust). The Land Trust is owned by the Isely Children's Trust and by the Margaret A. Isely Family Trust. Rent paid to the Isely Family Land Trust LLC was approximately $281,000, $306,000 and $306,000 for the years ended September 30, 2009, 2010 and 2011, respectively.

        Chalet:    The Company has six store operating lease agreements and BVC has one store operating lease agreement with Chalet, a related party (see Note 11). Chalet is owned by the Company's voting stockholders and other related family members. Rent paid to Chalet was approximately $763,000, $1.1 million and $1.2 million for the years ended September 30, 2009, 2010 and 2011, respectively.

14. Income Taxes

        BVC is treated as a partnership under the Internal Revenue Code and similar state statutes; therefore, no provision or liability for federal or state income taxes related to the noncontrolling interest in BVC has been included in these consolidated financial statements. The deferred tax amounts for the Company's book versus tax basis in its 55% interest of BVC is reflected in the consolidated tax provision as outside basis in BVC.

Vitamin Cottage Natural Food Markets, Inc.

Notes to Consolidated Financial Statements (Continued)

September 30, 2010 and 2011

14. Income Taxes (Continued)

        The following are the components of the provision for income taxes as of September 30, 2009, 2010 and 2011, respectively:

	As of September 30,
	2009	2010	2011
Current federal income tax expense (benefit)	$1,188,740	1,657,441	(1,547,238)
Current state income tax expense (benefit)	87,048	212,223	(223,760)

	1,275,788	1,869,664	(1,770,998)
Deferred federal income tax	660,922	521,273	3,425,149
Deferred state income tax	102,247	74,835	512,649

	763,169	596,108	3,937,798

Total provision for income taxes	$2,038,957	2,465,772	2,166,800

        The differences between the U.S. federal statutory income tax rate and the Company's effective tax rate are as follows:

	As of September 30,
	2009	2010	2011
Statutory tax rate	34.0%	34.0	34.0
Nontaxable income attributable to noncontrolling interest	(7.7)	(5.3)	(6.2)
State income taxes, net of federal income tax expense	3.1	2.5	3.4
Other, net	(0.6)	(0.6)	0.8

Effective tax rate	28.8%	30.6	32.0

        Deferred taxes have been classified on the consolidated balance sheets as follows:

	As of September 30,
	2010	2011
Current assets	$389,188	583,668
Long-term liabilities	(815,592)	(4,947,870)

Net deferred tax liabilities	$(426,404)	(4,364,202)

Vitamin Cottage Natural Food Markets, Inc.

Notes to Consolidated Financial Statements (Continued)

September 30, 2010 and 2011

14. Income Taxes (Continued)

        The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows:

	As of September 30,
	2010	2011
Deferred tax assets
Trademarks	$989,286	999,871
Deferred rent	786,781	975,748
Leasehold incentives	1,098,518	1,736,643
Accrued employee benefits	336,468	414,800
Intangible assets—other	84,895	96,265
Goodwill	33,085	11,662
Charitable contribution	—	46,818
Other	52,719	122,050

Gross deferred tax assets	3,381,752	4,403,857
Gross deferred tax liabilities
Property and equipment	(2,592,618)	(6,727,381)
Leasehold improvements	(1,116,425)	(1,763,365)
Favorable operating lease	(59,812)	(34,737)
Investment in BVC	(39,301)	(242,576)

Gross deferred tax liabilities	(3,808,156)	(8,768,059)

Net deferred tax liabilities	$(426,404)	(4,364,202)

        The Company believes that it is more likely than not that it will fully realize all deferred tax assets in the form of future deductions based on the nature of the deductible temporary differences and expected future taxable income.

        The Company files income tax returns with federal, state and local tax authorities. With limited exceptions, the Company is no longer subject to federal income tax examinations for fiscal years 2007 and prior and is no longer subject to state and local income tax examinations for fiscal years 2006 and prior.

        The increase in deferred federal income taxes in fiscal year 2011 is the result of the 100% bonus depreciation legislation passed in fiscal year 2011, which provides that the Company may take a 100% bonus depreciation deduction for qualified property acquired or constructed and placed into service from September 8, 2010 through December 31, 2011.

15. Defined Contribution Plan

        The Company has a defined contribution retirement plan ("the Plan") covering substantially all employees who meet certain eligibility requirements as to age and length of service. The Plan incorporates the salary deferral provisions of Section 401(k) of the Internal Revenue Code. Employees may defer up to the annual maximum limit prescribed by the Internal Revenue Code. The Company, on a discretionary basis, matches 25% of participant contributions up to a maximum annual employer

Vitamin Cottage Natural Food Markets, Inc.

Notes to Consolidated Financial Statements (Continued)

September 30, 2010 and 2011

15. Defined Contribution Plan (Continued)

match of $2,500. The Company's matching contribution included in expense was approximately $218,000, $232,000 and $260,000 for the years ended September 30, 2009, 2010 and 2011, respectively.

16. Segment Reporting

        The Company has one reporting segment, natural and organic retail stores. The Company's revenues are derived from the sale of natural and organic products at its stores. All existing operations are domestic.

        Sales from the Company's natural and organic retail stores are derived from sales of the following products which are presented as a percentage of sales for the years ended September 30, 2009, 2010 and 2011 as follows:

	As of September 30,
	2009	2010	2011
Grocery	56.2%	57.6	59.8
Dietary supplements	32.4	31.3	29.3
Other	11.4	11.1	10.9

	100.0%	100.0	100.0

17. Selected Quarterly Financial Data (Unaudited)

        The summarized quarterly financial data presented below reflect all adjustments, which in the opinion of management, are of a normal and recurring nature necessary to present fairly the results of operations for the periods presented.

        Summarized unaudited quarterly financial data for fiscal years 2010 and 2011 is as follows:

	Three months ended
	December 31, 2010	March 31, 2011	June 30, 2011	September 30, 2011
Net sales	$60,618,292	66,211,085	67,578,181	70,136,488
Gross profit	17,657,274	19,525,846	19,749,886	20,448,788
Operating income	1,609,734	1,875,298	2,093,042	1,832,953
Net income attributable to Vitamin Cottage Natural Food Markets, Inc.	726,376	873,408	986,059	917,968
Net income attributable to Vitamin Cottage Natural Food Markets, Inc. per common share:
Basic and diluted	1.16	1.39	1.57	1.47

Vitamin Cottage Natural Food Markets, Inc.

Notes to Consolidated Financial Statements (Continued)

September 30, 2010 and 2011

17. Selected Quarterly Financial Data (Unaudited) (Continued)

	Three months ended
	December 31, 2009	March 31, 2010	June 30, 2010	September 30, 2010
Net sales	$54,619,205	57,502,043	57,050,199	57,738,607
Gross profit	15,960,789	17,040,664	16,925,373	17,185,793
Operating income	2,261,512	2,756,724	2,231,483	1,777,122
Net income attributable to Vitamin Cottage Natural Food Markets, Inc.	1,095,294	1,392,193	1,074,154	846,322
Net income attributable to Vitamin Cottage Natural Food Markets, Inc. per common share:
Basic and diluted	1.75	2.22	1.72	1.35

18. Commitments and Contingencies

  Self-Insurance

        The Company is self-insured for claims under its health benefit plans, subject to a stop loss policy. The self-insurance liability related to claims under the Company's health benefit plans is determined based on analysis of actual claims. The amounts related to these claims are included as a component of accrued benefits in accounts payable and accrued liabilities. Liabilities associated with the risks that are retained by the Company are estimated, in part, by considering historical claims experience, demographic factors and other actuarial assumptions. While the Company believes that its assumptions are appropriate, the estimated accrual for these liabilities could be significantly affected if future occurrences and claims differ from these assumptions and historical trends.

  Legal

        The Company is periodically involved in various legal proceedings that are incidental to the conduct of its business, including but not limited to employment discrimination claims and customer injury claims. When the potential liability from a matter can be estimated and the loss is considered probable, the Company records the estimated loss. Due to uncertainties related to the resolution of lawsuits and claims, the ultimate outcome may differ from the estimates. Although the Company cannot predict with certainty the ultimate resolution of any lawsuits, investigations and claims asserted against it, management does not believe any currently pending legal proceeding to which the Company is a party will have a material adverse effect on its business, prospects, financial condition, cash flows or results of operations.

19. Subsequent Events

        The Company has committed to an incentive payment totaling $275,000 to certain non-executive working team members within 30 days of a successful initial public offering which results in a closing, subject to active participation and continued employment conditions.

        On April 16, 2012, the Company sold land to a developer for $600,000, which resulted in no gain or loss.

VITAMIN COTTAGE NATURAL FOOD MARKETS, INC.

Consolidated Balance Sheets

	September 30, 2011	June 30, 2012
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$377,549	3,300,505
Accounts receivable, net	1,027,141	1,196,673
Accounts receivable—leasehold incentives	1,111,475	860,404
Merchandise inventory	29,820,321	34,060,106
Prepaid expenses and other current assets	455,126	419,585
Income tax receivable	1,701,917	—
Deferred income tax assets	583,668	715,165

Total current assets	35,077,197	40,552,438

Property and equipment, net	41,737,234	47,410,908
Other assets:
Split-dollar life insurance premiums	577,861	—
Notes receivable—related party, long-term	265,572	—
Deposits and other assets	167,558	1,749,475
Goodwill	511,029	511,029
Deferred financing costs, net	88,631	62,450
Other intangibles, net of accumulated amortization of $552,772 and $608,150, respectively	490,301	434,923

Total other assets	2,100,952	2,757,877

Total assets	$78,915,383	90,721,223

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$16,087,882	19,064,903
Accrued expenses	5,785,499	8,483,984
Long-term debt, current portion	500,000	500,000
Revolving credit facility	11,036,324	9,797,843
Notes payable—related party, current portion	562,271	585,152

Total current liabilities	33,971,976	38,431,882

Long-term liabilities:
Long-term debt, net of current portion	15,700,000	15,325,000
Notes payable—related party, net of current portion	643,834	202,066
Deferred income tax liabilities	4,947,870	5,836,824
Deferred rent	2,845,292	3,373,958
Leasehold incentives	4,879,432	5,496,962

Total long-term liabilities	29,016,428	30,234,810

Total liabilities	62,988,404	68,666,692

Commitments
Stockholders' equity:
Common stock, Class A, voting, no par value. Authorized 1,000 shares, issued and outstanding	1,679	1,679
Common stock, Class B, nonvoting, no par value, Authorized 1,000,000 shares, 625,112 shares issued and outstanding	792,676	792,676
Retained earnings	13,605,776	19,281,961

Total Vitamin Cottage Natural Food Markets, Inc. equity	14,400,131	20,076,316
Noncontrolling interest	1,526,848	1,978,215

Total stockholders' equity	15,926,979	22,054,531

Total liabilities and stockholders' equity	$78,915,383	90,721,223

See accompanying notes to consolidated financial statements.

VITAMIN COTTAGE NATURAL FOOD MARKETS, INC.

Consolidated Statements of Income

(Unaudited)

	Three months ended June 30,		Nine months ended June 30,
	2011	2012	2011	2012
Net sales	$67,578,181	86,706,603	194,407,558	246,452,481
Cost of goods sold and occupancy costs	47,828,295	61,306,972	137,474,552	173,769,970

Gross profit	19,749,886	25,399,631	56,933,006	72,682,511
Store expenses	14,635,023	18,198,873	42,218,517	52,666,794
Administrative expenses	2,574,890	2,760,154	7,666,877	8,285,080
Pre-opening and relocation expenses	446,930	457,536	1,469,537	1,311,167

	17,656,843	21,416,563	51,354,931	62,263,041

Operating income	2,093,043	3,983,068	5,578,075	10,419,470
Other income (expense):
Dividends and interest income	1,630	1,427	8,337	5,438
Interest expense	(181,470)	(144,403)	(574,278)	(474,530)
Other income, net	1,837	—	17,906	—

Total other expense	(178,003)	(142,976)	(548,035)	(469,092)

Income before income taxes	1,915,040	3,840,092	5,030,040	9,950,378
Provision for income taxes	(674,782)	(1,300,121)	(1,623,338)	(3,372,826)

Net income	1,240,258	2,539,971	3,406,702	6,577,552
Net income attributable to noncontrolling interest	(254,197)	(339,178)	(820,857)	(901,367)

Net income attributable to Vitamin Cottage Natural Food Markets, Inc.	$986,061	2,200,793	2,585,845	5,676,185

Net income attributable to Vitamin Cottage Natural Food Markets, Inc. per common share:
Basic and diluted	$1.57	3.52	4.13	9.07

Weighted average common shares outstanding:
Basic and diluted	626,112	626,112	626,112	626,112

See accompanying notes to consolidated financial statements.

VITAMIN COTTAGE NATURAL FOOD MARKETS, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Nine months ended June 30,
	2011	2012
Operating activities:
Net income	$3,406,702	6,577,552
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	5,545,710	7,228,745
Deferred income tax expense	2,811,722	757,457
Non-cash interest expense	101,631	30,230
Other amortization	50,878	50,878
Gain on disposal of property and equipment	(17,906)	—
Changes in operating assets and liabilities
(Increase) decrease in:
Accounts receivable, net	(528,572)	(169,532)
Accounts receivable—leasehold incentives	532,688	251,071
Merchandise inventory	(2,391,872)	(4,239,785)
Prepaid expenses and other assets	358,255	(988,053)
Income tax receivable	(599,162)	1,701,917
Increase (decrease) in:
Accounts payable	511,537	2,974,103
Accrued expenses	(220,593)	2,698,485
Deferred rent and lease incentives	1,222,363	1,166,622

Net cash provided by operating activities	10,783,381	18,039,690

Investing activities:
Acquisition of property and equipment	(13,970,286)	(13,511,451)
Proceeds from sale of property and equipment	28,800	596,024
Notes receivable, related party—insurance premiums	(4,326)	(4,729)
Increase in split-dollar life insurance premiums	(65,363)	(81,991)
Payments received on notes receivable, related party	—	270,301
Payments received for premiums paid on split dollar life insurance	—	659,852

Net cash used in investing activities	(14,011,175)	(12,071,994)

Financing activities:
Borrowings under credit facility	5,043,378	—
Repayments under credit facility	(375,000)	(1,613,481)
Repayments under notes payable	(119,412)	—
Repayments under notes payable, related party	(397,193)	(418,887)
Distributions to noncontrolling interests	(810,000)	(450,000)
Equity issuance costs paid	—	(558,323)
Loan fees paid	—	(4,049)

Net cash provided by (used in) financing activities	3,341,773	(3,044,740)

Net increase in cash and cash equivalents	113,979	2,922,956
Cash and cash equivalents, beginning of the period	445,570	377,549

Cash and cash equivalents, end of the period	$559,549	3,300,505

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$495,552	485,168
Cash paid during the period for income taxes	11,589	519,231
Supplemental disclosures of noncash investing and financing activities:
Acquisition of property and equipment not yet paid	$1,829,077	2,058,131

See accompanying notes to consolidated financial statements.

Vitamin Cottage Natural Food Markets, Inc.

Notes to Unaudited Interim Consolidated Financial Statements

June 30, 2011 and 2012

1. Basis of Presentation and Summary of Significant Accounting Policies

  Consolidated Financial Statements

        The accompanying unaudited consolidated financial statements of Vitamin Cottage Natural Food Markets, Inc. and its consolidated subsidiaries have been prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP") for interim financial statements and are in the form prescribed by the Securities and Exchange Commission in Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. These unaudited financial statements should be read in conjunction with the audited financial statements and notes thereto of the Company included herein and Management's Discussion and Analysis of Financial Condition and Results of Operations found elsewhere in this prospectus. In the opinion of management, the accompanying consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation. Interim results are not necessarily indicative of results for any other interim period or for a full fiscal year. The Company reports its results of operations on a fiscal year ending September 30.

        The accompanying consolidated financial statements include all the accounts of the Company's wholly owned subsidiaries, Vitamin Cottage Two Ltd. Liability Company ("VC2"), Natural Systems, LLC and the Company's majority 55% ownership of Boulder Vitamin Cottage Group, LLC ("BVC"). The minority 45% interest in BVC is reported as noncontrolling interest in the consolidated financial statements. All significant intercompany balances and transactions have been eliminated in consolidation.

        The Company has one reporting segment, natural and organic retail stores. Sales from the Company's natural and organic retail stores are derived from sales of the following products which are presented as a percentage of sales for the three and nine months ended June 30, 2011 and 2012 as follows:

	Three months ended June 30,		Nine months ended June 30,
	2011	2012	2011	2012
Grocery	60.3%	63.3	59.5	62.5
Dietary supplements	28.7	26.4	29.5	27.1
Other	11.0	10.3	11.0	10.4

	100.0%	100.0	100.0	100.0

  Reorganization

        Natural Grocers by Vitamin Cottage, Inc. was incorporated in Delaware on April 9, 2012. Prior to the completion of this offering, Natural Grocers by Vitamin Cottage, Inc. will have no material assets. Following the completion of this offering, Natural Grocers by Vitamin Cottage, Inc. will own all of the outstanding capital stock of Vitamin Cottage Natural Food Markets, Inc., which is the operating company. The consolidated financial statements of Natural Grocers by Vitamin Cottage, Inc. will reflect the assets, liabilities and results of operations of Vitamin Cottage Natural Food Markets, Inc.

Vitamin Cottage Natural Food Markets, Inc.

Notes to Unaudited Interim Consolidated Financial Statements (Continued)

June 30, 2011 and 2012

1. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

  Use of Estimates

        The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the balance sheet date and reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Noncontrolling Interest in Consolidated Financial Statements

        Net income attributable to noncontrolling interest along with net income attributable to the stockholders of the Company are reported separately in the Consolidated Statements of Income. Additionally, noncontrolling interest in the consolidated subsidiaries of the Company are reported as a separate component of equity in the Consolidated Balance Sheets, apart from the Company's equity. The following tables summarize the changes in total stockholders' equity for the nine months ended June 30, 2012:

	Nine months ended June 30, 2012
	Vitamin Cottage Natural Food Markets, Inc. equity	Noncontrolling interest	Total stockholders' equity
Balance, beginning of period	$14,400,131	$1,526,848	$15,926,979
Net income	5,676,185	901,367	6,577,552
Distributions to noncontrolling interest	—	(450,000)	(450,000)

Balance, end of period	$20,076,316	$1,978,215	$22,054,531

  Recent Accounting Pronouncements

        In May 2011, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") No. 2011-04, Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRSs, which amends Accounting Standards Codification ("ASC") 820, Fair Value Measurement. The amended guidance changes the wording used to describe many requirements in U.S. GAAP for measuring fair value and for disclosing information about fair value measurements. Additionally, the amendments clarify the FASB's intent about the application of existing fair value measurement requirements. The guidance provided in ASU No. 2011-04 is effective for interim and annual periods beginning after December 15, 2011 and is applied prospectively. The provisions were effective for the Company's second quarter of fiscal year 2012. The adoption of this provision did not have a significant effect on the Company's consolidated financial statements.

        In June 2011, the FASB issued ASU No. 2011-05, Presentations of Comprehensive Income, which amends ASC 220, Comprehensive Income. The update eliminates the option of presenting the components of other comprehensive income as part of the statement of stockholders' equity. Instead, comprehensive income must be reported either in a single continuous statement of comprehensive income, which contains two sections, net income and other comprehensive income, or in two separate but consecutive statements. In December 2011, the FASB issued ASU No. 2011-12, Deferral of the

Vitamin Cottage Natural Food Markets, Inc.

Notes to Unaudited Interim Consolidated Financial Statements (Continued)

June 30, 2011 and 2012

1. Basis of Presentation and Summary of Significant Accounting Policies (Continued)

Effective Date for Amendments to the Presentation of Reclassifications of Items Out of Accumulated Other Comprehensive Income in Accounting Standards Update No. 2011-05, which defers the implementation requirement in ASU No. 2011-05 to present on the face of the financial statements the effects of reclassifications out of accumulated other comprehensive income on the components of net income and other comprehensive income. The amended guidance specifies that entities should continue to report reclassifications out of accumulated other comprehensive income consistent with presentation requirements in effect before ASU No. 2011-05. The guidance provided in ASU No. 2011-05 and ASU No. 2011-12 is effective for fiscal years and interim periods within those years, beginning after December 15, 2011. The provisions were effective for the Company's second quarter of fiscal year 2012. The adoption of this provision had no effect on the Company's consolidated financial statements.

2. Long-Term Debt

        Long-term debt as of September 30, 2011 and June 30, 2012 is summarized as follows:

	Maturity	As of September 30, 2011	As of June 30, 2012
Revolving credit facility	June 2014	$11,036,324	9,797,843

Long-term debt—term loan	June 2014	$16,200,000	15,825,000
Less current maturities(a)		(500,000)	(500,000)

Long-term debt, net of current portion		$15,700,000	15,325,000

(a)
Current maturities represent principal payments due in the next 12 months.

        The Company incurred gross interest expense of $156,000 and $143,000 for the three months ended June 30, 2011 and 2012, respectively, as well as $34,000 and $8,000 in amortization of deferred financing costs for the three months ended June 30, 2011 and 2012, respectively. The Company had capitalized interest of $9,000 and $7,000 for the three months ended June 30, 2011 and 2012, respectively.

        The Company incurred gross interest expense of $494,000 and $465,000 for the nine months ended June 30, 2011 and 2012, respectively, as well as $102,000 and $30,000 in amortization of deferred financing costs for the nine months ended June 30, 2011 and 2012, respectively. The Company had capitalized interest of $22,000 and $21,000 for the nine months ended June 30, 2011 and 2012, respectively.

        During the three months ended March 31, 2012, the Company extended the maturity date of its credit facility from June 30, 2013 to June 30, 2014.

Vitamin Cottage Natural Food Markets, Inc.

Notes to Unaudited Interim Consolidated Financial Statements (Continued)

June 30, 2011 and 2012

3. Property and Equipment

        Following is the composition of property and equipment, net as of September 30, 2011 and June 30, 2012:

	As of September 30, 2011	As of June 30, 2012
Land	$604,855	—
Construction in progress	1,618,661	1,274,867
Land improvements	811,304	811,588
Leasehold improvements	33,573,855	40,013,128
Fixtures and equipment	30,666,013	37,068,191
Computer hardware and software	5,362,468	6,367,301

	72,637,156	85,535,075
Less accumulated depreciation	(30,899,922)	(38,124,167)

Property and equipment, net	$41,737,234	47,410,908

On April 16, 2012, the Company sold land to a developer, which resulted in no gain or loss. Net of closing costs, the Company received $596,024 in proceeds from the sale of the land.

4. Fair Value Measurements

        The Company records its financial assets and liabilities at fair value in accordance with the framework for measuring fair value in authoritative guidance. The framework establishes a fair value hierarchy that distinguishes between assumptions based on market data (observable inputs) and the Company's own assumptions (unobservable inputs). The three levels of the fair value hierarchy are as follows:

Level 1—	Quoted market prices in active markets for identical assets or liabilities;
Level 2—
Inputs other than Level 1 inputs such as quoted prices for similar assets or liabilities or model-driven valuations in which all significant inputs are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities; and
Level 3—	Unobservable inputs to the valuation methodology that are significant to the measurement of fair value assets and liabilities.

        As of September 30, 2011 and June 30, 2012, the Company had the following financial assets and liabilities that were subject to fair value measurements according to the above fair value hierarchy:

		As of September 30, 2011		As of June 30, 2012
	Input Level	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt—term loan	2	16,200,000	16,200,000	15,825,000	15,825,000
Revolving credit facility	2	11,036,324	11,036,324	9,797,843	9,797,843

Vitamin Cottage Natural Food Markets, Inc.

Notes to Unaudited Interim Consolidated Financial Statements (Continued)

June 30, 2011 and 2012

4. Fair Value Measurements (Continued)

        The carrying amounts of the term loan and revolving credit facility approximate fair value as of September 30, 2011 and June 30, 2012. Management believes that the carrying values approximate fair values of notes payable—related party because stated interest rates approximate market rates. The carrying amounts of other financial instruments, including cash and cash equivalents, accounts receivable, accounts payable, accrued liabilities and other accrued expenses approximate fair value because of the short maturity of those instruments.

5. Split-Dollar Life Insurance Premiums and Notes Receivable—Related Party

        Section 402 of the Sarbanes-Oxley Act of 2002 was enacted to prohibit publicly traded companies from providing personal loans to directors and executive officers. As part of the Company's process to initiate a public offering, it has evaluated its arrangement with the related party trust that owns the life insurance policy and determined that it would be appropriate to extinguish the amounts receivable from the trust for the premiums paid by the Company on behalf of the trust. On June 14, 2012, the Company entered into an agreement with Zephyr Isely, Kemper Isely and Heather C. Isely, as co-trustees of The Philip and Margaret A. Isely Joint Trust Number One to terminate and cancel the Split-Dollar Life Insurance Agreement, the Collateral Assignment, the Loan Agreement and related Promissory Note effective with the payment by the trust of all outstanding sums payable to the Company. As of June 14, 2012, the outstanding amounts were $659,852 for the premiums paid under the split-dollar life insurance agreement and $270,301 for the premiums paid and interest accrued per the loan agreement for a total receivable to the Company of $930,153. On June 15, 2012, the trust repaid this amount in full, and consistent with the original terms of the agreement, the Company has no further arrangements with the employee or the trust and no further obligations to pay the split-dollar life insurance policy premiums or any death benefit.

6. Related Party Transactions

        The Company has a ground lease with an entity that was owned by Philip Isely, prior to his death, for one of the Company's store locations. Following Philip Isely's death, the lessor under the Philip Isely Lease is now owned and controlled by the estate of Philip Isely and the Margaret A. Isely Family Trust, with each holding a 50% interest in the entity. The trust is controlled by Kemper Isely, Zephyr Isely and Heather Isely, who act as its trustees. Rent paid pursuant to the terms of the ground lease was approximately $36,000 for the nine months ended June 30, 2012.

7. Commitments and Contingencies

  Self-Insurance

        The Company is self-insured for claims under its health benefit plans, subject to a stop loss policy. The self-insurance liability related to claims under the Company's health benefit plans is determined based on analysis of actual claims. The amounts related to these claims are included as a component of accrued benefits in accounts payable and accrued liabilities. Liabilities associated with the risks that are retained by the Company are estimated, in part, by considering historical claims experience, demographic factors and other actuarial assumptions. While the Company believes that its assumptions are appropriate, the estimated accrual for these liabilities could be significantly affected if future occurrences and claims differ from these assumptions and historical trends.

Vitamin Cottage Natural Food Markets, Inc.

Notes to Unaudited Interim Consolidated Financial Statements (Continued)

June 30, 2011 and 2012

7. Commitments and Contingencies (Continued)

  Legal

        The Company is periodically involved in various legal proceedings that are incidental to the conduct of its business, including but not limited to employment discrimination claims and customer injury claims. When the potential liability from a matter can be estimated and the loss is considered probable, the Company records the estimated loss. Due to uncertainties related to the resolution of lawsuits and claims, the ultimate outcome may differ from the estimates. Although the Company cannot predict with certainty the ultimate resolution of any lawsuits, investigations and claims asserted against it, management does not believe any currently pending legal proceeding to which the Company is a party will have a material adverse effect on its business, prospects, financial condition, cash flows or results of operations.

8. Subsequent Events

        The Company has committed to an incentive payment totaling $275,000 to certain non-executive working team members within 30 days of a successful initial public offering which results in a closing, subject to active participation and continued employment conditions.

Welcome to Natural Grocers.

Your Real Natural Food Store.SM

Strict Product Guidelines

Focus on Nutrition Education

Supporting Local Communities and the Environment

Affordable Prices

Great Jobs

USDA Organic Produce Refrigerated Bulk Foods Gluten Free Vegetarian Vegan Paleo Healthy and Delicious on a Budget Nutritional Health Coach Political Advocacy World Class Customer Service Refrigerated Bulk foods Naturally Raised Meat Cage Free Eggs Fair Trade Non-GMO Allergen-free Low VOC Geothermal Bag Free Check Out Strict Product Guidelines Natural Products Association New Product Approval Committee Five Founding Principles No artificial Colors No Artificial Flavors No Artificial Preservatives No Hydrogenated Oils Homeopathic Ayurvedic Local Food Small Vendor Incubation Education Earth Day Nutrition Research Review FDA Compliance Structure and Function Statements Glycemic Index USDA Organic Produce Gluten Free Vegetarian Vegan Paleo Healthy and Delicious on a Budget Nutritional Health Coach Political Advocacy World Class Customer Service Refrigerated Bulk foods Naturally Raised Meat Cage Free Eggs Fair Trade Non-GMO Allergen-free Low VOC Geothermal Bag Free Check Out Day on the Hill Strict Product Guidelines New Product Approval Committee Five Founding Principles Cruelty-Free No artificial Colors Committee Five Founding Principles No artificial Colors No Artificial Flavors No Artificial Preservatives Homeopathic Ayurvedic Local Food Small Vendor Incubation Education Health Hotline Vegetarian Vegan Paleo Healthy and Delicious on a Budget Nutritional Health Coach Political Advocacy World Class Customer Service Refrigerated Bulk foods Naturally Raised

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ORGANIC PRODUCE

NATURAL GROCERS

PROSPECTUS

                    , 2012

SunTrust Robinson Humphrey

Piper Jaffray

William Blair

Canaccord Genuity

 PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee, the FINRA filing fee and the NYSE filing fee, the amounts set forth below are estimates.

SEC registration fee	$14,121
FINRA filing fee	13,232
NYSE listing fee	125,000
Printing and engraving expenses	334,000
Accounting fees and expenses	550,000
Legal fees and expenses	1,300,000
Transfer agent and registrar fees	15,000
Miscellaneous	55,000

Total	$2,406,353

Item 14.    Indemnification of Directors and Officers.

        Prior to the consummation of this offering, we intend to enter into indemnification agreements with each of our current directors and executive officers. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We also intend to enter into indemnification agreements with our future directors and executive officers.

        Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant's bylaws, as in effect upon the consummation of the offering, will provide for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

        Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's certificate of incorporation, as in effect upon the consummation of the offering, will provide for such limitation of liability.

        The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

        The proposed form of underwriting agreement to be filed as Exhibit 1.1 to this Registration Statement provides for indemnification of directors and officers of the Registrant by the underwriters against certain liabilities.

Item 15.    Recent Sales of Unregistered Securities.

        In the three years preceding the filing of this Registration Statement, the Registrant has issued and sold the following unregistered securities:

        Pursuant to the Registrant's employment agreement with Sandra Buffa, our Chief Financial Officer, the Registrant will issue shares of its common stock to Ms. Buffa immediately following the consummation of the offering, at the public offering price, as consideration for services provided by Ms. Buffa since her employment with the Registrant commenced in 2008 as described in "The Reorganization." The issuance of securities to Ms. Buffa will be made in reliance upon Section 4(2) of the Securities Act, as amended, and will not involve any underwriters, underwriting discounts or commissions, or any public offering. Ms. Buffa has represented her intention to acquire these securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends will be affixed to any share certificates issued.

        In connection with and immediately prior to the consummation of the Registrant's initial public offering, the Registrant will issue shares of its common stock to the minority members of BVC, as consideration for their contribution of equity interests in BVC to the Registrant, as described in "The Reorganization." This issuance of the Registrant's common stock will be made in reliance upon Section 4(2) of the Securities Act, as amended, and will not involve any underwriters, underwriting discounts or commissions, or any public offering. The persons and entities who will receive such securities have represented their intention to acquire these securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends will be affixed to any share certificates issued.

Item 16.    Exhibits and Financial Statement Schedules.

(a)
The following documents are filed as exhibits to this registration statement:

Exhibit No.	Description
1.1†	Form of Underwriting Agreement
2.1†
Limited Liability Company Interest Purchase and Contribution Agreement between Vitamins, Inc., Howard & Forey, Inc., Natural Grocers by Vitamin Cottage, Inc. and Vitamin Cottage Natural Food Markets, Inc. dated June 14, 2012
2.2†	Form of Agreement and Plan of Merger by and among Vitamin Cottage Natural Food Markets, Inc., Vitamin Merger, Inc. and Natural Grocers by Vitamin Cottage, Inc.
3.1†	Form of Amended and Restated Certificate of Incorporation, to be in effect upon completion of this offering
3.2†	Form of Amended and Restated Bylaws, to be in effect upon completion of this offering
4.1	Reference is made to Exhibits 3.1 and 3.2
4.2	Specimen Common Stock Certificate
4.3†	Form of Registration Rights Agreement

Exhibit No.	Description
5.1	Opinion of Holland & Hart LLP as to the legality of the securities being registered
10.1†	Amended and Restated Employment Agreement by and between Vitamin Cottage Natural Food Markets, Inc., Natural Grocers by Vitamin Cottage, Inc. and Sandra M. Buffa, dated June 26, 2012
10.2†	Credit Agreement among Vitamin Cottage Natural Food Markets, Inc., the Lenders Party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, dated September 29, 2006
10.3†	First Amendment to Credit Agreement by and among Vitamin Cottage Natural Food Markets, Inc. and JPMorgan Chase Bank, N.A., dated November 2, 2006
10.4†	Second Amendment to Credit Agreement by and among Vitamin Cottage Natural Food Markets, Inc. and JPMorgan Chase Bank, N.A., dated December 13, 2006
10.5†
Third Amendment to Credit Agreement among Vitamin Cottage Natural Food Markets, Inc. the Lenders under the Credit Agreement and JPMorgan Chase Bank, N.A., as Lender and Administrative Agent, dated June 26, 2007
10.6†
Fourth Amendment to Credit Agreement among Vitamin Cottage Natural Food Markets, Inc., the Lenders under the Credit Agreement and JPMorgan Chase Bank, N.A., as Lender and Administrative Agent, dated November 30, 2008
10.7†
Fifth Amendment to Credit Agreement among Vitamin Cottage Natural Food Markets, Inc., the Lenders under the Credit Agreement and JPMorgan Chase Bank, N.A., as Lender and Administrative Agent, dated June 30, 2009
10.8†
Sixth Amendment to Credit Agreement among Vitamin Cottage Natural Food Markets, Inc., the Lenders under the Credit Agreement and JPMorgan Chase Bank, N.A., as Lender and Administrative Agent, dated June 30, 2010
10.9†
Seventh Amendment to Credit Agreement among Vitamin Cottage Natural Food Markets, Inc., the Lenders under the Credit Agreement and JPMorgan Chase Bank, N.A., as Lender and Administrative Agent, dated December 21, 2010
10.10†
Eighth Amendment to Credit Agreement among Vitamin Cottage Natural Food Markets, Inc., the Lenders under the Credit Agreement and JPMorgan Chase Bank, N.A., as Lender and Administrative Agent, dated May 13, 2011
10.11†
Ninth Amendment to Credit Agreement among Vitamin Cottage Natural Food Markets, Inc., the Lenders under the Credit Agreement and JPMorgan Chase Bank, N.A., as Lender and Administrative Agent, dated July 11, 2011
10.12†
Tenth Amendment to Credit Agreement among Vitamin Cottage Natural Food Markets, Inc., the Lenders under the Credit Agreement and JPMorgan Chase Bank, N.A., as Lender and Administrative Agent, dated January 26, 2012
10.13†
Subordination Agreement by and among Vitamin Cottage Two Ltd. Liability Company, and Vitamin Cottage Natural Food Markets, Inc., in favor of JPMorgan Chase Bank, N.A., as administrative agent, dated September 29, 2006
10.14†
First Amendment to Subordination Agreement by and between Vitamin Cottage Two Ltd. Liability Company, and Vitamin Cottage Natural Food Markets, Inc., in favor of JPMorgan Chase Bank, N.A., as administrative agent, dated June 26, 2007
10.15†	Amended and Restated Promissory Note by Vitamin Cottage Natural Food Markets, Inc., for the benefit of JPMorgan Chase Bank, N.A., as Lender, dated December 21, 2010
10.16†	Form of Omnibus Incentive Plan

Exhibit No.	Description
10.17†	Summary of Compensation Arrangements for Non-Employee Directors
10.18†	Form of Indemnification Agreement
10.19†	Shopping Center Lease by and between Chalet Properties, LLC and Vitamin Cottage Natural Food Markets, Inc., dated January 1, 2010
10.20†	Ground lease by and between 3801 East Second Avenue, LLC and Vitamin Cottage Natural Food Markets, Inc., dated March 1, 2001
10.21†	Commercial Lease by and between Chalet Properties, LLC and Vitamin Cottage Natural Food Markets, Inc., dated June 1, 2006
10.22†	Sublease by and between Chalet Properties, LLC and Vitamin Cottage Natural Food Markets, Inc., dated June 1, 2006
10.23†	Lease by and between Chalet Properties, LLC and Vitamin Cottage Natural Food Markets, Inc., dated September 1, 2011
10.24†	Lease by and between Chalet Properties, LLC and Boulder Vitamin Cottage Group, LLC, dated July 1, 2011
10.25†	Lease by and between Isely Family Land Trust, LLC and Vitamin Cottage Natural Food Markets, Inc., dated February 29, 2012
10.26†	Lease by and between Chalet Properties, Austin, LLC and Vitamin Cottage Natural Food Markets, Inc., dated February 29, 2012
10.27†	Building Lease by and between Chalet Properties, LLC and Vitamin Cottage Natural Food Markets, Inc., dated December 8, 2010
10.28†	Distribution Agreement between United Natural Foods, Inc. and Vitamin Cottage Natural Food Markets, Inc., dated May 20, 2008#
10.29†	Addendum A to Distribution Agreement between United Natural Foods, Inc. and Vitamin Cottage Natural Food Markets, Inc., dated February 27, 2009#
10.30†	Agreement Addendum to Distribution Agreement between United Natural Foods, Inc. and Vitamin Cottage Natural Food Markets, Inc., dated March 10, 2012#
10.31†	Third Amendment to Distribution Agreement between United Natural Foods, Inc. and Vitamin Cottage Natural Food Markets, Inc., dated June 3, 2012#
10.32†	Form of Stockholders Agreement, by, between and among Natural Grocers by Vitamin Cottage, Inc. and the stockholders to be named therein
21.1†	List of subsidiaries
23.1	Consent of KPMG LLP
23.2	Consent of Holland & Hart LLP (contained in Exhibit 5.1)
24.1†	Powers of Attorney (included on the signature page)
99.1†	Confidential Submission No. 1 submitted to the Securities and Exchange Commission on April 25, 2012
99.2†	Confidential Submission No. 2 submitted to the Securities and Exchange Commission on May 31, 2012

*
To be filed by amendment

†
Previously filed

#
Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes that:

  (1)
  The undersigned will provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

  (2)
  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, shall be deemed to be part of this registration statement as of the time it was declared effective.

  (3)
  For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (4)
  For the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

  (5)
  For the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of securities, the undersigned undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

            (a)   Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

            (b)   Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

            (c)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

            (d)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

 SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on July 20, 2012.

Natural Grocers by Vitamin Cottage, Inc.
By:	/s/ KEMPER ISELY Kemper Isely, Its Co-President

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ KEMPER ISELY Kemper Isely	(Principal Executive Officer, Co-President, Director)	July 20, 2012
/s/ SANDRA BUFFA Sandra Buffa	(Principal Financial and Accounting Officer)	July 20, 2012
/s/ ZEPHYR ISELY Zephyr Isely	Director	July 20, 2012
/s/ HEATHER ISELY Heather Isely	Director	July 20, 2012
/s/ ELIZABETH ISELY Elizabeth Isely	Director	July 20, 2012

 EXHIBIT INDEX

Exhibit No.		Description
1.1	†	Form of Underwriting Agreement

2.1	†	Limited Liability Company Interest Purchase and Contribution Agreement between Vitamins, Inc., Howard & Forey, Inc., Natural Grocers by Vitamin Cottage, Inc. and Vitamin Cottage Natural Food Markets, Inc. dated June 14, 2012

2.2	†	Form of Agreement and Plan of Merger by and among Vitamin Cottage Natural Food Markets, Inc., Vitamin Merger, Inc. and Natural Grocers by Vitamin Cottage, Inc.

3.1	†	Form of Amended and Restated Certificate of Incorporation, to be in effect upon completion of this offering

3.2	†	Form of Amended and Restated Bylaws, to be in effect upon completion of this offering

4.1		Reference is made to Exhibits 3.1 and 3.2

4.2		Specimen Common Stock Certificate

4.3	†	Form of Registration Rights Agreement

5.1		Opinion of Holland & Hart LLP as to the legality of the securities being registered

10.1	†	Amended and Restated Employment Agreement by and between Vitamin Cottage Natural Food Markets, Inc., Natural Grocers by Vitamin Cottage, Inc. and Sandra M. Buffa, dated June 26, 2012

10.2	†	Credit Agreement among Vitamin Cottage Natural Food Markets, Inc., the Lenders Party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent, dated September 29, 2006

10.3	†	First Amendment to Credit Agreement by and among Vitamin Cottage Natural Food Markets, Inc. and JPMorgan Chase Bank, N.A., dated November 2, 2006

10.4	†	Second Amendment to Credit Agreement by and among Vitamin Cottage Natural Food Markets, Inc. and JPMorgan Chase Bank, N.A., dated December 13, 2006

10.5	†	Third Amendment to Credit Agreement among Vitamin Cottage Natural Food Markets, Inc. the Lenders under the Credit Agreement and JPMorgan Chase Bank, N.A., as Lender and Administrative Agent, dated June 26, 2007

10.6	†	Fourth Amendment to Credit Agreement among Vitamin Cottage Natural Food Markets, Inc., the Lenders under the Credit Agreement and JPMorgan Chase Bank, N.A., as Lender and Administrative Agent, dated November 30, 2008

10.7	†	Fifth Amendment to Credit Agreement among Vitamin Cottage Natural Food Markets, Inc., the Lenders under the Credit Agreement and JPMorgan Chase Bank, N.A., as Lender and Administrative Agent, dated June 30, 2009

10.8	†	Sixth Amendment to Credit Agreement among Vitamin Cottage Natural Food Markets, Inc., the Lenders under the Credit Agreement and JPMorgan Chase Bank, N.A., as Lender and Administrative Agent, dated June 30, 2010

10.9	†	Seventh Amendment to Credit Agreement among Vitamin Cottage Natural Food Markets, Inc., the Lenders under the Credit Agreement and JPMorgan Chase Bank, N.A., as Lender and Administrative Agent, dated December 21, 2010

10.10	†	Eighth Amendment to Credit Agreement among Vitamin Cottage Natural Food Markets, Inc., the Lenders under the Credit Agreement and JPMorgan Chase Bank, N.A., as Lender and Administrative Agent, dated May 13, 2011

Exhibit No.		Description
10.11	†	Ninth Amendment to Credit Agreement among Vitamin Cottage Natural Food Markets, Inc., the Lenders under the Credit Agreement and JPMorgan Chase Bank, N.A., as Lender and Administrative Agent, dated July 11, 2011

10.12	†	Tenth Amendment to Credit Agreement among Vitamin Cottage Natural Food Markets, Inc., the Lenders under the Credit Agreement and JPMorgan Chase Bank, N.A., as Lender and Administrative Agent, dated January 26, 2012

10.13	†	Subordination Agreement by and among Vitamin Cottage Two Ltd. Liability Company, and Vitamin Cottage Natural Food Markets, Inc., in favor of JPMorgan Chase Bank, N.A., as administrative agent, dated September 29, 2006

10.14	†	First Amendment to Subordination Agreement by and between Vitamin Cottage Two Ltd. Liability Company, and Vitamin Cottage Natural Food Markets, Inc., in favor of JPMorgan Chase Bank, N.A., as administrative agent, dated June 26, 2007

10.15	†	Amended and Restated Promissory Note by Vitamin Cottage Natural Food Markets, Inc., for the benefit of JPMorgan Chase Bank, N.A., as Lender, dated December 21, 2010

10.16	†	Form of Omnibus Incentive Plan

10.17	†	Summary of Compensation Arrangements for Non-Employee Directors

10.18	†	Form of Indemnification Agreement

10.19	†	Shopping Center Lease by and between Chalet Properties, LLC and Vitamin Cottage Natural Food Markets, Inc., dated January 1, 2010

10.20	†	Ground lease by and between 3801 East Second Avenue, LLC and Vitamin Cottage Natural Food Markets, Inc., dated March 1, 2001

10.21	†	Commercial Lease by and between Chalet Properties, LLC and Vitamin Cottage Natural Food Markets, Inc., dated June 1, 2006

10.22	†	Sublease by and between Chalet Properties, LLC and Vitamin Cottage Natural Food Markets, Inc., dated June 1, 2006

10.23	†	Lease by and between Chalet Properties, LLC and Vitamin Cottage Natural Food Markets, Inc., dated September 1, 2011

10.24	†	Lease by and between Chalet Properties, LLC and Boulder Vitamin Cottage Group, LLC, dated July 1, 2011

10.25	†	Lease by and between Isely Family Land Trust, LLC and Vitamin Cottage Natural Food Markets, Inc., dated February 29, 2012

10.26	†	Lease by and between Chalet Properties, Austin, LLC and Vitamin Cottage Natural Food Markets, Inc., dated February 29, 2012

10.27	†	Building Lease by and between Chalet Properties, LLC and Vitamin Cottage Natural Food Markets, Inc., dated December 8, 2010

10.28	†	Distribution Agreement between United Natural Foods, Inc. and Vitamin Cottage Natural Food Markets, Inc., dated May 20, 2008#

10.29	†	Addendum A to Distribution Agreement between United Natural Foods, Inc. and Vitamin Cottage Natural Food Markets, Inc., dated February 27, 2009#

10.30	†	Agreement Addendum to Distribution Agreement between United Natural Foods, Inc. and Vitamin Cottage Natural Food Markets, Inc., dated March 10, 2012#

10.31	†	Third Amendment to Distribution Agreement between United Natural Foods, Inc. and Vitamin Cottage Natural Food Markets, Inc., dated June 3, 2012#

Exhibit No.		Description
10.32	†	Form of Stockholders Agreement, by, between and among Natural Grocers by Vitamin Cottage, Inc. and the stockholders to be named therein

21.1	†	List of subsidiaries

23.1		Consent of KPMG LLP

23.2		Consent of Holland & Hart LLP (contained in Exhibit 5.1)

24.1	†	Powers of Attorney (included on the signature page)

99.1	†	Confidential Submission No. 1 submitted to the Securities and Exchange Commission on April 25, 2012

99.2	†	Confidential Submission No. 2 submitted to the Securities and Exchange Commission on May 31, 2012

*
To be filed by amendment

†
Previously filed

#
Confidential portions of this exhibit have been omitted pursuant to a request for confidential treatment